AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ________ , 1999
                           REGISTRATION NO. 333-
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                                FORM S-11/A
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             (Amendment No.1)
                        Merry Land Properties, Inc.
                         Merry Land Capital Trust
    (Exact  Names Of Registrants as Specified in Governing Instruments)

                             624 ELLIS STREET
                          AUGUSTA, GEORGIA 30901
                              (706) 722-6756
  (Address, Including Zip Code and Telephone Number, Including Area Code,
             of Both Registrants' Principal Executive Offices)

                              DORRIE E. GREEN
                VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                        MERRY LAND PROPERTIES, INC.
                             624 ELLIS STREET
                          AUGUSTA, GEORGIA 30901
                              (706) 722-6756
 (Name, Address, Including Zip Code, and Telephone Number, Including
          Area Code, of Agent for Service for Both Registrants)

                                COPIES TO:

                             MARK S. BURGREEN
               HULL, TOWILL, NORMAN, BARRETT & SALLEY, P.C.
                        801 BROAD STREET, 7TH FLOOR
                          AUGUSTA, GEORGIA 30901
                              (706) 722-4481

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration
Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.

                       CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
                                        PROPOSED
                                         MAXIMUM      PROPOSED      AMOUNT OF
TITLE OF EACH CLASS OF    AMOUNT TO     OFFERING       MAXIMUM
REGISTRATION
SECURITIES TO BE             BE         PRICE PER     AGGREGATE        FEE
REGISTERED               REGISTERED       UNIT        OFFERING
                                                      PRICE (1)
------------------------------------------------------------------------------
[    ]% Convertible       867,100         $10         $8,671,000    $2,411
Trust Preferred
Securities of Merry
Land Capital Trust

[    ]% Convertible         (2)             -             -           (2)
Subordinated
Debentures of Merry
Land Properties, Inc.

Common Shares of Merry      (3)             -             -           (3)
Land Properties, Inc.

Guarantee of Merry Land     (4)             -             -           (4)
Properties, Inc.        ___________   ____________  ____________  ___________
              TOTAL       867,100         $10         $8,671,000    $2,411

(1) Exclusive of accrued interest and distributions, if any.
(2) $8,671,000 in aggregate principal amount of [    ]% Convertible
    Subordinated Debentures of Merry Land Properties, Inc. to be sold to Merry Land Capital Trust in connection with the issuance by the trust of its Convertible Trust Preferred Securities. Under certain circumstances, the debentures may be distributed to the holders of the Convertible Trust Preferred Securities for no additional consideration. No separate registration fee is required pursuant to Rule 457(i).
(3) Such number of common shares of Merry Land Properties, Inc. as are issuable
    upon conversion of the [    ]% Convertible Subordinated Debentures
    (including, without limitation, as a result of anti-dilution adjustments). No separate registration fee is required pursuant to Rule 457(i).
(4) Consists of the rights of the holders of the Convertible Trust Preferred Securities under a Guarantee by Merry Land Properties, Inc. and certain related obligations of Merry Land Properties, Inc., as described in the Registration Statement. No additional consideration is being paid for the Guarantee and these related rights. No separate registration fee is required pursuant to Rule 457(n).

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL
BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                            CROSS REFERENCE SHEET

    FORM S-11 ITEM NO. AND HEADING           LOCATION OR HEADING IN PROSPECTUS
    ------------------------------           ---------------------------------

1.  Forepart of Registration Statement
    and Outside Front Cover Page of
    Prospectus...............................Outside Front Cover Page
2.  Inside Front and Outside Back Cover
    Pages of Prospectus......................Inside Front Cover Page
3.  Summary Information, Risk Factors
    and Ratio of Earnings to Fixed
    Charges..................................Prospectus Summary; Risk Factors
4.  Determination of Offering Price..........Not Applicable
5.  Dilution.................................Not Applicable
6.  Selling Security Holders.................Not Applicable
7.  Plan of Distribution.....................Not Applicable
8.  Use of Proceeds..........................Use of Proceeds
9.  Selected Financial Data..................Selected Financial Data
10. Management's Discussion and Analysis     Management's Discussion and
    of Financial Condition and Results of    Analysis of Financial Condition
    Operations...............................and Results of Operation
11. General Information as to Registrant.....Prospectus Summary; Merry
                                             Land's Business; The Trust
12. Policy With Respect to Certain           Policies With Respect to
    Activities...............................Certain Activities; Accounting
                                             Treatment of Trust
13. Investment Policies of Registrant........Policies With Respect to
                                             Certain Activities; Accounting
                                             Treatment of Trust
14. Description of Real Estate...............Merry Land's Real Estate; Risk
                                             Factors; Policies With Respect
                                             to Certain Activities;
                                             Management Discussion and
                                             Analysis of Financial Condition
                                             and Results of Operations
15. Operating Data...........................Merry Land's Business; Merry
                                             Land's Real Estate
16. Tax Treatment of Registrant and Its      United States Federal Income
    Security Holders.........................Taxation
17. Market Price of and Dividends on the     Risk Factors; Price Range of
    Registrant's Common Equity and Related   Common Shares and Distribution
    Stockholder Matters......................History; Dividend Policy
18. Description of Registrant's Securities...Description of Preferred
                                             Securities; Guarantee;
                                             Description of the Junior
                                             Subordinated Debentures;
                                             Description of Capital Stock;
                                             Management
19. Legal Proceedings........................Legal Proceeding
20. Security Ownership of Certain
    Beneficial Owners and Management.........Principal Stockholders
21. Directors and Executive Officers.........Management
22. Executive Compensation...................Management
23. Certain Relationships and Related
    Transactions.............................Not Applicable
24. Selection, Management and Custody of     Merry Land's Business; Merry Land's
    Registrant's Investments.................Real Estate; Policies with Respect to Certain Activities; Management
25. Policies with Respect to Certain
    Transactions.............................Management
26. Limitations of Liability.................Risk Factors; Management; The
                                             Trust; Description of Preferred
                                             Securities; Guarantee; Description
                                             of Junior Subordinated Debentures
27. Financial Statements and Information.....Index to Financial Statements
28. Interests of Named Experts and Counsel...Not Applicable
29. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities..............................Risk Factors; Management
30. Quantitive and Qualitive Disclosures
    About Market Risk........................Management's Discussion and
                                             Analysis of Financial Condition
                                             and Results of Operations

PROSPECTUS (Subject to Completion)                   [October ___   ] , 1999

                         MERRY LAND PROPERTIES, INC.
                           MERRY LAND CAPITAL TRUST

                         2,601,300 RIGHTS TO PURCHASE
           867,100  [    ]% CONVERTIBLE TRUST PREFERRED SECURITIES
               ($10 LIQUIDATION AMOUNT PER PREFERRED SECURITY)
                GUARANTEED, TO THE EXTENT DESCRIBED HEREIN BY,
                    AND CONVERTIBLE INTO COMMON SHARES OF,


                      [MERRY LAND PROPERTIES, INC. LOGO]



----------------------------------------------------------- EACH HOLDER OF OUR
CONSIDER CAREFULLY THE MATERIAL RISKS BEGINNING ON PAGE 10  COMMON
SHARES IS
OF THIS PROSPECTUS BEFORE DECIDING TO EXERCISE RIGHTS       RECEIVING -
----------------------------------------------------------  one non-transferable right for every
----------------------------------------------------------  common share held
Wachovia Securities, Inc. has informed us that they intend  on _______, 1999.
to make a market in the Merry Land Capital Trust preferred
securities under the proposed symbol MRYPA.  However, no    THREE RIGHTS ALLOW
assurance can be given that an active and liquid trading    THE HOLDER -
market will develop for the preferred securities.           to subscribe to purchase
----------------------------------------------------------  one [ ]% Convertible
                                                            Trust Preferred Security
----------------------------------------------------------  of Merry Land Capital
The preferred securities are convertible into common shares Trust for $10.00. This of Merry Land Properties.  Our common shares are listed on  right may be exercised
the Nasdaq SmallCap Market under the symbol "MRYP" and      prior to 5:00 p.m. EST,
their last reported sale price on ________, 1999 was        on ___, 1999 (or a later
$______.                                                    time and date that we select)
----------------------------------------------------------  at which time the right will expire.
----------------------------------------------------------
Management Participation.  Merry Land's 3 executive         THE MINIMUM SUBSCRIPTION
officers and its directors have expressed their non-binding IS FOR 100 PREFERRED
SECURITIES,
intention to subscribe for preferred securities at least in OR A TOTAL INVESTMENT OF
amounts equal to their basic subscription rights, an        $1,000.
aggregate of approximately $2.5 million.
----------------------------------------------------------- A HOLDER WHO
                                                            EXERCISES ALL OF
                                                            ITS RIGHTS -
                                                            may oversubscribe
                                                            for some or all
                                                            preferred securities
                                                            not purchased by others.
                                                            A holder of less than
                                                            300 rights must exercise
                                                            the oversubscription
                                                            right to subscribe
                                                            for at least 100 preferred
                                                            securities for a total
                                                            investment of $1,000.

                                                            MERRY LAND CAPITAL
                                                            TRUST -
                                                            is offering 867,100
                                                            [    ]% Convertible
                                                            Trust Preferred Securities
                                                            at $10 each, convertible into
                                                            [________] common shares at
                                                            $[    ] per common share for
                                                            an aggregate of $8,671,000.

                                                            will use the proceeds to
                                                            purchase $8,671,000 of our
                                                            junior subordinated debentures
                                                            with terms that correspond
                                                            to the preferred securities.

                                        PER PREFERRED SECURITY     TOTAL
                                        ----------------------     -----
Price to Investors                              $10.00          $8,671,000.00
Proceeds to Merry Land Capital Trust (1)        $10.00          $8,671,000.00

(1)  Before  deducting expenses estimated at approximately $200,000 payable by
     Merry Land Properties.   If  not  all  preferred  securities  are  sold,
     the proceeds will be reduced accordingly.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY
THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                    PAGE NO.                                   PAGE NO.
                    --------                                   --------
Prospectus Summary.........1     Management..........................37
Risk Factors..............10     Principal Stockholders..............41
Merry Land's Business ....17     The Offering........................42
Merry Land's Real Estate..20     The Trust ..........................45
Accounting   Treatment    of     Description of The Preferred
Trust.....................22     Securities..........................47
Price  Range of Common Stock     Guarantee...........................60
And Distribution History..23     Description of the Junior
                                 Subordinated Debentures.............63
Dividend Policy...........24     Description of Merry Land's
Use of Proceeds...........24     Capital Stock.......................71
Capitalization............24     United States Federal Income
Management's  Discussion and     Taxation............................72
Analysis    of     Financial     Engagement of Financial Advisor.....78
Condition  and  Results   of     Legal Matters.......................78
Operations................26     Experts.............................78
Legal Proceedings ........35     Available Information...............78
Policies   with  Respect  to     Index to Financial Information.....F-1
Certain Activities........35

      You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.


                          FORWARD LOOKING STATEMENTS

      In addition to historical information, the information included in this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such as those pertaining to our capital resources, portfolio performance and results of operations. Likewise, the pro forma financial statements and other pro forma information included in this Prospectus also contain forward-looking statements. In addition, all statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events, and there can be no assurance that the events or circumstances reflected in such forward-looking statements will be achieved or occur. Some forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," or "anticipates" or comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or non-renewal of leases, increased interest rates or operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in making acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property management, development or construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success depends upon economic trends generally, including interest rates, income tax laws, governmental regulations, legislation, population changes and those risk factors discussed in the section entitled "Risk Factors." You are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only. We assume no obligation to update forward-looking statements.

                              PROSPECTUS SUMMARY

      This summary may not contain all the information that may be important to you. You should read the entire Prospectus including the financial data and the related notes, before deciding to exercise your rights. In this
Prospectus:
        "Merry Land" or "we" refers to Merry Land Properties, Inc. and its subsidiaries.
        "Capital Trust" refers to Merry Land Capital Trust, which will
        issue its [    ]% convertible trust preferred securities.  The Capital
        Trust is a special purpose business trust formed by us to purchase our
        [    ]% convertible subordinated debentures.
        "Old Merry Land" refers to our predecessor, Merry Land & Investment Company, Inc., which owned substantially all of our properties until October 15, 1998. We were spun-off from Old Merry Land just prior to its merger into Equity Residential Properties Trust in October 1998.

   We are distributing to our stockholders rights to purchase the preferred securities.


                            MERRY LAND'S BUSINESS

   Merry Land is an integrated real estate company which operates primarily in the apartment industry. At August 31, 1999, the company had a total book capitalization of $105.1 million and market capitalization of $105.9 million. We own eleven apartment communities located in Savannah and Augusta, Georgia, and Charleston, South Carolina, approximately 4,000 acres of clay land which produce mining royalties, a number of small commercial properties, and other tracts of land suitable for sale or development. We also provide property management and development consulting services to others.

OBJECTIVE

   Our objective is to build shareholder value through active involvement in the apartment business and other commercial real estate activities. This includes the investment in and the development, rehabilitation and management of properties for ourselves and for others. We operate in the Southeastern United States, with emphasis on the coastal areas in that region where we and our predecessor, Old Merry Land, have been active for over eighteen years. We believe these areas will experience economic growth well above national and regional averages as the baby boom generation approaches retirement age and tends to move in large numbers, either seasonally or permanently, to resort areas. This in turn should lead to higher job growth and stronger housing demand, creating exceptional opportunities for well conceived and well managed real estate projects.

ORGANIZATION

   Merry Land maintains a functionally organized management structure, conducting corporate level activities (including accounting, finance, general property management and acquisitions and development) from offices in Augusta. The company maintains satellite offices in Savannah and Atlanta which support its property management and development activities.

   Most of Merry Land's employees are veterans of Old Merry Land. The Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer all held the same positions at the old company. They and other key employees bring to the new Merry Land many years of experience in the apartment business, giving the company a high level of competence in the fields of residential development, marketing, management, maintenance and in other real estate related areas.

   Each apartment community functions as an individual business unit according to well developed policies and procedures. Each community is operated by an on site property manager and staff who we extensively train in sales, management, accounting, maintenance and other disciplines.

   At August 31, 1999, Merry Land had a total of 117 employees. Of this number, 96 worked at apartment communities and 21 were employed at the corporate offices. A significant portion of the compensation of on site personnel is tied to achievement of community cash flow targets. All employees have the opportunity to become stockholders through an Employee Stock Ownership Plan. Corporate level employees participate in a restricted stock grant plan, thus further aligning their interests with those of our stockholders. Merry Land is a Georgia corporation formed on September 3, 1998. Its principal office is at 624 Ellis Street, Augusta, Georgia 30901 and its telephone number is (706) 722-6756.

HISTORY

   On October 15, 1998, the shares of Merry Land Properties, Inc., a newly created subsidiary of Old Merry Land, were spun out as a dividend to Old Merry Land's stockholders in conjunction with Old Merry Land's merger into Equity Residential Properties Trust. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Old Merry Land was one of the nation's leading apartment companies, which owned and operated 135 communities with 35,000 apartment units acquired or developed throughout the Southeast and Texas. Its common shares, with a market value in excess of $1 billion, were listed on the New York Stock Exchange. Its training, maintenance, accounting and other operating systems were among the most progressive in the industry.

ACCOUNTING PREDECESSOR

   Merry Land has operated only since October 15, 1998. Accordingly, only the Consolidated Balance Sheets for December 31, 1998 and later periods and the 1999 Consolidated Statements of Income are actual financial statements prepared for a real company. All other statements are those of an "accounting predecessor" which have been constructed in accordance with the rules of the Securities and Exchange Commission as described in the Notes to the Financial Statements.

APARTMENTS

   COMMUNITIES. At August 31, 1999, Merry Land owned eleven apartment communities containing 2,301units in Savannah and Augusta, Georgia and Charleston, South Carolina. They are "garden apartments", in wood frame two and three-story buildings without elevators, with individually metered electric and gas service and individual heating and cooling systems. The apartments are 32% one bedroom units, 59% two bedroom units and 9% three bedroom units. The units average 950 square feet in area, 13 years of age, and are well equipped with modern appliances and other conveniences. The communities are generally heavily landscaped and offer extensive amenities. Most include swimming pools, tennis courts, club rooms, exercise facilities and hot tubs. Each apartment community is owned by a single purpose subsidiary company, whose non-recourse indebtedness is secured by a mortgage on the property.

   MARKETS. Ten of Merry Land's eleven apartment communities are located in the southern coastal cities of Savannah, Georgia and Charleston, South Carolina. We believe that these cities will experience economic growth well above national and regional averages as the baby boom generation approaches retirement age and tends to move in large numbers, either seasonally or permanently, to resort areas. Physical occupancy at our communities has been high over the last five years, averaging 90% or more in each of those years. This strong demand has produced a 3.0% average annual increase in rental rates at the apartment communities during this period.

OTHER REAL ESTATE HOLDINGS

   Merry Land also owns:
        four land parcels, two in Savannah and two in Charleston, which may be suitable for apartment development or single family lot sales;

        an historical house in Charleston which we are converting into for-sale condominium units;

        five small commercial properties in the Augusta area;

        six commercial land sites in Augusta, Jacksonville, Miami, Savannah and Nashville containing 46 acres; and

        approximately 4,800 acres of unimproved land generally in the Augusta area, much of which is either wetlands or subject to long term clay mining leases.

RECENT DEVELOPMENTS

   On August 23, 1999, Merry Land acquired the investment interests held by Equity Residential Properties Trust in six apartments communities containing 1,297 units located in Charleston, Savannah and Augusta. The communities had been owned by Old Merry Land. Following the merger, we managed these communities for, and held small capital interests in, the limited liability companies that owned these communities. The purchase price for the interests was $54.0 million and made us the sole owner of these properties. The purchase was financed with $50.7 million in mortgage financing. The six nonrecourse loans have 8 and 12 year terms and bear interest at 7.98% in the aggregate.

                             THE RIGHTS OFFERING

RIGHTS..............Merry Land is distributing to each record holder of its
                    common shares as of the close of business on [      ],
                    1999, the record date, one non-transferable right for
                    every common share held.  Merry Land will issue a total of
                    2,601,300 rights.

RECORD DATE.........[            ], 1999.

SUBSCRIPTION PRICE..$10.00 per preferred security.

BASIC SUBSCRIPTION..Each stockholder is entitled to purchase one preferred security at the $10.00 subscription price for every three
                    rights held, subject to the minimum subscription.
MINIMUM
SUBSCRIPTION........The minimum subscription is for 100 preferred securities for a total investment of $1,000, regardless of the number of rights held.  A holder of less than 300 rights is not
                    entitled to purchase the full minimum subscription of 100
                    preferred securities in the basic subscription, but may
                    exercise the basic subscription and the oversubscription
                    privilege to subscribe for at least 100 preferred
                    securities for a total investment of $1,000.  The purpose
                    of the minimum subscription is to attempt to limit the
                    number of "odd lot" holders of less than 100 preferred
                    securities, for whom the annual expenses of maintaining
                    the accounts are disproportionately high.  Nevertheless, a holder of less than 300 rights may be allocated an odd lot of preferred securities if there are not enough
                    unsubscribed preferred securities to fully satisfy the
                    oversubscriptions.

OVERSUBSCRIPTION
PRIVILEGE...........A rights holder who exercises in full its basic subscription may also oversubscribe (at the same
                    subscription price) for additional preferred securities
                    which were not purchased by others through the exercise of rights.  A holder may exercise its oversubscription
                    privilege only concurrently with its basic subscription.
                    If there are not enough unsubscribed preferred securities
                    available to satisfy fully all exercises of the
                    oversubscription privilege, the available securities will
                    be allocated pro rata based on the number of rights
                    exercised by oversubscribers in the basic subscription.
                    See "The Offering -- Oversubscription Privilege."

NON-TRANSFERABILITY
OF RIGHTS...........Subscription rights will be evidenced by non-transferable
                    Rights Certificates that will be exercisable by the holder until the expiration time, at which time unexercised
                    rights will become null and void.

RIGHTS/SUBSCRIPTION
AGENT...............First Union National Bank, 1525 West W.T. Harris
                    Boulevard, 3C3, Charlotte, North Carolina 28262.

PROCEDURE FOR
EXERCISE............A holder may exercise the basic subscription and oversubscription privilege by properly completing and
                    executing the Rights Certificate evidencing the rights and forwarding it, together with payment of the subscription
                    price to the subscription agent before the offering
                    expires.  If a holder chooses to forward a Rights
                    Certificate by mail, we recommend using insured,
                    registered mail.  Alternatively, a holder may use the
                    guaranteed delivery procedures described in "The Offering
                    -- Late Delivery of Payments and Rights Certificates."  A
                    rights holder may not revoke any exercise of the basic
                    subscription or oversubscription privilege.

NO FRACTIONAL
PREFERRED
SECURITIES..........We will not issue any fractional preferred securities for the exercise of any rights or the oversubscription
                    privilege.

PERSONS HOLDING
SHARES THROUGH
OTHERS..............Stockholders holding common shares and receiving rights through a broker, dealer, commercial bank, trust company
                    or other nominee, as well as stockholders holding stock
                    certificates who would prefer to have those institutions
                    exercise rights and subscribe for preferred securities on
                    their behalf, should contact the appropriate nominee or
                    institution and request it to effect those transactions
                    for them. See "The Offering -- Method of Exercising Rights and Oversubscription Privilege."

ISSUANCE OF
CERTIFICATES........Certificates for preferred securities purchased in this offering will be delivered to subscribers as soon as
                    practicable after the offering expires.  See "The Offering
                    -- Delivery Preferred Securities."

USE OF PROCEEDS.....The Capital Trust will use the proceeds to buy Merry
                    Land's junior subordinated debentures.  If the offering is fully subscribed, we will receive proceeds of
                    approximately $8.6 million. We expect to receive proceeds
                    of at least $2.5 million.  Merry Land intends to use $1.5
                    million of the net proceeds of this offering to repay
                    amounts outstanding under its line of credit.  If
                    additional net proceeds are available, Merry Land intends
                    to use such proceeds for general corporate purposes, which may include in the following order of priority: (i) making improvements to properties; (ii) the Calhoun Street
                    condominium conversion; (iii) the Waters Edge land
                    development; (iv) construction of the Merritt at James
                    Island Apartment Community; and (v) the acquisition of
                    additional apartment properties and the development and
                    construction of new apartment properties.  See "Use of
                    Proceeds."

EXPIRATION
DATE/TIME...........[        ], 1999 at 5:00 p.m. EST, unless we select a
                    later date and time in our sole discretion. After that
                    time, rights will become null and void and have no value.

TAX TREATMENT
OF RIGHTS
DISTRIBUTION........Based upon discussions with our financial and tax advisors, we do not believe the distribution of the rights to purchase the preferred securities will be taxable to
                    our stockholders.  For a discussion of the tax
                    consequences if the rights are determined by the Internal
                    Revenue Service to have value, see "United States Federal
                    Income Taxation -- Tax Treatment of Rights Distribution."

MANAGEMENT
PARTICIPATION.......Merry Land's three executive officers and its directors have expressed their non-binding intention to subscribe
                    for preferred securities at least in amounts equal to
                    their basic subscription rights, which is an aggregate of
                    247,762 preferred securities or approximately $2.5
                    million.

                  THE CONVERTIBLE TRUST PREFERRED SECURITIES


MERRY LAND
CAPITAL TRUST...........The trust is a statutory business trust created under the laws of Delaware.  The trust will:
                        issue and sell preferred securities, representing
                        beneficial interests in the trust, to Merry Land's
                        stockholders;
                        issue and sell common securities to Merry Land; and
                        use the proceeds from these sales to buy from Merry
                        Land junior subordinated debentures with terms that
                        correspond to the preferred securities.
                        The trust's executive offices are the same as Merry Land's.

THE TRUSTEES............Merry Land will appoint three trustees to conduct the trust's business. The trustees for the trust will be:
                        First Union National Bank, as property trustee;
                        William J. Reif, as the Delaware trustee; and
                        three of Merry Land's officers or employees, as
                        individual administrative trustees.
MERRY LAND PROPERTIES,
INC.....................Merry Land will:
                        own the common securities of the trust;
                        sell to the trust its junior subordinated debentures,
                        which it:
                        -  will pay principal and interest on, subject to
                           payment of its senior debt; and
                        -  may choose to distribute pro rata to the holders of
                           the preferred securities and the common securities
                           if it dissolves the trust; and
                        guarantee payments on the preferred securities on a junior subordinated basis, as described under "Guarantee" below.

SECURITIES OFFERED......867,100  [     ]%  Convertible  Trust  Preferred Securities ($10
                        liquidation amount per security) issued by the trust.

OFFERING PRICE..........$10 per preferred security.

DISTRIBUTIONS...........Distributions on the preferred securities will be:
                        cumulative from the date of original issuance;
                        payable at the annual rate of [    ]% of the
                        liquidation preference of $10 per security;
                        made quarterly in arrears on March 31, June 30,
                        September 30 and December 31, commencing on December
                        31, 1999;
                        made only to the extent that funds of the trust are
                        available for distribution; and
                        deferrable as described below.

DEFERRAL OF
DISTRIBUTIONS...........We may defer payment of interest on the junior subordinated debentures. If we do that, the trust will defer making
                        distributions on the preferred securities during the same
                        period. We may defer interest on the debentures for up to 20 consecutive quarters, but we may not defer interest beyond
                        [    ],[2029], the maturity date of the debentures. At the end of the deferral period, we must pay all accrued and unpaid interest.
                        During any deferral, distributions will continue to accrue on the preferred securities, but not on the deferred interest.
                        However, the rate of accrual on the liquidation amount will increase incrementally to a rate that will yield the holders a
                        return equivalent to a [    ]% annual rate compounded quarterly.
                        See "Description of Preferred Securities-- Deferral of
                        Distributions."  Upon payment of all deferred interest, the rate
                        of accrual will return to an annual rate of [    ]% of the
                        liquidation amount of $10 per security.  If a holder of
                        preferred securities converts preferred securities into common shares during a deferral period, the holder will not receive any of the deferred distributions. Once we have paid all deferred interest, we again can defer payment of interest on the
                        debentures for up to 20 consecutive quarters if no event of default under the debentures exists.

              During any deferral, we generally will not be permitted to:
                        pay a dividend or make any distributions on, or
                        repurchase, our capital shares; or
                        make any payment on any of our debt that ranks equal
                        to or junior to the debentures.
TAX CONSEQUENCES
OF DEFERRAL.............If we defer payments of interest on the junior subordinated debentures, the holder of the preferred securities will be required to recognize interest income and include the deferred amounts in gross income for federal income tax purposes, even though the holder will not have received any cash distributions relating to that interest income. See "United States Federal
                        Income Taxation -- Interest Income and Original Issue Discount."
LIQUIDATION
PREFERENCE..............$10 per preferred security, plus all accrued and unpaid distributions.

CONVERSION INTO
COMMON SHARES...........Each preferred security is convertible at the option of the
                        holder into Merry Land's common shares at the rate of [      ]
                        common shares for each preferred security. This equates to an
                        initial conversion price of $[     ]  per common share. The
                        conversion ratio will be adjusted in certain circumstances.
                        Merry Land will pay cash in lieu of issuing any fractional shares. A holder desiring to convert preferred securities into common shares must surrender the securities, together with an irrevocable conversion notice, to the property trustee, who will serve as conversion agent. The conversion agent then will
                        exchange the preferred securities for a corresponding portion of the junior subordinated debentures held by the trust. The
                        conversion agent then will convert those debentures into common shares. For example, if you convert 100 preferred securities, the conversion agent will exchange those securities for $1,000 principal amount of debentures.  The conversion agent then will convert the preferred securities into common shares, which the agent will deliver to you. A holder will not recognize gain or loss for United States federal income tax purposes upon the exchange. See "United States Federal Income Taxation --
                        Conversion of Preferred Securities into Common Shares."

REDEMPTION..............The trust must redeem all of the preferred securities and common securities when the junior subordinated debentures are paid at
                        maturity on [    ], [2029]. In addition, if Merry Land redeems
                        any junior subordinated debentures before maturity, the trust will use the cash it receives to redeem, on a pro rata basis, the same dollar amount of preferred securities and common
                        securities.  Merry Land can redeem some or all of the junior subordinated debentures in cash as follows:
                        - at any time on or after five years; and
                        - at any time if the closing price of our common shares
                          has exceeded 150% of the conversion price then in
                          effect for at least 20 trading days within a period of
                          30 consecutive trading days ending not more than five
                          trading days prior to the date of the mailing of a
                          notice of the redemption.

EXCHANGE OR REDEMPTION
DUE TO CHANGES IN
TAX LAW................If changes in the tax law occur that result in more than an insubstantial risk that:
                       the trust would become subject to federal tax with
                       respect to income received on the junior subordinated
                       debentures; or
                       - interest payable by Merry Land on the debentures would
                         not be deductible by Merry Land; or
                       - the trust would be subject to other taxes, then
                         the trust can redeem the preferred securities or Merry Land can pay additional amounts to the trust for distribution to the holders of the preferred securities. If Merry Land does neither, the preferred securities will be exchanged for junior
                         subordinated debentures. See "Description of the Preferred
                         Securities -- Tax Event Exchange or Redemption."

EXCHANGE DUE TO
INVESTMENT COMPANY
STATUS.................If a change in the law creates more than an insubstantial risk that the trust would be considered an investment company
                       required to register under the Investment Company Act, the preferred securities will be exchanged for junior subordinated debentures. See "Description of the Preferred Securities --
                       Investment Company Event Exchange."

DISTRIBUTION OF
JUNIOR SUBORDINATED
DEBENTURES.............Merry Land may dissolve the trust at any time and require the trust, after it satisfies its creditors, to distribute junior subordinated debentures to the holders of the preferred
                       securities on a pro rata basis, in satisfaction of the
                       liquidation amount of $10 per preferred security plus
                       accumulated and unpaid distributions.

GUARANTEE..............Merry Land will guarantee the payment of:
                       - the distributions payable by the trust on the preferred
                         securities to the extent the trust has funds on hand
                         available to make the distributions;
                       - the redemption price, including all accumulated and
                         unpaid distributions, of the preferred securities to
                         the extent the trust has funds on hand available to
                         make the distributions; and
                       - amounts due on liquidation with respect to the
                         preferred securities, unless the debentures are
                         distributed to the holders of the preferred securities,
                         to the extent that there are assets of the trust
                         available for distribution to the holders of the
                         preferred securities.
              The guarantee is unsecured and ranks subordinate and junior in right of payment to all of Merry Land's liabilities. It ranks equal in right of payment with Merry Land's most senior
              preferred shares, if it issues any.

MARKET FOR THE
PREFERRED SECURITIES..We anticipate the preferred securities will be traded under the proposed symbol MRYPA.  It is likely that an active and liquid trading market will not develop or be maintained for the
                      preferred securities due to the relatively small size of the offering. Investors should have a long-term investment intent.
                      Persons purchasing shares may not be able to sell their shares when they desire or at a price equal to or about $10.00.
                      Wachovia Securities, Inc. has informed us that it has agreed to make a market in the preferred securities.  Wachovia Securities,
                      Inc. will, however, not be subject to any obligation with
                      respect to such efforts.  In the event that the preferred
                      securities are converted, our common stock is currently traded on the Nasdaq SmallCap Market system under the symbol "MRYP".
                      While we cannot guarantee that the common stock will continue to be traded on the Nasdaq SmallCap Market system, we intend to use our best efforts to maintain the necessary listing requirements.

                       SUMMARY FINANCIAL AND OTHER DATA

     The following summary of financial data with respect to the company's statements of income for the years ended December 31, 1998, 1997, 1996, and 1995 and with respect to the company's balance sheets as of December 31, 1998, 1997, and 1996 have been derived from the company's financial statements for such years which have been audited by Arthur Andersen LLP. The following summary of financial data with respect to the company's statements of income for the year ended December 31, 1994 and the six months ended June 30, 1999 and with respect to the company's balance sheets as of December 31, 1995 and 1994 and June 30, 1999 have been derived from the company's unaudited financial statements for such years. Merry Land has operated only since October 15, 1998. Accordingly, financial data for prior periods are for an "accounting predecessor" which has been constructed in accordance with the rules of the Securities and Exchange Commission as described in the Notes to the Financial Statements.

                                                                    Six Months
                                                                       Ended
                                   Years Ended December 31            June 30
                            --------------------------------------     ----
                             1998     1997    1996    1995    1994     1999
                             ----     ----    ----    ----    ----     ----
OPERATING DATA
Income from operations:
Rental income              $8,121   $7,774  $7,523  $7,260  $6,981   $4,070
Royalty income              1,693    1,401     369     436     817      939
Management fees               149        -       -       -       -      433
Development fees              515        -       -       -       -    1,014
Rental expense, property
taxes and ins.              3,449    3,022   2,912   2,849   2,765    1,577
Depreciation of real
estate owned                1,291    1,284   1,213   1,191   1,103      572
                           ------   ------  ------  ------  ------   ------
                            5,738    4,869   3,767   3,656   3,930    4,307
Other income:
Long term loss                    -        -       -       -       -   (30)
Interest income               137       84      70      72      89      145
                           ------   ------  ------  ------  ------   ------
                              137       84      70      72      89      115
Expenses:
Interest expense              694        -       -       -       -    1,684
Depreciation-other            265      224     145      84       -      146
General & administrative      655      120     108      90      60    1,171
                           ------   ------  ------  ------  ------   ------
                            1,614      344     253     174      60    3,001

Income from continuing
operations                  4,261    4,609   3,584   3,554   3,959    1,421
Non recurring cost-
impairment charge           1,666        -       -       -       -        -
                           ------   ------  ------  ------  ------   ------
Income before taxes and
extraordinary item          2,595    4,609   3,584   3,554   3,959    1,421
Income tax
benefit/(expense)             462        -       -       -       -     (386)
                           ------   ------  ------  ------  ------   ------
Income before
extraordinary item          3,057    4,609   3,584   3,554   3,959    1,035
                           ------   ------  ------  ------  ------   ------
Extraordinary gain-discount
on repayment of debt, net
 of income tax provision        -        -       -       -       -      722
                           ------   ------  ------  ------  ------   ------
Net income                  3,057    4,609   3,584   3,554   3,959    1,757
                           ------   ------  ------  ------  ------   ------
Discount on redemption of
preferred stock                 -        -       -       -       -    1,163
                           ------   ------  ------  ------  ------   ------
Net income-common          $3,057   $4,609  $3,584  $3,554  $3,959   $2,920
                           ======   ======  ======  ======  ======   ======
Weighted average common
shares                      2,113    1,923   1,796   1,668   1,322    2,181
Weighted average diluted
common shares               2,129    1,946   1,834   1,704   1,349    2,246
Earnings per common share-
basic                       $1.45    $2.40   $2.00   $2.13   $2.99    $1.34
Earnings per common share-
diluted                     $1.44    $2.37   $1.95   $2.09   $2.93    $1.30
Common dividends paid       $   -    $   -   $   -   $   -   $   -    $   -

BALANCE SHEET DATA
Real estate and other
fixed assets              $40,982  $42,596 $41,558 $42,508 $41,956  $41,809
Cash and short term
investments                 3,995        -       -       -       -    4,065
Other assets                9,766    1,412     726     751     783    8,215
                          -------  ------- ------- ------- -------  -------
Total assets              $54,743  $44,008 $42,284 $43,259 $42,739  $54,089
                          =======  ======= ======= ======= =======  =======
Short-Term Debt           $18,317  $     - $     - $     - $     -  $     -
Long-Term Debt             20,000        -       -       -       -        -
Mortgage Debt                   -        -       -       -       -   41,241
Other liabilities           2,209      629     337     394     420      645
Preferred stock             5,000        -       -       -       -        -
Investment by Old
Merry Land                      -   43,379  41,947  42,865  42,319        -
Common stock and retained
earnings                    9,217        -       -       -       -   12,203
                          -------  ------- ------- ------- -------  -------
Total liabilities and
stockholders' equity      $54,743  $44,008 $42,284 $43,259 $42,739  $54,089
                          =======  ======= ======= ======= =======  =======
OTHER DATA
Apartment units owned       1,004    1,004   1,004   1,004   1,004    1,004
Apartment units managed     2,712        -       -       -       -    2,404
Ratio of earnings to fixed
charges                       4.7      N/A     N/A     N/A     N/A      1.8

                               RISK FACTORS

   Your investment in the preferred securities will involve risks. You should carefully consider the following discussion of risks and the other information in this Prospectus before buying the preferred securities. In addition, certain statements contained in this Prospectus constitute "forward-looking statements" which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements, including the risks, uncertainties and other factors described below.

 NO PRIOR PUBLIC MARKET FOR PREFERRED SECURITIES

   We anticipate the preferred securities will be traded under the proposed symbol MRYPA. It is likely that an active and liquid trading market will not develop or be maintained for the preferred securities due to the relatively small size of the offering. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or at a price equal to or about $10.00. Wachovia Securities, Inc. has informed us that it has agreed to make a market in the preferred securities. However, Wachovia Securities, Inc. will not be subject to any obligation to do so. In the event that the preferred securities are converted, Merry Land's common stock is currently traded on the Nasdaq SmallCap Market system under the symbol "MRYP". While we cannot guarantee that the common stock will continue to be traded on the Nasdaq SmallCap Market system, we intend to use our best efforts to maintain the necessary listing requirements.

 NO ASSURANCE OF VALUE OF THE PREFERRED SECURITIES OR MERRY LAND'S
COMMON SHARES

   The market price of the preferred securities and Merry Land's common shares may fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, changes in earnings estimates by securities analysts, changes in accounting principles, sales of securities by existing holders, negative publicity, loss of key personnel, lack of sustained volume of trading activity, and other factors. In addition, broad market fluctuations and general economic and political conditions may adversely affect the market price of the preferred securities and our common shares regardless of our performance. There can be no assurance as to the value of preferred securities and our common shares in the secondary market.

LACK OF OPERATING HISTORY AS SEPARATE ENTITY; LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

   Merry Land has a limited operating history as a separate company, and management has historically been able to rely on the earnings, assets and cash flow of Old Merry Land in managing the properties. Merry Land's historical and pro forma results may not be indicative of results for future periods.

SUBSTANTIAL INDEBTEDNESS MAY AFFECT BUSINESS AND PAYMENTS ON THE
PREFERRED SECURITIES

   Merry Land has substantial indebtedness and debt service obligations. The company's indebtedness of approximately $93.4 million represents approximately 89% of total book capitalization as of August 31, 1999. Most of the indebtedness cannot be prepaid until 2003. Merry Land may incur additional indebtedness from time to time. Merry Land's ability to make required payments to holders of preferred securities or payments on indebtedness will be dependent on its ability to generate sufficient cash from operations or to obtain alternative funding sources. Merry Land's future operating performance and ability to make planned expenditures will be subject to future economic conditions and to other financial and business factors, many of which are beyond its control. There can be no assurance that Merry Land will be able to generate funds and to obtain alternative funding sources in a manner sufficient to meet its debt repayment obligations or required distributions to holders of preferred securities.

   The degree to which Merry Land is leveraged could have other important consequences, including the following: (i) its ability to obtain additional financing in the future for working capital, property acquisitions, capital expenditures, debt service requirements, general corporate or other purposes may be materially limited or impaired; (ii) a substantial portion of our cash flow from operations is expected to be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for other purposes, including operations and future business opportunities; (iii) the debt instruments impose significant financial and operating restrictions which, if violated, could permit creditors to accelerate payments under the debt; and (iv) Merry Land's flexibility to adjust to changing market conditions and to withstand competitive pressures could be limited by its leveraged position and the covenants contained in its debt instruments, thus putting the company at a competitive disadvantage.

LACK OF WORKING CAPITAL MAY INHIBIT ABILITY TO EXECUTE BUSINESS PLAN

   Merry Land will be primarily dependent on cash flow from operations to operate its business. In order to implement our business plan, we will be required to make improvements to several of our properties and develop apartments on certain sites. We do not anticipate that we will be able to implement our business plan without obtaining additional financing. Our debt instruments restrict our ability to incur additional indebtedness and may prevent us from completing planned expenditures with respect to our properties. There is no assurance that we will have working capital or adequate financing in the foreseeable future to execute our business plan. Our failure to obtain adequate working capital or other financing may have a material adverse effect on our business, financial condition and results of operations.

NO DISTRIBUTIONS TO STOCKHOLDERS IN THE FORESEEABLE FUTURE

     Unlike Old Merry Land, we are organized as a C corporation and not as a real estate investment trust ("REIT"). We do not anticipate paying distributions to common stockholders for the foreseeable future. We presently intend to retain all earnings, if any, in order to fund capital expenditures in accordance with our business plan and generally to support our ongoing business and make payments on our outstanding indebtedness.
Any determination in the future to pay distributions will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by our Board of Directors. Our substantial indebtedness will further restrict our ability to make distributions to our common stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POSSIBLE INABILITY TO IMPLEMENT BUSINESS STRATEGY

     Merry Land's assets consist of several types of properties including property held for future development, commercial properties, apartment communities and clay lands. As part of the company's business plan, Merry Land may dispose of its commercial properties, acquire apartment communities, develop apartment communities on undeveloped land and rehabilitate existing apartment buildings. In addition, the company intends to manage and develop communities for others. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." This business strategy entails numerous risks, including the risk that Merry Land will be unable to obtain financing necessary to implement the strategy, that development or rehabilitation costs will exceed estimates and that lease up rates, rental rates and occupancy levels will not meet expectations. The occurrence of any of the foregoing could have a material adverse effect on the results of operations and financial condition. In addition, there can be no assurance that Merry Land will be able to acquire additional properties on terms and conditions that would be favorable to or suitable to implement the company's business strategy or that Merry Land will be able to obtain additional management agreements or renewals of existing agreements on favorable terms.

SIGNIFICANT IMPACT OF REGIONAL TRENDS DUE TO LACK OF GEOGRAPHIC DIVERSITY

     Merry Land's revenues and the value of its properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for commercial and residential properties). Our properties are all located in Georgia and South Carolina (except one unimproved parcel in Nashville, Tennessee and two unimproved parcels in Florida), and as a result, our operating results will be significantly dependent on the economic conditions in Georgia, particularly in Augusta and Savannah, and Charleston, South Carolina.

PLANS TO RAISE ADDITIONAL CAPITAL THROUGH EQUITY FINANCINGS MAY NOT BE
SUCCESSFUL

     In order to obtain financing necessary to execute the company's business plan, Merry Land may raise additional equity capital through the public or private equity markets. Such financing may be obtained through the sale of common or preferred equity. There can be no assurance that the company will be successful in obtaining any such financing or that the terms of such financing, including the price at which equity securities are issued and any resulting dilution to existing investors, will be favorable. The failure to obtain additional equity financing on favorable terms may have a material adverse effect on the company's business, financial condition and results of operations.

CONFLICTS OF INTEREST OF COMMON DIRECTORS

     Boone A. Knox and Michael N. Thompson serve as trustees of Equity Residential Properties Trust (EQR) and directors of Merry Land. Mr. Thompson also serves as our President. Messrs. Knox and Thompson may face certain conflicts of interest as a result of their position as trustees of EQR and directors of Merry Land. In their positions as trustees of EQR, Messrs. Knox and Thompson could be asked to approve or otherwise deal with matters relating to EQR's relationship with Merry Land. Furthermore, in their capacity as trustees of EQR, Messrs. Knox and Thompson could be asked to consider and approve apartment acquisitions or development projects which could be viewed as competitive with Merry Land and its properties. Although not obligated to do so, Messrs. Knox and Thompson have indicated that they intend to recuse themselves from the vote at Merry Land or EQR with respect to any such matter as to which they may have a conflict of interest.

INABILITY TO COMPLY WITH NASDAQ MAINTENANCE REQUIREMENTS

     Merry Land's common stock is listed on the Nasdaq SmallCap Market. Nasdaq requires that listed companies comply with certain maintenance requirements. If Merry Land is unable to satisfy Nasdaq's maintenance criteria in the future, including trading at or above $1.00 per share, Merry Land's common stock would be subject to delisting. In such an event, trading in our common stock would be conducted in the over-the-counter market on a bulletin board established for securities that do not meet the listing requirements for Nasdaq, or in what are commonly referred to as the "pink sheets." As a result, a holder of Merry Land's common stock could find it more difficult to dispose of, or to obtain accurate quotations of the price of such common stock. Such a delisting could have an adverse effect on the market price and overall marketability of our common stock
and the preferred securities.   See "--Penny Stock Regulation."

PENNY STOCK REGULATIONS

     If Merry Land's common stock is not listed on Nasdaq and has a market price of less than $5.00 per share, it may be classified as a "penny stock." Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Securities and Exchange Commission ("SEC") relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and to provide current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to Merry Land's common stock if such securities are quoted on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that Merry Land's common stock will qualify for exemption from these restrictions. In any event, even if shares of Merry Land's common stock were exempt from such restrictions, they would remain subject to Section 15(b)(6) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which gives the SEC the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the SEC finds that such a restriction would be in the public interest. If Merry Land's common stock were subject to the rules on penny stocks, the market liquidity for it common stock could be severely adversely affected.

PROPERTY PERFORMANCE MAY ADVERSELY AFFECT ABILITY TO MEET OBLIGATIONS

     If Merry Land's properties do not generate revenue sufficient to meet operating expenses, including debt service and repayment and capital expenditures, the company's financial condition and results of operations may be adversely affected. Specifically, the company may need to borrow additional amounts to cover fixed costs and the company's cash flow and ability to make distributions to the Capital Trust and to stockholders would be adversely affected. The revenues generated by the company's properties and the value of the properties may be adversely affected by a number of factors, including the national and local economic environments, local real estate conditions, the perceptions by prospective tenants of the safety, convenience and attractiveness of our properties, the company's ability to provide adequate management, maintenance and insurance, the occurrence of energy and supply shortages, the ability to collect on a timely basis all rent from tenants, the expense of periodically renovating, repairing and reletting spaces, and increasing operating costs (including real estate taxes, utilities and interest rates on outstanding debt). Certain significant expenditures associated with investments in real estate (such as real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the investment. All of Merry Land's apartment communities are mortgaged to secure the payment of indebtedness and if the company is unable to meet its mortgage obligations, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

COMPETITION WITHIN OUR REAL ESTATE MARKETS

     Numerous owners and developers of office properties, multi-family residential properties and undeveloped real estate tracts compete with Merry Land. Some of these competing parties own and/or operate newer, better located properties or are better capitalized than Merry Land. Many other real estate developers have access to greater financial resources. The number of competitive commercial and residential properties in a particular area could have a material adverse effect on Merry Land's ability to lease space in its properties or at newly developed or acquired properties and on the rents charged.

CONSTRUCTION AND DEVELOPMENT ACTIVITIES MAY BE UNSUCCESSFUL

     Merry Land intends to continue development and construction of residential properties. See "Merry Land's Real Estate -- Apartment Development Sites." Risks associated with development and construction activities may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether they are successful, typically require a substantial portion of management's time and attention. Development activities also are subject to the risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

STOCKHOLDERS' ABILITY TO CHANGE CONTROL OF MERRY LAND MAY BE LIMITED

     STAGGERED BOARD. Merry Land's Board of Directors is divided into three classes of directors. As the term of each class expires, directors for that class will be elected for a three-year term and the directors in the other two classes will continue in office. The staggered terms for directors may impede the stockholders' ability to change control of Merry Land even if a change in control were in the stockholders' interest. The supermajority vote may imped the stockholders' ability to approve such a transaction, even if such a transaction were in the stockholders' interest.

     PREFERRED SHARES. Merry Land's articles of incorporation (the "Articles") authorize the Board of Directors to issue up to 2,000,000 preferred shares and to establish the preferences and rights (including the right to vote and the right to convert into common stock) of any preferred shares. The power to issue preferred shares could have the effect of delaying or preventing a change in control of Merry Land even if a change in control were in the stockholders' interest.

     SUPERMAJORITY VOTE TO APPROVE MERGER. The Articles provide that the affirmative vote of at least a majority of all of the votes entitled to be cast on the matter and at least two-thirds of the votes cast are required to approve a merger, consolidation, sale of substantially all of the assets, liquidation, or "Business Combination" as defined in the Georgia Business Corporation Code (the "GBCC"). The supermajority vote may impede the stockholders' ability to approve such a transaction, even if such a transaction were in the stockholders' interest.

     GEORGIA BUSINESS COMBINATION LAW. Georgia law includes a business combination statute which is designed to deter hostile takeovers by protecting minority stockholders in the second stage of freeze-out mergers. Under the GBCC, certain business combinations with "interested stockholders" are prohibited for five years from the time that a person becomes an interested shareholder unless (i) the combination is approved before the person becomes an interested shareholder, (ii) the shareholder becomes an interested shareholder in a transaction in which the person becomes the beneficial owner of at least 90% of our voting stock, or
(iii) after becoming an interested shareholder, such shareholder acquires additional shares resulting in the interested shareholder being the beneficial owner of at least 90% of our voting stock. In addition, the GBCC requires special procedures for approval by the board of directors of a business combination unless, among other conditions, our common stockholders receive a minimum price (as defined in the GBCC) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. The effect of this law may prevent or deter a business combination that would be in the stockholders' best interests.

CERTAIN TYPES OF LOSSES UNINSURABLE

     Merry Land generally carries comprehensive liability, fire and extended coverage insurance with respect to all its properties, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or compliance with environmental laws and regulations) that are not generally insured because they are either uninsurable or because we consider the cost of the insurance to be prohibitive in light of the coverage provided. Should an uninsured loss or a loss in excess of insured limits occur, Merry Land could lose its capital invested in a property, as well as the anticipated future revenue from such property. Any such loss would adversely affect Merry Land's financial condition and results of operations.

POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO COMPANY'S PROPERTIES

     GENERAL. Merry Land owns real estate. Under federal, state and local environmental rules, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable for property damage and for investigation and clean-up costs. These laws often impose liability even if the owner or operator did not know of, or cause the release of such hazardous or toxic substances. The liability as to any property is generally not limited and could exceed the value of the property or the aggregate assets of the owner. The presence of environmentally hazardous substances may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Merry Land's properties include two former landfills. There can be no assurance that we will not have material liabilities with respect to these sites.

     LANDFILL SITES. Portions of Merry Land's land holdings in Richmond County, Georgia were used by Richmond County for two municipal landfills during the late 1960's and early 1970's. One site is comprised of 71 acres and the other, the "New Savannah Road Landfill", 96 acres. Both landfills were closed in the mid-1970's and have been held by Merry Land and its predecessors as unimproved land since that time. Although the sites were used primarily as municipal landfills, there have been some reports that some industrial wastes may have been disposed of at the sites.

     In 1992, a contractor for the U. S. Environmental Protection Agency (the "EPA") sampled air, surface water, soil and groundwater on the New Savannah Road Landfill in order to determine whether there was any contamination on the site and whether the site should be placed on the Federal National Priorities List (the "NPL"), for potential clean up. In October 1992, the EPA issued its report which indicated that some contamination was present in soil samples but that sufficient groundwater samples had not been taken to permit a complete evaluation of the site. Accordingly, the report recommended that further action be taken which we believe would consist principally of additional testing of the site's groundwater and surface water. Neither Merry Land nor Old Merry Land had any further contact with the EPA or its agents since that time and the site has not been included on the NPL.

     Following the EPA's 1992 study, Old Merry Land retained an environmental consultant to conduct similar studies of both sites. The consultant reported that its study of the sites did not reveal the presence on either site of contaminants in amounts likely to result in the EPA listing either site on the NPL. After receiving the EPA's report, Old Merry Land's consultant also reviewed the EPA contractor's test results and confirmed its prior conclusion that the level of contamination discovered on the New Savannah Road Landfill is not likely to result in the EPA listing this site on the NPL. However, the studies were limited in nature and did not represent an examination of all portions of the landfill sites. There can be no assurance that a more complete investigation or further testing would not reveal higher levels or different types of contamination at the sites.

     Should further investigation or remedial action be required for the landfill sites, we believe there will likely be other entities which will be responsible for a portion of the cost of the investigation or remediation. These entities include Richmond County, which operated the landfills, any identified company or municipality whose waste was placed in the landfills, Old Merry Land and the company that owned the sites at the time of the disposal of the waste. There can be no assurances that we will not have material liability with respect to these landfill sites.

GOVERNMENT REGULATIONS

     Many laws and governmental regulations are applicable to the properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently and could materially increase the company's expenses.

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA might require removal of structural barriers to handicapped access in certain public areas where removal is "readily achievable." Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The impact of the ADA to the properties, including the extent and timing of required renovations, is uncertain. If required changes involve a greater amount of expenditures than we currently anticipate or if the changes must be made on a more accelerated schedule than we currently anticipate, the company's ability to make payments of principal and interest to the Capital Trust could be adversely affected.

OTHER REGULATIONS

     The properties are also subject to various federal, state and local regulatory requirements such as fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that the properties are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures, which expenditures could have an adverse effect on the company's financial condition and results of operations and the company's ability to make payments of principal and interest to the Capital Trust.

                           MERRY LAND'S BUSINESS

     Merry Land is an integrated real estate company which operates primarily in the apartment industry. At August 31, 1999, the company had a total book capitalization of $105.1 million and market capitalization of $105.9 million. We own eleven apartment communities located in Savannah and Augusta, Georgia, and Charleston, South Carolina, approximately 4,000 acres of clay land which produce mining royalties, a number of small commercial properties, and other tracts of land suitable for sale or development. We also provide third party property management and development consulting services to others.

OBJECTIVE

     Our objective is to build shareholder value through active involvement in the apartment business and other commercial real estate activities.
This includes the investment, development, rehabilitation and management of properties for ourselves and for others. We operate in the Southeastern United States, with emphasis on the coastal areas in that region where we and our predecessor, Old Merry Land, have been active for over eighteen years. We believe these areas will experience economic growth well above national and regional averages as the baby boom generation approaches retirement age and tends to move in large numbers, either seasonally or permanently, to resort areas. This in turn should lead to higher job growth and stronger housing demand, creating exceptional opportunities for well conceived and well managed real estate projects.

ORGANIZATION

     Merry Land maintains a functionally organized management structure, conducting corporate level activities (including accounting, finance, general property management and acquisitions and development) from offices in Augusta. The company maintains satellite offices in Savannah and Atlanta which support its property management and development activities.

     Most of Merry Land's employees are veterans of Old Merry Land. The Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer all held the same positions at the old company. They and other key employees bring to the new Merry Land many years of experience in the apartment business, giving the company a high level of competence in the fields of residential development, marketing, management, maintenance and in other real estate related areas.

     Each apartment community functions as an individual business unit according to well developed policies and procedures. Each community is operated by an on site property manager and staff who we extensively train in sales, management, accounting, maintenance and other disciplines. The communities are served by corporate level specialists in the fields of training, marketing, maintenance and information technology. Operating data is exchanged using a corporate intranet linking all communities to the home office and to each other.

     At August 31, 1999, Merry Land had a total of 117 employees. Of this number, 96 worked at apartment communities, and 21 were employed at the corporate offices. A significant portion of the compensation of on site personnel is tied to achievement of community cash flow targets. All employees have the opportunity to become stockholders through an Employee Stock Ownership Plan. Corporate level employees participate in a restricted stock grant plan, thus further aligning their interests with those of our stockholders. Merry Land is a Georgia corporation formed September 3, 1998. Its principal office is at 624 Ellis Street, Augusta, Georgia 30901 and its telephone number is (706) 722-6756.

HISTORY

     On October 15, 1998, the shares of Merry Land Properties, Inc., a newly created subsidiary of Old Merry Land, were spun out as a dividend to Old Merry Land's stockholders in conjunction with Old Merry Land's merger into Equity Residential Properties Trust. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Old Merry Land was one of the nation's leading apartment companies, which owned and operated 135 communities with 35,000 apartment units acquired or developed throughout the Southeast and Texas. Its common shares, with a market value in excess of a billion dollars, were listed on the New York Stock Exchange. Its training, maintenance, accounting and other operating systems were among the most progressive in the industry.

ACCOUNTING PREDECESSOR

     Merry Land has operated only since October 15, 1998. Accordingly, only the Consolidated Balance Sheets for December 31, 1998 and later periods and the 1999 Consolidated Statements of Income are actual financial statements prepared for a real company. All other statements are those of an "accounting predecessor" which have been constructed in accordance with the rules of the Securities and Exchange Commission as described in the Notes to the Financial Statements.

APARTMENTS

     COMMUNITIES. Merry Land owns eleven apartment communities containing 2,301units in Savannah and Augusta, Georgia and Charleston, South Carolina. They are "garden apartments", in wood frame two and three-story buildings without elevators, with individually metered electric and gas service and individual heating and cooling systems. The apartments are 32% one bedroom units, 59% two bedroom units and 9% three bedroom units. The units average 950 square feet in area, 13 years of age, and are well equipped with modern appliances and other conveniences. The communities are generally heavily landscaped and offer extensive amenities. Most include swimming pools, tennis courts, club rooms, exercise facilities and hot tubs. Each apartment community is owned by a single purpose subsidiary company, whose non-recourse indebtedness is secured by a mortgage on the property.

     RESIDENTS. Residents at Merry Land's apartments typically earn middle and upper middle levels of incomes. They include young professionals, white collar workers, medical personnel, teachers, members of the military, single parents, single adults and young families. These residents are generally "renters by choice" - who have the means to own homes but choose to live in apartment communities because of their current employment, family or other personal circumstances. We believe that demand for our apartments is primarily dependent on the general economic strength of each market's economy and its level of job creation and household formation, and to a lesser extent on prevailing interest rate levels for home mortgage loans. There is a steady turnover of leases at the communities, allowing rents to be adjusted upward as demand allows. Leases are generally for terms of six to twelve months. About two-thirds of the units turn over each year, a rate we believe is typical for higher end apartment communities.

     MARKETS. Ten of Merry Land's eleven apartment communities are located in the southern coastal cities of Savannah, Georgia and Charleston, South Carolina. We believe that these cities will experience economic growth well above national and regional averages as the baby boom generation approaches retirement age and tends to move in large numbers, either seasonally or permanently, to resort areas. Physical occupancy at our communities has been high over the last five years, averaging 90% or more in each of those years. This strong demand has produced a 3.0% average annual increase in rental rates at the apartment communities during this period.

OTHER REAL ESTATE HOLDINGS

     Merry Land also owns:
      - four land parcels, two in Savannah and two in Charleston, which may be suitable for apartment development or single family lot sales;
      - an historical house in Charleston which we are converting into for-sale condominium units;
      - five small commercial properties in the Augusta area;
      - six commercial land sites in Augusta, Jacksonville, Miami, Savannah and Nashville containing 46 acres; and
      - approximately 4,800 acres of unimproved land in the Augusta area, much of which is either wetlands or subject to a long term clay mining lease.

PROPERTY MANAGEMENT

     We believe that property management is of critical importance to long-term success in the apartment business. The emphasis of the property management staff is on what we call "First Class Service", a customer-focused, marketing oriented form of management. Our objective is to produce consistently high levels of customer service and high levels of financial performance at every Merry Land location. This is achieved through an extensive program of recruiting and training, and a continual emphasis on professional development and performance based compensation programs.

     Merry Land also provides apartment management and development services to other owners of apartment communities. We believe we can use our system of property management to generate additional income to Merry Land, while providing First Class Service to other apartment communities. To date, these services have been provided primarily under short term contracts to Equity Residential Properties Trust. We intend to expand these services to other property owners or developers as opportunities arise.

                         MERRY LAND'S REAL ESTATE

     Merry Land's eleven apartment communities are owned by eleven separate subsidiary limited liability companies. Merry Land's Financial Statements include these eleven limited liability companies. Each limited liability company is a separate legal entity and its assets and liabilities are neither available to pay the debts of Merry Land nor constitute obligations of Merry Land. Each apartment community is encumbered by a separate non-recourse mortgage, with limited guaranties by Merry Land. We believe the apartment communities are adequately covered by customary levels of insurance. The following table sets forth certain information regarding the communities and the mortgage debt (dollars in thousands, except average cost per unit):

                                          Average Average
                      Date               Cost Per Unit Size      8/31/99 Interest              Prepayment  Maturity   Bal. Due
             Location Built Units Cost(1) Unit(1) (Sq. Ft.) Debt Balance     Rate Amortization Provisions    Date    at Maturity
             -------- ----- ----- ------- ------- --------- ------------ -------- ------------ ----------  --------  -----------
Woodcrest(2)..Augusta 1982   248   $5,919 $23,869   875      $6,354        7.97%    30 yrs         (4)     9/1/07     $5,866
                             ---   ------ -------   ---      ------                                                   ------
 Total Augusta...............248    5,919  23,869   875       6,354                                                    5,866

Greentree....Savannah 1983   194    7,476  38,534   852       6,716        7.73     30 yrs         (3)     7/1/09      5,982
Hammocks at
Long Point(2)Savannah 1997   308   20,420  66,300 1,049      18,787        7.99     30 yrs         (4)     9/1/11     16,195
Huntington(2)Savannah 1986   147    5,701  38,783   812       5,084        7.97     30 yrs         (4)     9/1/07      4,694
Magnolia
Villa(2).....Savannah 1986   144    4,960  34,444 1,119       4,739        7.97     30 yrs         (4)     9/1/07      4,375
Marsh Cove...Savannah 1983   188    8,201  43,623 1,053       8,156        7.73     30 yrs         (3)     7/1/09      7,265
West Wind....Savannah 1985   192    7,349  38,277 1,124       9,195        7.73     30 yrs         (3)     7/1/09      8,191
                           -----   ------  ------ -----      ------                                                    ------
 Total Savannah............1,173   54,107  46,130 1,008      52,677                                                   46,702

Quarterdeck Charleston1986   230    9,709  42,093   810       9,959        7.73     30 yrs         (3)     7/1/09      8,857
Summit
Place(2)...Charleston 1985   226    6,869  30,395   892       7,079        7.97     30 yrs         (4)     9/1/07      6,536
Waters
Edge.......Charleston 1985   200    8,030  39,693   911       7,194        7.73     30 yrs         (3)     7/1/09      6,409
Windsor
Place(2)...Charleston 1989   224    9,658  43,118   953       8,640        7.99     30 yrs         (4)     9/1/11      7,448
                           -----   ------  ------ -----      ------                                                   ------
 Total Charleston............880   34,266  38,940   890      32,872                                                   29,250

TOTALS.....................2,301  $94,292 $40,979   949     $91,903                                                  $81,818

(1) Represents to total acquisition cost of the property plus the capitalized cost of the improvements made subsequent to acquisition.
(2) Acquired on August 23, 1999 from Equity Residential Properties Trust Limited Liability Companies.
(3) Prepayment locked until August 1, 2003, thereafter, prepayment allowed by defeasing the remaining debt due.
(4) Prepayment locked until October 1, 2003, thereafter, prepayment allowed by defeasing the remaining debt due.

     The following table sets forth certain information with respect to each of the apartment communities:


                                                                           Annual Realty
                Occupancy Rate (1)          Average Rent Per Unit (2)          Taxes
           -----------------------------  -----------------------------    -------------
           8/31                           8/31
           1999 1998 1997 1996 1995 1994  1999 1998 1997 1996 1995 1994    Amount  Rate
           ---- ---- ---- ---- ---- ----  ---- ---- ---- ---- ---- ----    ------  ----
Greentree...97%  94%  92%  95%  98%  93%  $609 $600 $594 $569 $544 $533  $117,658 1.94%
Hammocks
at Lg. Pt...95   92   77  N/A  N/A  N/A    833  816  776  N/A  N/A  N/A   250,349 1.43
Huntington..96   96   94   97   99   99    637  496  616  606  578  570   101,577 1.94
Marsh Cove..98   98   90   96   98   97    689  677  658  644  609  587   123,160 1.94
Magnolia
Villa.......94   93   94   96   98   98    636  545  621  603  572  548    90,509 1.94
Quarterdeck100  100   99  100  100   98    669  634  616  589  551  531   126,469 1.84
Summit
Place...... 97   97   93   87   89   88    524  620  480  460  459  459    89,484 1.66
Waters Edge.98   97   97   93   96   95    607  574  570  547  539  527   133,171 2.25
West Wind...95   98   96   99   99   99    720  708  684  660  628  594    98,512 1.43
Windsor
Place.......96   99   98   88   90   90    594  600  551  540  524  512    78,259 1.65
Woodcrest...95   88   78   75   83   88    526  677  525  519  502  494    50,865 1.12

Average     96%  95%  91%  92%  94%  94%  $645 $631 $611 $568 $546 $531  $114,547 1.26%

(1) Average physical occupancy at each month end for each year ended.
(2) Represents weighted average monthly rent charged for occupied units and rents asked for unoccupied units.

     The following table sets forth information regarding the federal tax depreciation on the apartment communities:

                           Federal Income Tax Basis(1)
                     --------------------------------------
COMMUNITY       UNITS      TOTAL      LAND   BUILDING  IMPROVEMENTS   FFE       ACCUM. DEPREC. (1)
---------       -----      -----      ----   --------  ------------   ---       ------------------
Woodcrest(2).....248  $5,919,437  $414,361 $3,688,401    $880,812  $935,863        $       -
                 ---  ----------   -------  ---------   ---------   -------
 Total Augusta...248   5,919,437   414,361  3,688,401     880,812   935,863                -

Quarterdeck......230  11,951,643   834,042  7,424,166   1,804,924 1,888,511         (205,364)
Summit Place(2)..226   6,869,363   480,855  4,280,300   1,022,161 1,086,046                -
Waters Edge......200   8,868,645   607,522  5,407,814   1,475,732 1,377,577         (149,612)
Windsor
Place (2)........224   9,658,403   676,088  6,018,151   1,437,170 1,526,994                -
                 ---  ----------   -------  ---------   --------- ---------         --------
 Total
 Charleston......880  37,348,054 2,598,508 23,130,431   5,739,988 5,879,128         (354,976)

Greentree........194   7,874,480   547,037  4,869,410   1,206,772 1,251,261         (134,846)
Hammocks at Long
Point(2).........308  20,420,410 1,429,429 12,723,957   3,038,557 3,228,467                -
Huntington(2)... 147   5,701,110   399,078  3,552,362     848,325   901,345                -
Magnolia
Villa(2)........ 144   4,959,936   347,196  3,090,536     738,038   784,166                -
Marsh Cove.......188   9,972,942   695,365  6,189,746   1,503,745 1,584,086         (171,379)
West Wind
Landing..........192  11,333,030   789,241  7,025,369   1,729,995 1,788,425         (194,349)
               -----  ---------- --------- ----------   --------- ---------         --------
Total Savannah.1,173  60,261,908 4,207,345 37,451,380   9,065,433 9,537,750         (500,573)

Total..........2,301$103,529,399$7,220,213$64,270,212 $15,686,232$16,352,741       $(855,550)

Depreciation Method:                  Land      MACRS       MACRS      MACRS
Rate...................................n/a         SL        150%       200%
Life...................................n/a  27.5 yrs.   15.0 yrs.   7.0 yrs.

(1)  As of December 31, 1998 except for properties acquired in August 1999.
     For those properties, Federal Income Tax Basis represents the capitalized cost at the time of purchase.
(2)  Communities were acquired in August 1999.   Reflects the federal tax basis
     components, depreciation method, rate and lives as the company intends to elect on its 1999 federal income tax return.


APARTMENT DEVELOPMENT SITES

     Merry Land owns four land parcels containing a total of 84 acres with a book value of $3.5 million, which are zoned to allow the development of approximately 750 apartment units. We intend to commence construction in 1999 of a 230 unit luxury apartment community on one land parcel that is adjacent to our Quarterdeck apartment community. This property is close to Charleston's historic downtown. Anticipated costs of development are $17 million expected to be financed primarily through mortgage financing. Another tract adjacent to Hammocks at Long Point in Savannah is suitable for either the expansion of that community or development of a new community. A site adjacent to our Waters Edge community lies along the Ashley River in the Summerville area of Charleston. We are exploring the possibility of offering this tract for sale as single family lots. A site adjacent to Magnolia Villa in Savannah is suitable for development of 88 apartment units on 8 acres of land, but may also be offered for sale as single family lots.

CALHOUN STREET FOR-SALE CONDOMINIUM PROPERTY

     In May 1999 the company acquired for $825,000 an historic house in downtown Charleston which contained ten apartment units. We expect to begin in 1999 the renovation of the house into seven condominium units for sale to the public. Estimated costs of renovation are $500,000 and will be financed by cash on hand, cash flow or our line of credit.

COMMERCIAL PROPERTIES

     Merry Land owns five commercial properties in the Augusta area, primarily small office buildings, including our headquarters building. Three buildings are located in the depressed downtown Augusta rental market and are in varying stages of physical obsolescence. In contemplation of the likely disposal of these assets, we wrote down the carrying cost of several of these properties to their estimated value as determined in the company's formation and startup in late 1998. This produced a pretax charge of $1.7 million. These properties, aggregating approximately 170,000 square feet, have a net book value of $2.3 million.

     Merry Land owns six commercial land sites in Augusta, Jacksonville, Miami, Savannah and Nashville containing 46 acres with a book value of $2.6 million. We intend to either sell or develop these properties.

LAND

     Merry Land owns approximately 4,800 acres of unimproved land in Georgia and South Carolina with a book value of $1.3 million. Since 1980, brick manufacturer Boral Bricks, Inc. has had a long term clay mining lease on 2,522 acres of this land. The lease expires in 2026, with a rate per ton of $0.75 until February 2000 and then $0.81 until February 2001, followed by future adjustments up or down for lessee's plant price for brick. In 1997, Boral Bricks leased an additional 195 acres for clay mining for fixed monthly payments with Boral Bricks having the option to purchase the property by March 1, 2000 for $93,000. Merry Land also leases 100 acres to another company for the mining of sand and gravel and leases other tracts for agriculture and grows timber on much of the remaining land. Approximately 3,000 acres of this land is the "Brickyard Tract" in Augusta, Richmond County, Georgia. The bulk of this tract consists of mined-out ponds, wetlands and flood plains where traditional development is severely restricted or prohibited. We are investigating alternative uses, such as wetlands mitigation banking, which could eventually produce significant income. We expect that some of the unimproved land eventually may be developed or sold for development by others.


                       ACCOUNTING TREATMENT OF TRUST

     The trust will be treated as our subsidiary for accounting purposes, and the accounts of the trust will be included in our consolidated financial statements. Currently the Financial Accounting Standards Board ("FASB") is considering the proper classification of trust preferred securities within the balance sheet. Pending clarification from the FASB, the preferred securities will be presented as a separate line item on our balance sheet labeled "Guaranteed Preferred Beneficial Interests in Company's Debentures" and disclosures concerning the preferred securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements. We will record distributions paid on the preferred securities as "dividends on subsidiary preferred securities" in our consolidated statements of income. The Trust will not make annual reports to preferred security holders.

           PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

     Merry Land's shares began trading on the Nasdaq SmallCap Market under the symbol "MRYP" on October 16, 1998. Shown in the table below are high and low sales prices of the company's common shares:

                                          HIGH     LOW    DIVIDENDS
                                          ----     ---    ---------
1999 4th Quarter (through ____________)   $5.63   $5.63     $0.00
     3rd Quarter                          $5.63   $4.50     $0.00
     2nd Quarter                          $6.50   $4.75     $0.00
     1st  Quarter                         $7.00   $3.50     $0.00

1998 Period 10/16/98 through 12/31/98     $6.00   $3.44     $0.00

     ON AUGUST 31, 1999, THE CLOSING SALES PRICE FOR MERRY LAND'S COMMON STOCK WAS $4.81 PER SHARE AND THERE WERE APPROXIMATELY 2,004 RECORD HOLDERS OF THE COMMON STOCK. IN ADDITION, WE ESTIMATE THAT AN ADDITIONAL 8,941 STOCKHOLDERS HOLD THEIR SHARES IN "STREET NAME".

Stock Price Performance Graph

     The table below compares the cumulative total return to the shareholders of Merry Land Properties, Inc. to the S&P 500 Index and a Peer Group constructed by the Company and assumes the reinvestment of all dividends at the market price on the day the dividend was paid for the period beginning October 15, 1998 and ending August 31, 1999.


  Date     Merry Land Properties    S&P 500      Peer Group
  ----     ---------------------    -------      ----------
10/15/99          $100               $100           $100
12/31/98           $82               $116            $96
 3/31/99          $132               $121            $94
 6/30/99          $111               $129           $106
 8/31/99          $108               $124           $102

 Assumes $100 invested on October 15, 1998 in Merry Land Properties, Inc.,
                        S&P 500 and the Peer Group.

     The Peer Group comprises publicly traded companies which are engaged principally or in significant part in the development, ownership, and management of multi-family residential real estate in the Southern United States. The peer group consists of Cornerstone Realty Income Trust, Echelon International Corp., Gables Residential Trust, Mid America Apartment Communities, Inc., Post Properties, Inc., Roberts Realty Investors, Inc., Summit Properties Inc., and United Dominion Realty Trust Inc. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a Peer Group average.

                              DIVIDEND POLICY

     We do not plan to distribute dividends on common shares for the foreseeable future. Earnings are expected to be used by us to finance future acquisitions and investments. Our Board of Directors may determine, in its sole discretion, to pay dividends on common shares in the future and any such determination will be dependent on our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time by the directors.


                              USE OF PROCEEDS

     The Capital Trust will use the proceeds to buy Merry Land's convertible subordinated debentures. If the offering is fully subscribed, we will receive proceeds of approximately $8.6 million. We expect to receive proceeds of at least $2.5 million based upon management participation. Merry Land intends to use $1.5 million of the net proceeds of this offering to repay amounts outstanding under its line of credit, which were incurred on August 23, 1999 to purchase apartment communities. The line of credit bears interest at LIBOR plus 125 basis points and matures on June 24, 2001. If additional net proceeds are available, Merry Land intends to use such proceeds for general corporate purposes, which may include in the following order of priority: (i) making improvements to properties; (ii) the Calhoun Street condominium conversion; (iii) the Waters Edge land development; (iv) construction of the Merritt at James Island Apartment Community; and (v) the acquisition of additional apartment properties and the development and construction of new apartment properties.


                              CAPITALIZATION

     The following table sets forth our capitalization on June 30, 1999 and after making adjustments for (i) the properties acquired from the Equity Residential Properties Trust Limited Liability Companies and (ii) the issuance of the preferred securities discussed in this Prospectus. You should refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our financial statements and related notes. (dollars in thousands):

                                                                June 30, 1999
                                               ---------------------------------------------
                                               ACTUAL   AS ADJUSTED (1)   AS ADJUSTED (1)(2)
                                               ------   ---------------   ------------------
Debt:
  Unsecured bank line (3).....................$     -      $  1,500          $      -
  Mortgage Loans...............................41,241        91,924            91,924
                                              -------      --------          --------
     Total Debt................................41,241        93,424            91,924

Guaranteed Preferred Beneficial Interests
   Company's Debentures (4)....................     -             -             8,471(6)

Stockholders' Equity:
  Common Stock, at $1 stated value (5)..........2,595         2,595             2,595
  Capital surplus..............................10,277        10,277            10,277
  Unamortized compensation.....................(1,777)       (1,777)           (1,777)
  Cumulative undistributed net earnings.........1,108         1,108             1,108
                                              -------      --------          --------
     Total stockholders' equity................12,203        12,203            12,203

      Total capitalization....................$53,444      $105,627          $112,598(6)

     (1) Adjusted for the six properties acquired from the Equity Residential Trust Limited Liability Companies.
     (2) Adjusted for the Convertible Trust Preferred Securities in this Prospectus, assuming all preferred securities are sold.
     (3) Available under a $2.0 million line of credit which bears interest at LIBOR plus 1.25%.
     (4) As described herein, the assets of the Capital Trust will consist
         of the [    ]% convertible subordinated debentures with a principal
         amount of approximately $8.67 million and upon redemption of such debt, the preferred securities will be mandatorily redeemable.
     (5) Excludes the shares of common stock reserved for issuance upon conversion of the convertible subordinated debentures.
     (6) Assumes all preferred securities are sold. There can be no assurance that all preferred securities will actually be sold. If, for example, one-half of the preferred securities are sold, the guaranteed preferred beneficial interests in the company's debentures would be reduced to $4,135 and the total capitalization would be reduced to $108,262.

                          SELECTED FINANCIAL DATA

     The following selected financial data with respect to the company's statements of income for the years ended December 31, 1998, 1997, 1996, and 1995 and with respect to the company's balance sheets as of December 31, 1998, 1997, and 1996 have been derived from the company's financial statements for such years which have been audited by Arthur Andersen LLP. The following summary of financial data with respect to the company's statements of income for the year ended December 31, 1994 and the six months ended June 30, 1999 and with respect to the company's balance sheets as of December 31, 1995 and 1994 and June 30, 1999 have been derived from the company's unaudited financial statements for such years. Merry Land has operated only since October 15, 1998. Accordingly, financial data for prior periods are for an "accounting predecessor" which has been constructed in accordance with the rules of the Securities and Exchange Commission as described in the Notes to the Financial Statements.

                                                                         Six Months
                                      Years Ended December 31           Ended June 30
                               -------------------------------------    -------------
                               1998     1997    1996    1995    1994        1999
                               ----     ----    ----    ----    ----        ----
OPERATING DATA
Income from operations:
Rental income                 8,121    7,774   7,523   7,260   6,981       4,070
Royalty income                1,693    1,401     369     436     817         939
Management fees                 149        -       -       -       -         433
Development fees                515        -       -       -       -       1,014
Rental expense, property
taxes and ins.                3,449    3,022   2,912   2,849   2,765       1,577
Depreciation of real
estate owned                  1,291    1,284   1,213   1,191   1,103         572
                            -------  ------- ------- ------- -------     -------
                              5,738    4,869   3,767   3,656   3,930       4,307
Other income:
Long term loss                    -        -       -       -       -         (30)
Interest income                 137       84      70      72      89         145
                            -------  ------- ------- ------- -------     -------
                                137       84      70      72      89         115
Expenses:
Interest expense                694        -       -       -       -       1,684
Depreciation-other              265      224     145      84       -         146
General & administrative        655      120     108      90      60       1,171
                            -------  ------- ------- ------- -------     -------
                              1,614      344     253     174      60       3,001

Income from continuing
operations                    4,261    4,609   3,584   3,554   3,959       1,421
Non recurring cost-
impairment charge             1,666        -       -       -       -           -
Income before taxes and
extraordinary item            2,595    4,609   3,584   3,554   3,959       1,421
Income tax
benefit/(expense)               462        -       -       -       -        (386)
                            -------  ------- ------- ------- -------     -------
Income before
extraordinary item            3,057    4,609   3,584   3,554   3,959       1,035
                            -------  ------- ------- ------- -------     -------
Extraordinary gain-discount
on repayment of debt, net
of income tax provision           -        -       -       -       -         722
                            -------  ------- ------- ------- -------     -------
Net income                    3,057    4,609   3,584   3,554   3,959       1,757
                            -------  ------- ------- ------- -------     -------
Discount on redemption of
preferred stock                   -        -       -       -       -       1,163
                            -------  ------- ------- ------- -------     -------
Net income-common           $ 3,057  $ 4,609 $ 3,584 $ 3,554 $ 3,959     $ 2,920
                            =======  ======= ======= ======= =======     =======
Weighted average common
shares                        2,113    1,923   1,796   1,668   1,322       2,181
Weighted average diluted
common shares                 2,129    1,946   1,834   1,704   1,349       2,246
Earnings per common share-
basic                       $  1.45  $  2.40 $  2.00 $  2.13 $  2.99     $  1.34
Earnings per common share-
diluted                     $  1.44  $  2.37 $  1.95 $  2.09 $  2.93     $  1.30
Common dividends paid       $     -  $     - $     - $     - $     -     $     -

BALANCE SHEET DATA
Real estate and other fixed
assets                      $40,982  $42,596 $41,558 $42,508 $41,956     $41,809
Cash and short term
investments                   3,995        -       -       -       -       4,065
Other assets                  9,766    1,412     726     751     783       8,215
                            -------  ------- ------- ------- -------     -------
Total assets                $54,743  $44,008 $42,284 $43,259 $42,739     $54,089
                            =======  ======= ======= ======= =======     =======

Short-Term Debt             $18,317  $     - $     - $     - $     -     $     -
Long-Term Debt               20,000        -       -       -       -           -
Mortgage Debt                     -        -       -       -       -      41,241
Other liabilities             2,209      629     337     394     420         645
Preferred stock               5,000        -       -       -       -           -
Investment by Old Merry
Land                              -   43,379  41,947  42,865  42,319           -
Common stock and retained
earnings                      9,217        -       -       -       -      12,203
                            -------  ------- ------- ------- -------     -------
Total liabilities and
stockholders' equity        $54,743  $44,008 $42,284 $43,259 $42,739     $54,089
                            =======  ======= ======= ======= =======     =======
OTHER DATA
Apartment units owned         1,004    1,004   1,004   1,004   1,004       1,004
Apartment units managed       2,712        -       -       -       -       2,404
Ratio of earnings to fixed
charges                         4.7      N/A     N/A     N/A     N/A         1.8

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Merry Land Properties was formed on September 3, 1998, as a corporate subsidiary of Merry Land & Investment Company, Inc. (Old Merry Land), in connection with a transaction in which Old Merry Land was merged into Equity Residential Properties Trust on October 19, 1998. On October 15, 1998, prior to the merger, Old Merry Land contributed five apartment communities, four apartment development sites, five commercial properties, six commercial sites, approximately 4,800 acres of undeveloped land, and other assets to Merry Land Properties in exchange for 2,131,315 shares of common stock, $5,000,000 of preferred stock, $18,317,429 of senior debt and $20,000,000 of subordinated debt. On October 15, 1998, the common stock of Merry Land Properties was spun off to the common stockholders of Old Merry Land on the basis of one share of Merry Land Properties stock for every twenty shares of Old Merry Land. When the merger transaction was completed Merry Land began operating as an independent public company and the senior debt, subordinated debt and preferred stock were acquired by Equity Residential. Also in conjunction with the merger Equity Residential made an additional capital contribution of $2,400,000 to Merry Land.

   Merry Land has operated only since October 15, 1998. Accordingly, only the Consolidated Balance Sheets for December 31, 1998 and June 30, 1999 and the Consolidated Statements of Income for the period ended June 30, 1999 are financial statements prepared for a real company. All other Consolidated Balance Sheets and Consolidated Statements of Income are for an "accounting predecessor" which has been constructed in accordance with the rules of the Securities and Exchange Commission as described in the Notes to the Financial Statements.

RECENT DEVELOPMENTS

     On August 24, 1999, Merry Land acquired the investment interests held by Equity Residential Properties Trust in six apartments communities containing 1,297 units located in Charleston, Savannah and Augusta. See "Financial Statements -- Pro Forma Financial Statements (Unaudited)" and "Financial Statements--Properties Acquired From the Equity Residential
Properties Trust Limited Liability Companies."   The communities had been
owned by Old Merry Land.   Following the merger, we managed these
communities for, and held small capital interests in, the limited liability companies that owned these communities. The purchase price for the interests was $54.0 million and made us the sole owner of these properties. The purchase was financed with $50.7 million in mortgage financing. The six nonrecourse loans have 8 and 12 year terms and bear interest at 7.98% in the aggregate. These communities are described above in "Merry Land's Real Estate."

     As a result of these acquisitions, Merry Land's income and expenses from rental operations and interest expense in future periods will be significantly higher than in previous periods. Further, Merry Land's property management fees will no longer include income from these communities.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

     RENTAL OPERATIONS-APARTMENTS. At June 30, 1999, Merry Land owned five apartment communities described in the following table:

                                                            Six Months Ended June 30
                                               ----------------------------------------------
                                               Average Occupancy (1)  Average Rental Rate (2)
                                               ---------------------  -----------------------
COMMUNITY                        UNITS           1999     1998        1999         1998
---------                        -----           ----     ----        ----         ----
Quarterdeck                       230            99.7%    99.9%       $655         $625
Waters Edge                       200            98.6     95.7         598          569
                                  ---            ----     ----         ---          ---
  Total Charleston                430            99.2     97.9         628          599

Greentree                         194            96.5     93.4         604          598
Marsh Cove                        188            97.0     97.4         684          664
West Wind                         192            95.3     98.3         708          694
                                  ---            ----     ----         ---          ---
  Total Savannah                  574            96.3     96.3         665          652

Total                           1,004            97.5%    97.0%       $649         $629

(1) Represents the average physical occupancy at each month end for the period held.
(2) Represents weighted average monthly rent charged for occupied units and rents asked for unoccupied units at June 30.

   The operating performance of the company's apartment communities is summarized in the following table (dollars in thousands, except average monthly rent):

                             %                    Change From     Six Months Ended June 30
                        CHANGE                   1998 TO 1999         1999       1998
                        ------                   ------------         ----       ----
Rental income            4.7%                       $177.5        $3,939.0    $3,761.5

Personnel                3.6                          17.8           510.2       492.4
Utilities               (6.7)                         (9.0)          125.9       134.9
Operating                3.3                           4.5           140.5       136.0
Maintenance and grounds (3.3)                         (8.4)          244.5       252.9
Taxes and insurance     11.6                          39.1           376.3       337.2
Depreciation and
amortization            (6.9)                        (41.1)          552.9       594.0
                        ----                         -----        --------    --------
Subtotal                 0.1                           2.9         1,950.3     1,947.4

Operating income         9.6%                       $174.6        $1,988.7    $1,814.1

Average occupancy (1)                                  0.5%           97.5%       97.0%
Average monthly rent (2) 3.2%                        $20          $  649      $  629
Expense ratio (3)                                    (0.5)%           35.5%       36.0%

(1) Represents the average physical occupancy at each month end for the period held.
(2) Represents weighted average monthly rent charged for occupied units and rents asked for unoccupied units at June 30.
(3)  Represents  total  operating  expenses   (excluding  depreciation  and
     amortization) divided by rental revenues.

     For the six month period ended June 30, 1999, rental income rose by $177.5 thousand, or 4.7%, for the five apartment communities because of 3.2% higher rents and 0.5% higher occupancy over the same period in 1998. In the aggregate, the Charleston and Savannah rental markets were strong in the first six months of 1999 and 1998 as demand for apartments exceeded additions to supply. Charleston rents increased to $628, or 4.9% and Savannah rents increased to $665, or 2.0%, during this period. We believe that physical occupancy should remain satisfactory despite substantial delivery of new units if general economic activity, job growth and household formation along the Southeastern coast remain strong.

     Total expenses were up $2.9 thousand, or 0.1%, for the six months ended June 30, 1999 from the same period in 1998. Personnel expenses increased $17.8 thousand or 3.6% due to higher wage rates. Taxes and insurance increased $39.1 thousand, or 11.6%, because of projected increases in assessed values millage rates and higher insurance premiums. Operating expenses were up $4.6 thousand, or 3.3% due to an increase in promotional material expense and uniform costs. These increases were offset by decreases in utilities, depreciation and maintenance expense.

     RENTAL OPERATIONS-COMMERCIAL. Merry Land owns five commercial properties in the Augusta area containing a total of 169,915 square feet, including the office building where the company's headquarters are located. Three buildings containing approximately 75,000 square feet are located in the depressed downtown Augusta rental market and are in varying stages of physical obsolescence. Consequently, occupancy for all six commercial properties was 52% at June 30, 1999.

     In the six months ended June 30, 1999, operating income decreased by $101.5 thousand to an operating deficit of $205.5 thousand. Rental income decreased by $123.4 thousand, or 59.2%, for commercial properties because of decreased occupancy. Total expenses were down $21.9 thousand, or 7.0%, in the second quarter of 1999 from the same period in 1998 primarily due to lower occupancy.

     LAND. Merry Land owns approximately 4,800 acres of unimproved land, of which 3,144 acres are subject to clay and sand mining leases and 180 acres are zoned for apartment or commercial uses. The operating performance of the land is summarized in the following table (dollars in thousands):

                                 %       Change from                Six Months
                            CHANGE      1998 TO 1999            ----------------
                            ------      ------------            1999        1998
                                                                ----        ----
Clay royalties                7.5%          $57.9             $830.7      $772.8
Sand royalties               23.2            20.3              108.1        87.8
Rental income                27.5            10.0               46.4        36.4
                             ----           -----             ------      ------
 Subtotal                     9.8%          $88.2             $985.2      $897.0

Depletion                       -             1.4                1.4           -
Operating expenses           15.6             1.9               13.9        12.0
Taxes and insurance          39.7            11.4               40.3        28.9
                             ----           -----             ------      ------
 Subtotal                   36.0%           $14.7              $55.6       $40.9

Operating income             8.6%           $73.5             $929.6      $856.1

     Clay royalties increased $57.9 thousand, or 7.5%, for the six month period ended June 30, 1999 compared to the same period in 1998 due primarily to an increase in royalties per ton. Because royalty income under one of the royalty agreements ended in August, 1999, we expect royalties in future periods to be significantly lower. In the first six months of 1999, $573,210 in royalties were received under that agreement.

     MORTGAGE INTEREST INCOME. Interest income from mortgage notes receivable totaled $28.9 thousand in the six month period ended June 30, 1999, down from $56.1 thousand in the same period of 1998. The decrease was due to the repayment of a mortgage note receivable in February, 1999.

     PROPERTY MANAGEMENT AND DEVELOPMENT FEES. In the six months ended June 30, 1999 management fee income was $432.6 thousand and development fee income was $1.0 million. These fees were earned primarily under agreements with Equity Residential Properties Trust whereby Merry Land provided either property management or development consulting services for twelve apartment communities. At June 30, 1999, approximately $1.2 million remains to be earned under the development agreements. We have no expectations of a continuing relationship with Equity Residential Properties Trust that would produce further fees. We intend to seek other third party property management and development consulting business, but there can be no assurance that fees approaching current levels will be achieved.

     Other Income. Merry Land recorded no income other than that described above. In future periods, the company may engage in various activities which may produce other income, including the purchase and sale of real estate, land subdivision and lot sales, conversion of apartments to condominiums, the sale or lease of various interests in real property and other real estate activities.

     INTEREST EXPENSE. The assets contributed to the company by Old Merry Land were not encumbered by mortgage debt at any time during 1998 prior to the spin off. Therefore, the financial statements for the accounting predecessor to Merry Land Properties for periods prior to the spin off assume that there was no debt or related interest expense. In October 1998 and in connection with the spin off, the company received its assets subject to $18.3 million of senior debt, $20.0 million of subordinated debt, and $5.0 million of preferred stock. Interest expense related to these obligations totaled $1.6 million for the six months ended June 30, 1999 and included $193.3 thousand of dividends accrued on the company's preferred stock. During this period, the average rate on the senior debt was 7.41% and the rate on the subordinated debt and preferred stock was 8.0%; a combined average rate of 7.75%. Interest expense related to the $41.2 million mortgage loans closed in June, 1999 totaled $62.0 thousand for the six months ended June 30, 1999.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $1.17 million for the six months ended June 30, 1999. For periods prior to October 15, 1998, management estimated common and corporate level expenses which might have been incurred on behalf of the accounting predecessor to Merry Land Properties by Old Merry Land in accordance with the rules and regulations of the Securities and Exchange Commission applicable for subsidiaries which have been spun off. Management allocated such expenses based on its best estimate under these guidelines of time and effort that would have been expended for the benefit of the accounting predecessor.

     INCOME BEFORE TAXES AND EXTRAORDINARY ITEMS. Income before taxes and extraordinary items decreased to $1.4 million for the six months ended June 30, 1999 from $2.6 million for the same period in 1998. As discussed in
Note 2 to the Financial Statements, general and administrative expenses estimated in the statements were considerably less prior to the spin off than after the spin off and there was no interest expense assumed prior to the spin off. Decrease in income before taxes for the six months ended June 30, 1999 was primarily related to the higher general and administrative expense of $1.1 million and higher interest expense of $1.7 million. These increases in expenses were somewhat offset by increases in mineral royalties and fee income from third party property management and development consulting.

     INCOME TAXES.   As a REIT, the accounting predecessor to Merry Land
would not have been subject to income taxes. The net income tax expense for the six month period ended June 30, 1999 totaled $386.2 thousand, and consisted of $432.2 thousand in current income tax benefit and $818.4 thousand in deferred income tax expense.

     DISCOUNT ON REPAYMENT OF DEBT AND ON REDEMPTION OF PREFERRED
STOCK.
The extraordinary gain from the discount on repayment of subordinated debt, net of income taxes of $0.4 million, totaled $0.7 million. The discount on redemption of the preferred stock was $1.2 million.

     FUNDS FROM OPERATIONS. For the six month period ended June 30, 1999, funds from operations were $1.7 million. The following is a reconciliation of net income to funds from operation (data in thousands):


Net income available for common                  2,920.1
Add depreciation of real estate owned              571.0
Add long term capital loss                          29.5
Add permanent deferred tax benefit                 104.2
Less extraordinary gain                           (722.0)
Less discount on redemption of preferred stock  (1,163.7)
                                                --------
Funds from operations available to common shares 1,739.1

Weighted average common shares outstanding-
   Basic                                         2,181.0
   Diluted                                       2,246.0

     We believe that funds from operations are an important measure of our operating performance. Funds from operations do not represent cash flows from operations as defined by generally accepted accounting principles, GAAP, and should not be considered as an alternative to net income, or as an indicator of the company's operating performance, or as a measure of the company's liquidity. Merry Land defines funds from operations as net income computed in accordance with GAAP, excluding non-recurring costs and net realized gains, plus depreciation of real property and the tax benefit related to the step-up in basis of the company's assets for tax purposes.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     The results of operations for 1998 include the results of Merry Land, as it operated as an independent company for the period from October 15, 1998 to December 31, 1998, combined with the constructed results of the accounting predecessor to Merry Land for the period from January 1, 1998 to October 15, 1998. The operating results for the years ended December 31, 1997 and 1996 are entirely those of the accounting predecessor to Merry Land.

     RENTAL OPERATIONS - APARTMENTS. At December 31, 1998, Merry Land owned the five apartment communities described in the following table:

                                      Occupancy Average(1)            Average Rent(2)
                                      --------------------         --------------------
COMMUNITY                 UNITS       1998    1997    1996         1998    1997    1996
---------                 -----       ----    ----    ----         ----    ----    ----
Quarterdeck                230        99.8%   99.5%   99.6%        $634    $614    $589
Waters Edge                200        96.7    97.3    93.5          574     570     547
                                      ----    ----    ----          ---     ---    ----
Total Charleston           430        98.4    98.5    96.8          606     593     569

Greentree                  194        93.8    92.0    95.1          600     593     569
Marsh Cove                 188        97.8    95.3    95.6          677     658     644
West Wind                  192        97.9    98.1    98.3          708     679     660
                           ---        ----    ----    ----         ----    ----    ----
Total Savannah             574        96.5    95.1    96.3          661     643     624

Total                    1,004        97.3%   96.6%   96.5%        $638    $624    $601

     (1) Represents the average physical occupancy at each month end for the period held.
     (2) Represents weighted average monthly rent charged for occupied units and rents asked for unoccupied units at December 31.

     The operating performance of the company's apartment communities is summarized in the following table (dollars in thousands, except average monthly rent):

                           %               Change From          Twelve Months
                      CHANGE              1997 TO 1998    ------------------------
                      ------              ------------    1998      1997      1996
                                                          ----      ----      ----

Rental income           3.9%                   $283.4  $7,638.7  $7,355.3  $7,145.1

Personnel               2.3                      22.7   1,022.4     999.7     862.6
Utilities               1.9                       5.3     277.9     272.6     314.4
Operating              39.6                     106.6     375.9     269.3     238.3
Maintenance and
grounds                33.4                     178.4     711.8     533.4     556.7
Taxes and insurance     9.4                      63.7     737.7     674.0     685.4
Depreciation and       (0.4)                     (4.6)  1,171.4   1,176.0   1,114.2
                       ----                     -----  --------  --------  --------
Subtotal                9.5%                    372.1   4,297.1   3,925.0   3,771.6

Operating income       (2.6)%                  $(88.7) $3,341.6  $3,430.3  $3,373.5
Average occupancy (1)     -                       0.7%     97.3%     96.6%     96.5%
Average monthly rent(2) 2.2%                   $14     $ 638     $ 624     $601
Expense ration (3)        -                      2.9%     56.3%     53.4%     52.8%

    (1) REPRESENTS THE AVERAGE PHYSICAL OCCUPANCY AT EACH MONTH END
        FOR THE PERIOD HELD.
    (2) REPRESENTS WEIGHTED AVERAGE MONTHLY RENT CHARGED FOR OCCUPIED UNITS AND RENTS ASKED FOR UNOCCUPIED UNITS AT DECEMBER 31.
    (3) REPRESENTS TOTAL OPERATING EXPENSES DIVIDED BY RENTAL
        REVENUES.

    For the twelve month period of 1998, rental income rose by $283.4 thousand, or 3.9%, for the five apartment communities because of 2.2% higher rents and 0.7% higher occupancy over 1997. In the aggregate, the Charleston and Savannah rental markets were strong in 1998 and 1997 as demand for apartments exceeded additions to supply. The company's apartments experienced 97.3% occupancy in 1998, which was 0.7% above 1997. Average rent increased 2.2%, from $624 on December 31, 1997 to $638 on December 31, 1998. Charleston rents increased to $606, or 2.2%, and Savannah rents increased to $661, or 2.8%, during this period. The company believes that physical occupancy should remain satisfactory despite substantial delivery of new units if general economic activity, job growth and household formation along the southeastern coast remain strong.

    Total expenses were up $372.1 thousand, or 9.5%, in 1998, from the same period in 1997, due primarily to increases in operating, maintenance and grounds, taxes and insurance expenses. Operating expenses increased by $106.6 thousand, or 39.6%, while maintenance expenses were up $178.4 thousand, or 33.4%, primarily due to completion of a major maintenance project to repair deteriorated floor systems at Waters Edge community, which totaled $165.0 thousand. Real estate taxes and insurance were up $63.7 thousand, or 9.4%, due to an overall increase in millage rates and higher insurance premiums.

    In 1997 rental income rose by $210.2 thousand from 1996, or 2.9%, because of higher rents. Occupancy was essentially flat for the twelve month period of 1997 versus 1996. Total expenses were up $153.4 thousand, or 4.1%, in 1997 from the same period in 1996. Personnel expenses were up $137.1 thousand, or 15.9%, due to higher salaries and higher bonuses. Utilities were down $41.8 thousand, or 13.3%, largely due to the collection of water fees from the residents. Operating expenses were up $31.0 thousand, or 13.0%, generally due to increased marketing and advertising expenses.

    RENTAL OPERATIONS-COMMERCIAL. Merry Land owns five commercial properties in the Augusta area containing a total of 169,915 square feet and including the office building where the Company's headquarters are located. Three buildings containing approximately 75,000 square feet are located in the depressed downtown Augusta rental market and are in varying stages of physical obsolescence. Consequently, occupancy for all six commercial properties was 52.0% at December 31, 1998. The performance of the six commercial properties is summarized in the following table (dollars in thousands):

                             %              Change From           Twelve Months
                        CHANGE              1997 TO 1998    ------------------------
                        ------              ------------    1998      1997     1996
                                                            ----      ----     ----
Rental income           21.8%                    $73.7    $411.9    $338.2    $304.1

Utilities               22.4                      17.4      95.1      77.7      76.1
Operating               64.5                       2.0       5.1       3.1       5.9
Maintenance and grounds 19.5                      13.8      84.7      70.9      60.8
Taxes and insurance      4.2                       2.6      63.9      61.3      55.5
Depreciation and
amortization            (3.0)                     (9.9)    321.7     331.6     242.4
                        -----                    -----    ------    ------    ------
Subtotal                 4.8                      25.9     570.5     544.6     440.8

Operating income        23.1%                    $47.8   $(158.6)  $(206.4)  $(136.7)

    IN 1998, RENTAL INCOME ROSE BY $73.7 THOUSAND, OR 21.8%, FOR COMMERCIAL PROPERTIES BECAUSE OF INCREASED OCCUPANCY. TOTAL EXPENSES WERE UP $25.9 THOUSAND, OR 4.8%, IN 1998 FROM THE SAME PERIOD IN 1997 PRIMARILY DUE TO HIGHER UTILITIES AND MAINTENANCE EXPENSES RESULTING FROM HIGHER OCCUPANCY.

    IN 1997, RENTAL INCOME INCREASED BY $34.1 THOUSAND, OR 11.2%, FOR COMMERCIAL PROPERTIES BECAUSE OF INCREASED OCCUPANCY. TOTAL EXPENSES WERE UP $103.8 THOUSAND, OR 23.5%, IN 1997 FROM 1996 GENERALLY DUE TO HIGHER OCCUPANCY AND HIGHER DEPRECIATION EXPENSE RELATED TO CAPITAL IMPROVEMENTS MADE IN 1997 AND 1996.

    Land. Merry Land owns approximately 4,800 acres of unimproved land, of which 3,144 acres are subject to clay and sand mining leases and 180 acres are zoned for apartment or commercial uses. The operating performance of the land is summarized in the following table (dollars in thousands):

                         %               Change From
                    CHANGE              1997 TO 1998       Twelve Months
                    ------              ------------   --------------------
                                                        1998    1997    1996
                                                        ----    ----    ----

Clay royalties      23.4%                 $297.0   $1,564.7 $1,267.7  $238.8
Sand royalties      (3.7)                   (5.0)     128.7    133.7   129.8
Rental income      (13.4)                  (10.8)      70.0     80.8    73.8
                   -----                  ------   -------- --------  ------
Subtotal            19.0                   281.2    1,763.4  1,482.2   442.4

Operating expenses 925.0                    25.9       28.7      2.8     0.0
Taxes and insurance(20.5)                  (11.8)      45.9     57.7    56.6
                   -----                  ------   --------  -------  ------
Subtotal           (23.3)                   14.1       74.6     60.5    56.6
Operating income    18.8%                 $267.1   $1,688.8 $1,421.7  $385.8

    Clay royalties increased $297.0 thousand, or 23.4%, for the twelve month period in 1998 compared to the same period in 1997 due to collections from a royalty agreement executed in March 1997. For the twelve months in 1997, clay royalties increased in comparison with 1996 also due to the March 1997 royalty agreement. Because royalty payments under the agreement ended in April 1999, royalties in future periods are expected to be significantly lower.

    MORTGAGE INTEREST INCOME. Interest income from mortgage notes receivable totaled $106.3 thousand in the twelve month period of 1998, up from $83.8 thousand in the twelve month period of 1997 and $70.3 thousand in the twelve month period of 1996. The increases were due to an additional note received for $675.0 thousand from the sale of an apartment community in Augusta during November 1997.

    OTHER INTEREST INCOME. Other interest income was $30.3 thousand, all earned on cash balances for the period October 15, 1998 to December 31, 1998.

    PROPERTY MANAGEMENT AND DEVELOPMENT FEES. In 1998, management fee income was $149.0 thousand and development fee income was $515.0 thousand, all of which related to the period October 15, 1998 to December 31, 1998. These fees were earned under agreements with Equity Residential whereby Merry Land provides either property management or development consulting services for twelve apartment communities. At December 31, 1998, approximately $2.0 million remained to be earned under the development agreements. We have no expectations of a continuing relationship with Equity Residential that would produce further fees. We intend to seek other third party property management and development consulting business, but there can be no assurance that fees approaching current levels will be achieved.

    INTEREST EXPENSE. The assets contributed to the company by Old Merry Land were not encumbered by mortgage debt at any time during 1996 or 1997 or prior to the spin off in 1998. Therefore, the financial statements for the accounting predecessor to Merry Land Properties for periods prior to the spin off assume that there was no debt or related interest expense. In October 1998 and in connection with the spin off, the company received its assets subject to $18.3 million of senior debt, $20.0 million of subordinated debt, and $5.0 million of preferred stock. Interest expense related to these obligations totaled $694.5 thousand for 1998, all accrued after the spin off and included $81.1 thousand of dividends accrued on the company's preferred stock. During this period, the average rate on the senior debt was 7.8% and the rate on the subordinated debt and preferred stock was 8.0%.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $516.1 thousand for the period October 15, 1998 to December 31, 1998. For periods prior to October 15, 1998, management has estimated common and corporate level expenses which might have been incurred on behalf of the accounting predecessor to Merry Land Properties by Old Merry Land in accordance with the rules and regulations of the Securities and Exchange Commission applicable for subsidiaries which have been spun off. Management has allocated such expenses based on its best estimate under these guidelines of time and effort that would have been expended for the benefit of the accounting predecessor.

    IMPAIRMENT CHARGE. In conjunction with the formulation of a new business plan for Merry Land's commercial properties and the likely disposition of these properties, the company wrote down the carrying cost of several of these assets to their estimated value as determined in the company's formation and startup. This produced a pretax charge of $1.7 million.

    INCOME BEFORE TAXES. Income before taxes decreased to $2.6 million in 1998 from $4.6 million in 1997 and $3.6 million in 1996. As discussed in
Note 2 to the Financial Statements, general and administrative expenses estimated in the statements were considerably less prior to the spin off than after the spin off and there was no interest expense assumed prior to the spin off. This resulting decrease in income before taxes in 1998 primarily related to the higher general and administrative expense of $490.8 thousand, higher interest expense of $694.5 thousand, and the $1.7 million impairment charge. These increases in expenses were somewhat offset by increases in mineral royalties and fee income from third party property management and development consulting. Income increased by $1.3 million in 1997 largely due to an increase in mineral royalties.

    INCOME TAXES.   As a REIT, the accounting predecessor to Merry Land
Properties would not have been subject to income taxes.   A net income tax
benefit in 1998 related to the period October 15, 1998 to December 31, 1998 totaled $462.6 thousand, and consisted of $123.8 thousand in current income tax expense and $586.4 thousand in deferred income tax benefit. The deferred income tax benefit arose primarily from the impairment charge taken against several of the Augusta commercial properties.

    FUNDS FROM OPERATIONS. For the period that Merry Land operated as an independent public entity from October 15, 1998 to December 31, 1998 funds from operations were $680.1 thousand. The following is a reconciliation of net income to funds from operations (data in thousands):

                                                    Oct 15, 1998 to
                                                       Dec 31, 1998
                                                    ---------------
 Net loss available for common                          $  (648.6)
 Add depreciation of real estate owned                      248.6
 Add  impairment charge                                   1,666.5
 Less deferred tax benefit                                 (586.4)
                                                        ---------
 Funds from operations available to common shares       $   680.1

 Weighted average common shares outstanding:
      Basic                                               2,181.1
      Diluted                                             2,191.6

    We believe that funds from operations are an important measure of our operating performance. Funds from operations do not represent cash flows from operations as defined by generally accepted accounting principles, GAAP, and should not be considered as an alternative to net income, or as an indicator of the company's operating performance, or as a measure of the company's liquidity. We define funds from operations as net income computed in accordance with GAAP, excluding non-recurring costs and net realized gains, plus depreciation of real property.

LIQUIDITY AND CAPITAL RESOURCES

    FINANCIAL STRUCTURE. Before the spinoff, none of Old Merry Land's debt was attributed to the predecessor. At June 30, 1999, total debt equaled 77% of total capitalization at cost and 76% of total capitalization with equity valued at market (2,595,300 shares outstanding at the June 30, 1999 closing price of $4.94 per share). At that date, the company's financial structure was as follows (dollars in thousands):

                                                  Equity at
                             BOOK  % of Total  Market Value  % of Total
                             ----  ----------  ------------  ----------
Line of Credit            $     -          -       $     -          -
Mortgage loans             41,241        77%        41,241        76%
Total debt                 41,241        77%        41,241        76%
Common stock               12,203        23%        12,821        24%
Total capitalization      $53,444       100%       $54,062       100%

     Our eleven apartment communities are owned by eleven separate limited liability companies. Each limited liability company is a separate legal entity and its assets and liabilities are neither available to pay the debts of the company nor constitute obligations of the company.

     On June 24, 1999, we closed $41.2 million in mortgage financing in five nonrecourse loans secured by five apartment communities in Charleston and Savannah. The proceeds were used to repay the senior debt, subordinated debt and preferred stock that were issued in connection with the merger and spin off. The five non-recourse loans have 10 year terms, bearing interest at 7.73% and are secured by five of the company's apartment communities. See "Merry Land's Real Estate." In addition, the company obtained at the time of the mortgage refinancing a $2 million unsecured line of credit that will bear interest at LIBOR plus 125 basis points.

     On August 24, 1999 we borrowed $50.7 in additional mortgage financing and $1.5 million against our line of credit to purchase the member interests held by Equity Residential Property Trust in the six limited liability companies that owned the company's other six apartment communities. These six recourse loans have eight and twelve year terms and bear interest at 7.97% (for the eight year term loans) and 7.99% (for the twelve year term loans). See "Merry Land's Real Estate." At that time, the company's total debt increased to approximately 89% of total capitalization at cost and 88% of total capitalization with equity valued at market.

     LIQUIDITY. We expect to meet our short-term liquidity requirements with working capital, cash provided by operating activities, construction loans and the line of credit. Our primary short-term needs are operating expenses, capital improvements, the proposed developments and the principal and interest payments on the mortgage debt and line of credit.

     We expect to meet our long-term liquidity requirements from a variety of sources, including operating cash flow, additional borrowings, and the issuance and sale of debt and equity securities in public and private markets. Our long-term liquidity needs include maturity of the mortgage debt and the financing of acquisitions and development.

     Our current mortgage financing restricts any of the limited liability companies from making loans to the company. Distributions from each limited liability company may be restricted because of loan requirements to maintain adequate capitalization.

     CASH FLOWS. Before the merger and spin off in October, 1998, under the accounting rules for preparing financial statements of a company to be spun off, all cash flow was assumed to be generated from operating activities and distributed to the accounting predecessor of Merry Land Properties. Cash and cash equivalents totaled $4.0 million on December 31, 1998 and were generated from the merger and spin off, and from operating activities after spin off.

     There was no material change in cash for the six month period ending June 30, 1999. The $1.7 million in net cash provided by operating activities was offset by the $0.8 million purchase of the 214 Calhoun Street Condominiums and the $0.7 million spent on new development, replacements and improvements and other capitalized costs. The $41.2 million in proceeds from the mortgage debt was used to repay the senior debt, subordinated debt and preferred stock that were issued in connection with the merger and spin off.

YEAR 2000 DISCLOSURE

     The company has evaluated the impact of the "Year 2000" issue on its business, results of operations, and financial condition and has determined that the cost of any software and hardware upgrades is not expected to be material. The cost to analyze and prepare for the Year 2000 issue has not been material and the company does not anticipate the need for a contingency plan. While there can be no assurances, the company does not currently expect the Year 2000 issue will have a material impact on the company's business, operations, or financial condition.

INFLATION

     Substantially all of the company's leases are for terms of one year or less, which should enable the company to replace existing leases with new leases at higher rent rates in times of rising prices. The company believes that this would offset the effect of cost increases stemming from inflation.

QUANTITIVE AND QUALITIVE DISCLOSURES ABOUT MARKET RISK

     Merry Land has variable rate debt and thus is exposed to the impact of interest rate change. At August 31, 1999, Merry Land's exposure to interest rate change was limited to its $2.0 million line of credit. At that time, the outstanding balance under the line was $1.5 million. The line matures in 2001 and bears interest, payable quarterly, at LIBOR plus 125 basis points.

     The company does not enter into contracts for trading purposes and does not use leveraged instruments. None of the company's notes receivable have variable interest rates. The following table summarizes Merry Land's risk associated with notes payable and notes receivable as of August 31, 1999. The table includes principal payments and the related weighted average interest rates by expected year of maturity. The variable rate represents the floating interest rate calculated at August 31, 1999.

                                                                                     FAIR
(In thousands)     1999    2000      2001    2002    2003 THEREAFTER      TOTAL      VALUE
                   ----    ----      ----    ----    ---- ----------      -----      -----
DEBT:
Fixed rate       $214.8  $683.2    $760.8  $823.6  $891.6  $88,530.6  $91,904.6  $91,904.6
Avg. interest
rate                7.8%    7.8%      7.8%    7.8%    7.8%       7.9%       7.9%
Variable rate    $    -  $    -  $1,500.0  $    -  $    -  $       -  $ 1,500.0  $ 1,500.0
Avg. interest
rate                  -       -       6.6%      -       -          -        6.6%

NOTES
RECEIVABLE:
Fixed rate       $ 15.2  $ 51.1  $   54.9  $ 43.9  $ 42.2  $    38.7  $   594.3  $   594.3
Avg. interest
rate                7.2%    7.3%      7.3%    6.5%    6.1%       6.1%       6.4%

                            LEGAL PROCEEDINGS

     Merry Land is a defendant in a lawsuit in which ERP Operating Limited Partnership ("ERP") is suing Polar-BEK Company, arising from Polar-BEK's development of two apartment communities for ERP. The lawsuit was filed May 24, 1999 in the Superior Court of Gwinnett County, Georgia. ERP is a subsidiary of Equity Residential Properties Trust and is the successor in interest of Old Merry Land. The new Merry Land is an independent contractor for ERP assisting in the development of the projects. Polar-BEK removed the case to the United States District Court for the Northern District of Georgia in Atlanta, Georgia and on August 19, 1999, filed a counterclaim against ERP and named Merry Land as a defendant. Polar-BEK claims that Merry Land wrongfully interfered with Polar-BEK's business relationship with ERP, conspired with ERP to defraud Polar-BEK, breached covenants of good faith and fair dealing and breached the contract between Polar-BEK and Old Merry Land. Polar-BEK claims damages in a yet-determined amount (but in excess of $2 million) and requests $10 million in compensatory damages, plus punitive damages, attorneys' fees and costs.

     Merry Land has reached an oral, non-binding agreement to settle the lawsuit at no cost to Merry Land. However, there can be no assurance that the agreement will become final and binding or that Merry Land will not be found liable to Polar-BEK, or otherwise incur significant expenses in the defense of these claims.


                POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of our investment policies, financing policies and policies with respect to certain other activities. These policies have been determined by our directors and may be amended or revised from time to time at the discretion of the directors without a vote of the stockholders.

INVESTMENT POLICIES

     INVESTMENT IN REAL ESTATE OR INTERESTS IN REAL ESTATE. We will buy apartments and other income producing real estate which offer satisfactory levels of cash flow and the prospects for growth in cash flow and value.
We will focus primarily in the Southeast, particularly the coastal areas, but may consider attractive opportunities in other regions. We will actively manage and operate all of our income producing real estate. We may enter into joint ventures and other arrangements with third parties who may provide equity or expertise in a variety of real estate ventures. We will rehabilitate real estate when the expected returns justify the incremental costs of rehabilitation. We will build apartments and other income producing real estate when the expected returns are in excess of those available in acquisitions and justify the increased risk. Our real estate investments will generally be primarily for income. Properties that we develop or rehabilitate may be held for the production of income or may be sold. We do not have a policy limiting the amount or percentage of assets which will be invested in any specific property.

     INVESTMENT IN REAL ESTATE MORTGAGES. While we will emphasize equity real estate investments and have no current plans to invest in mortgages, we may invest in real estate mortgages in the future.

     SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES. We have no current plans, but may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

     INVESTMENTS IN OTHER SECURITIES. While we will emphasize equity real estate investments and have no current plans, we may consider bonds, preferred stocks, common stocks or other types of securities in entities which invest in real estate. In particular, we may enter into joint ventures and other arrangements with third parties who may provide equity or expertise in a variety of real estate ventures.
FINANCING POLICIES

     We will seek to finance our investments through both public and private secured and unsecured debt financings, as well as public and private placements of our equity securities. The equity securities may include both common and preferred equity issuances. There are currently no restrictions on the amount of debt that we may incur.

     We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments, including those currently encumbering our properties, usually limit additional indebtedness on such properties. We may also use bond financing from local governmental authorities and where appropriate, from affordable housing programs.

LENDING POLICIES

     We may consider offering purchase money financing in connection with the sale of multi-family properties where the provision of such financing will increase the value received by us for the property sold.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     We do not intend to qualify as a REIT, but we may from time to time, invest in REITs, sell properties or entities to REITs for cash and/or securities. Further, we may spin-off to our common stockholders, shares of our subsidiaries or shares of other entities we have acquired through the sale of our properties, investments or otherwise. These spin-offs may be taxable or non-taxable, depending upon the facts and circumstances.

     Merry Land may, but does not presently intend to, make investments other than as previously described. Merry Land has authority to offer its shares of common or preferred stock in exchange for property and to repurchase or otherwise reacquire its shares of common or preferred stock and may engage in such activities in the future. Specifically, the company is considering an odd lot program to repurchase common stock from holders of fewer than 100 shares. Merry Land does not intend to engage in trading, underwriting or the agency distribution or sale of securities of other issuers.

     Our policies with respect to these activities may be reviewed and modified from time to time by our directors without notice to or vote of its stockholders.

                                MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Merry Land's directors are divided into three classes with staggered terms. Approximately, one-third of the directors are elected each year. Merry Land's Bylaws provide for a Board of Directors consisting of not less than five nor more than nine members. The number of directors is fixed at five for the current year. All executive officers are elected annually for terms of one year and hold office until their successors are elected and qualify.

     The table below provides information about our directors and executive officers.

NAME,                        POSITION         YEAR
BUSINESS EXPERIENCE           WITH          DIRECTOR'S       DIRECTOR OR     COMMON STOCK BENEFICIALLY OWNED (1)
AND COMMITTEES       AGE     COMPANY       TERM EXPIRES     OFFICER SINCE    -----------------------------------
-------------------  ---     -------       ------------     -------------          AMOUNT    PERCENTAGE (2)
                                                                                   ------    ----------
David W. Cobb        50     Director          2001               1998              7,000 (3)    0.27%
Audit and Compensation Committee.  President of Provident Capital Funding,
a division of The Provident Bank.  Previously, Chairman, President and
Chief Executive Officer of National Capital Holdings, Inc. from January,
1997 to December, 1998.  President, mortgage finance subsidiaries of Furman
Selz LLC from October, 1995 through January, 1997.  President of Raymond
James Mortgage Capital from January, 1993 through October, 1995.

Dorrie E. Green      41     Vice President,   N/A                1998             66,690(4)(5)  2.56%
                            Chief Financial
                            Officer, Treasurer,
                            Secretary
Chief Financial Officer of Old Merry Land (footnote 9) from January, 1998 to October, 1998. Vice President of Old Merry Land from January, 1995 to
October, 1998. Employee of Old Merry Land since 1994. Chief Financial
Officer of JG Financial Management Services from September, 1992 to
October, 1994.

W. Tennent Houston   48     Chairman of the   2002               1998            466,565(4)(6) 17.93%
                            Board, Chief
                            Executive Officer
Executive Committee.  Chief Executive Officer of Old Merry Land (footnote
9)  from December, 1996 to October, 1998.  President of Old Merry Land from
1985 to October, 1998.  Chief Operating Officer of Old  Merry Land from
1985 to December, 1996.  Chief Financial Officer of Old Merry Land from
1982 until 1997.

Boone A. Knox        62     Director          2000               1998            131,743(3)(7)  5.06%
Executive Committee, Audit and Compensation Committee. Chairman of the
Board of Regions Bank, Central Georgia since 1997.  Chairman of the Board of Old Merry Land (footnote 9) from December, 1996 to October, 1998.
Previously, Chairman of the Board and Chief Executive Officer of Allied
Bankshares, Inc. from 1984 to 1997.  Director of Cousins Properties
Incorporated and Intercept Group, Inc., and a trustee of Equity Residential
Properties Trust.

Stewart R. Speed     35     Director          2001               1998              3,300(3)     0.13%
Audit and Compensation Committee.  Vice President of EastGroup Properties,
Inc. since February, 1997. Previously, employee of Old Merry Land from
April, 1993 to February, 1997.

Michael N. Thompson  50     Director,         2000               1998            216,058(4)(8)  8.31%
                            President,
                            Chief Operating
                            Officer
Executive Committee.  Executive Vice President of Old Merry Land(footnote
9) from January, 1997 to October, 1998.  Chief Operating Officer of Old
Merry Land from December, 1996 to October, 1998.  Vice President of Old
Merry Land from August, 1992 to January, 1997.  Trustee of Equity
Residential Properties Trust.


(1) The shares shown were owned directly by the named person as of August 31, 1999, unless otherwise indicated.
(2)  Assumes 2,601,300 shares outstanding as of August 31, 1999.
(3) On June 3, 1999, Messrs. Cobb, Knox and Speed each received a grant of 2,000 unrestricted common shares.
(4) On October 19, 1998, Messrs. Houston and Thompson each received a grant of 107,527 restricted common shares, and Mr. Green received a grant of 53,764 restricted common shares. One-fifteenth of each Executive Officer's restricted common shares vest on each anniversary date beginning on the date granted provided that they are still employed by Merry Land (otherwise, in the event the employee terminates service prior to vesting in the shares, the restricted common shares will be forfeitable). Messrs. Houston, Thompson, and Green will be entitled to vote and to receive any dividends declared with respect to both vested and unvested shares.
(5) Includes 77 shares held in Mr. Green's account in Merry Land's Employee Stock Ownership Plan (`ESOP") and 50,180 grant shares which are not yet vested.
(6) Includes 1,007 shares held in Mr. Houston's account in our ESOP, 155,071 shares in the ESOP which have not been allocated to the account of any company employee and for which Mr. Houston holds voting power as sole trustee of the ESOP, and 100,359 grant shares which are not yet vested.
(7) Includes 110,750 shares owned by Knox Limited, a limited partnership, 3133 Washington Road, Thomson, Georgia, 30824, of which Boone A. Knox is managing general partner, 11,046 shares owned by the Knox Foundation, a charitable trust, of which Boone A. Knox is trustee, 299 shares held by BT Investments, of which Boone A. Knox is general partner, 293 shares held in his wife's name and 40 shares held by his niece and nephew.
(8) Includes 286 shares owned by Mr. Thompson's wife and children, 260 shares held in Mr. Thompson's account in our ESOP, 100,359 restricted common shares which are not vested.
(9) Merry Land was formed on September 3, 1998 as a corporate subsidiary of Merry Land & Investment Company, Inc. (Old Merry Land) in connection with a transaction in which Old Merry Land was merged into Equity Residential Properties Trust on October 19, 1998. On October 15, 1998, the common stock of Merry Land Properties was spun off to the common stockholders of Old Merry Land. When the merger was completed, Merry Land Properties began operating as an independent public company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has regularly scheduled meetings each quarter. The Board maintains an Executive Committee and an Audit and Compensation Committee but no nominating committee. The Executive Committee is empowered to conduct the business of Merry Land between Board meetings. The Audit and Compensation Committee supervises Merry Land's independent public accounting firm and determines the compensation for Merry Land's Chief Executive Officer.

COMPENSATION OF THE BOARD OF DIRECTORS

     Directors, with the exception of Messrs. Houston and Thompson, receive fees of $1,000 for each Board meeting and Audit and Compensation Committee meeting attended, and $250 for each Executive Committee Meeting attended. In addition, the Board has approved a Directors Stock Compensation Plan and awarded 2,000 shares of company common stock in 1999 to the Directors, with the exception of Messrs. Houston and Thompson. Messrs. Houston and Thompson, who are company employees, receive no compensation for their service on the Board or its committees.

EXECUTIVE COMPENSATION

   The following table sets forth the compensation paid or accrued for services by Merry Land's three executive officers for the period from October 15, 1998 (the date Merry Land began operating as an independent company) to August 31, 1999.


                                                                   LONG-TERM
                                                                 COMPENSATION
NAME AND PRINCIPAL         YEAR     Annual Compensation(1)      RESTRICTED STOCK       ALL OTHER
POSITION                   ----       Salary     Bonus               AWARDS(2)       COMPENSATION(3)
--------                            ----------------------      ----------------     ---------------

W. Tennent Houston        1999        ---         ---                  ---               $2,400
Chairman of the Board     1998        ---         ---             $477,420               $  716
and Chief Executive
Officer

Michael N. Thompson       1999        ---         ---                  ---               $2,400
President and Chief       1998        ---         ---             $477,420               $  716
Operating Officer

Dorrie E. Green           1999    $76,059         ---                  ---               $2,400
Vice President and Chief  1998    $16,923      $4,000             $238,710               $2,408(4)
Financial Officer

(1) Messrs. Houston and Thompson did not receive any base pay or cash bonus from Merry Land Properties in 1998 or 1999, but may receive such
    payments in 2000.   Includes amounts paid for the period from October
    15, 1998 to August 31, 1999.   On October 15, 1998, the shares of Merry
    Land Properties, a newly created subsidiary of Merry Land & Investment Company, Inc. were spun out as a dividend to Old Merry Land stockholders in conjunction with old Merry Land's merger into Equity Residential Properties Trust.
(2) See footnote 4 on page 39. Based upon the average of the high and low prices on the date of the grant of $4.44 per common share, the restricted common shares vested to each of Messrs. Houston and Thompson had a market value of $31,827, and the restricted common shares vested to Mr. Green had a market value of $15,914. The value of vested shares of each such grant, based on the closing price of $4.8125 per share of our common shares on August 31, 1999, was $34,498.26 for Messrs. Houston and Thompson, and $17,249.30 for Mr. Green. Based upon the average of the high and low prices on the date of the grant of $4.44 per common share, the market value of the vested and unvested shares to Messrs. Houston,Thompson and Green was $477,420, $477,420, and $238,710.
(3) Messrs. Houston, Thompson, and Green each receive $300 per month for an auto allowance, as do all employees of the company who frequently use their car on company business.
(4) Merry Land contributed $1,692 to  Mr. Green's ESOP account in 1998.

OPTION GRANTS IN LAST FISCAL YEAR

None.

INCENTIVE AND RETIREMENT PLANS

     In 1998, Merry Land established a Management Incentive Plan which authorized a total of 500,000 grants of stock options, stock loans, restricted stock grants or dividend rights. Awards for 466,318 shares were granted in 1998. Awards to the executive officers are described in the preceding tables. See "Directors and Executive Officers" and "Executive Compensation".

     Merry Land also maintains an Employee Stock Ownership Plan (ESOP) for the benefit of its employees. All employees are entitled to participate after an initial waiting period. Plan participants share in contributions to this retirement plan in proportion to their compensation. We expect to make contributions to each participants' account of up to 10% of his or her compensation.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

     The company's Audit and Compensation Committee acts on compensation matters for the Chairman and President as well as for Directors. The Board of Directors acts as a whole on compensation matters for the other executive officers and the administration of stock grants.

     The Board's goal in setting executive compensation is to link pay to company performance by making stock based compensation a significant component of executive pay and by paying discretionary cash bonuses on the basis of company as well as individual performance. In determining all forms of compensation the Board evaluates competitors' levels of base salary, cash bonuses and stock based plans, the level of compensation necessary to attract and retain executive talent and the executive officer's contribution toward the achievement of the company's goals of increasing shareholder value. Company performance is measured by several indicators, including stock price performance and growth in funds from operations. The Board does not establish specific performance criteria but instead subjectively considers the company's performance and each executive officer's contribution toward the achievement of the company goals.

     In order to lessen the company's overhead burden for its first-year of operation, neither the Chairman of the Board and Chief Executive Officer nor the President and Chief Operating Officer will receive any base pay in 1999. The company intends to pay base salaries to its Chief Executive Officer and Chief Operating Officer in 2000.

     In October, 1998, the shareholders of the company approved the1998 Management Incentive Plan under which the stock grants described above were made to its executives and other employees. The Board's objectives in administering the stock grants are to link a substantial portion of employee compensation to the value of the company's common stock, thereby aligning the interests of its employees and executive officers with those of its shareholders, and also to retain its employees through long-term vesting of the grants. Benefits from these stock grants are derived through vesting in fifteen annual installments and through increases in stock price and the payment of cash dividends, if any. In October,1998, fifteen employees, including the company's three executive officers, received restricted stock grants for a total of 466,318 shares of the company's common stock.

     The Omnibus Budget Reconciliation Act of 1993 provides that compensation in excess of $1 million per year paid to the chief executive officer of a company as well as the other named executive officers listed in the company's proxy statement will not be deductible unless the compensation is "performance-based" and the related compensation plans are approved by shareholders. The company does not anticipate its executive compensation will come within the reach of this legislation.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Although the Audit and Compensation Committee has not established any policy that would maintain the overall executive compensation level within any particular range of industry norms, the intent of the Board is that compensation of the Chief Executive Officer should be no more than is typical for chief executives of similar companies of similar size. The Committee believes that its stock grant program is a key element in motivating the Chief Executive Officer to achieve the company's financial and operational objectives. Under this program a substantial portion of compensation is tied to continued employment by the company and to increases in the price of the company's common stock and the payment of cash dividends, if any.

     Mr. Houston did not receive any base pay or cash bonus in 1998 or 1999, but he received grants for 107,527 shares of restricted stock. These shares had a value of $4.44 per share, based on the average of the high and low prices of the common stock, on October 19, 1998, the date of the grant. If he is still employed by the company, one fifteenth of the restricted common stock granted becomes vested on each anniversary date of the award beginning on the date granted. At the market price of $5.63 per share on October 14, 1999, the value of the shares vested in 1999 would be approximately $40,000, and the value of the total award once vested using the value at the time of the grant of $4.44 per share would be $477,420. Mr. Houston is entitled to vote and to receive any dividends declared with respect to both vested and unvested shares. He will also be entitled to further compensation and awards as may be approved in the future by the Board.

                                                              David W. Cobb

                                                         W. Tennent Houston

                                                              Boone A. Knox

                                                           Stewart R. Speed

                                                        Michael N. Thompson


LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

     Merry Land's officers and directors are indemnified under Georgia law against certain liabilities. The Articles of Incorporation and Bylaws require Merry Land to indemnify our directors and officers to the fullest extent permitted from time to time by Georgia law. Merry Land also provides its officers and directors with liability insurance coverage.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Merry Land's Articles contain a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) any appropriation, in violation of his duties, of any business opportunity of the corporation;
(b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director for unlawful distributions to stockholders when the director did not prudently perform his duties in good faith in the best interests of the corporation; or (d) any transaction, whether or not involving action in the director's official capacity, from which the director derived a personal benefit that is determined by the corporation (or, if necessary, by the courts) to be improper. Pursuant to its Articles, Merry Land will indemnify its directors and officers, whether serving Merry Land or at Merry Land's request any other entity, to the full extent required or permitted by Georgia law, including the advance of expenses to the full extent permitted by law. This indemnification and advancement of expenses shall continue to a person who has ceased to a director or officer, unless otherwise provided when a director's or officer's term is terminated.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     Merry Land's has not adopted any policies and its governing instruments contain no provisions limiting any director, officer, security holder or affiliate from engaging in any transactions to which Merry Land is a party or has an interest, or from engaging for their own account in business activities of the types conducted by Merry Land. We may consider such policies in the future if circumstances warrant.


                          PRINCIPAL STOCKHOLDERS

VOTING SECURITIES AND PRINCIPAL HOLDERS

     On August 31, 1999, the total number of outstanding shares of Merry Land's common stock (our only voting securities) was 2,601,300, each of which is entitled to one vote. The table below sets forth certain information concerning the only persons known to us to beneficially own more than 5% of the outstanding common stock, and the beneficial ownership of common stock of the directors and executive officers as a group:

                                      AMOUNT AND NATURE OF
NAME AND ADDRESS OF                BENEFICIAL OWNERSHIP AS OF             PERCENT OF
BENEFICIAL OWNER                      AUGUST 31, 1999 (1)                  CLASS (2)
-------------------                --------------------------             ----------

W. Tennent Houston                          466,565                         17.93%
   2821 Hillcrest Ave.
   Augusta, GA 30909

Michael N. Thompson                         216,058                          8.31%
   5 Brigantine Court
   Savannah, GA 31410

Boone A. Knox                               131,743                          5.06%


All Directors and
Officers as a Group                         891,356                         34.27%

(1)   Assumes 2,601,300 shares outstanding.
(2)   See "Management --  Directors and Executive Officers."

                               THE OFFERING

BASIC SUBSCRIPTION

     Merry Land is distributing to each holder of common shares of record
as of the close of business on [         ], 1999, the record date, one
right for every common share held. Three rights entitle a holder to purchase one preferred security for $10.00, subject to the minimum subscription. Merry Land is distributing a total of 2,601,300 rights.

MINIMUM SUBSCRIPTION

     The minimum subscription is for 100 preferred securities for a total investment of $1,000, regardless of the number of rights held. A holder of less than 300 rights is not entitled to purchase the full minimum subscription of 100 preferred securities in the basic subscription and, thus, in order to buy any preferred securities, must exercise the basic subscription and the oversubscription privilege to subscribe for at least 100 preferred securities for $1,000. The purpose of the minimum subscription is to attempt to limit the number of odd lot holders of less than 100 preferred securities, for whom the annual expenses of maintaining the accounts are disproportionately high. Nevertheless, a holder exercising less than 300 rights may be allocated an odd lot of preferred securities if there are not enough unsubscribed preferred securities to fully satisfy the required oversubscription by that holder.

OVERSUBSCRIPTION PRIVILEGE

     A holder of rights who validly exercises in full his or her basic subscription may also oversubscribe at the $10.00 per preferred security subscription price for additional preferred securities that have not been purchased through the basic exercise of rights. A holder may exercise the oversubscription privilege only concurrently with his or her basic subscription. If there are not enough unsubscribed preferred securities available to satisfy fully all exercises of the oversubscription privilege, the available unsubscribed preferred securities will be allocated pro rata among holders who exercise the oversubscription privilege based on the numbers of rights exercised by those holders through the basic subscription.

     No fractional preferred securities will be issued to satisfy any exercise of the oversubscription privilege. Certificates representing the preferred securities purchased through the oversubscription privilege will be delivered to holders as soon as practicable after the offering expires and after all prorations have been effected. Any amounts overpaid by holders will be refunded as soon as practicable after the offering expires, without interest.

WITHDRAWAL

     Merry Land reserves the right to withdraw the offering at any time before or at the time it is due to expire for any reason. If Merry Land withdraws the offering, all funds received from holders will be refunded promptly without interest.

SUBSCRIPTION AGENT

     The subscription agent and escrow agent for this offering is First Union National Bank. The address to which Rights Certificates, Notices of Guaranteed Delivery and payments, other than wire transfers, should be mailed or delivered is 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28262.

     Other than as set forth above, delivery of Rights Certificates, Notices of Guaranteed Delivery and payments, other than wire transfers, will not constitute a valid delivery.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE METHOD OF
SUBSCRIBING FOR PREFERRED SECURITIES OR FOR ADDITIONAL COPIES OF THIS PROSPECTUS SHOULD BE DIRECTED TO THE REORGANIZATION AREA OF THE
SUBSCRIPTION AGENT, AT 800-829-8432.

FRACTIONAL PREFERRED SECURITIES

     No fractional preferred securities will be issued in this offering. Rights Certificates may not be divided in any manner as to create fractional rights. Banks, trust companies, securities dealers and brokers that hold common shares as nominees for more than one beneficial owner may have a Rights Certificate divided by the subscription agent or may, upon proper showing to the subscription agent, exercise their rights on the same basis as if the beneficial owners were record holders on the record date. Merry Land reserves the right to deny any division of Rights Certificates if in its opinion the result would be inconsistent with the intent of this privilege.

METHOD OF EXERCISING RIGHTS AND OVERSUBSCRIPTION PRIVILEGE

     A holder may exercise his or her basic subscription and oversubscription privilege by properly completing and executing the Rights Certificate and forwarding it, together with payment of the subscription price for each preferred security subscribed for through the basic subscription and the oversubscription privilege, to the subscription agent at the appropriate address set forth above. Persons holding common shares and receiving rights through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding stock certificates who would prefer to have such institutions effect transactions relating to rights on their behalf, should contact the appropriate nominee or institution and request it to effect the transactions for them. Banks, trust companies, securities dealers and brokers that hold common shares as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their basic subscription and oversubscription privilege on the same basis as if the beneficial owners were record holders on the record date. In the case of holders of rights that are held of record through the Depository Trust Company ("DTC"), those rights may be exercised by instructing DTC to transfer rights from that holder's DTC account to the subscription agent's DTC account, together with payment of the full subscription price. Except as described under "-- Late Delivery of Payments and Rights Certificates," to be accepted, the properly completed and duly executed Rights Certificate and the payment must be received by the subscription agent before the offering expires. Rights certificates received after that time will not be honored. Payments must be made in full in United States currency by either:

        - a check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to First Union National Bank, or
        - a wire transfer of funds to the account maintained by the subscription agent for that purpose at First Union National Bank at 1525 West W. T. Harris Boulevard, 3C3, Charlotte, North Carolina 28262.

   Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Holders should contact the subscription agent at 800-829-8432 for specific payment instructions. The subscription price will be deemed to have been received by the subscription agent only upon:

        - clearance of any uncertified check,
        - receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or
        - receipt of good funds in the subscription agent's account designated above.

   The instruction letter accompanying the Rights Certificate should be read carefully and strictly followed. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO MERRY LAND. Except as described under "-- Late Delivery of Payments and Rights Certificates," no subscription will be considered received until the subscription agent has received delivery of a properly completed and duly executed Rights Certificate and payment of the full subscription price. The risk of delivery of all documents and payments is on holders, not Merry Land or the subscription agent.

THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THOSE CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT BEFORE THE OFFERING EXPIRES. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY OR ARRANGE FOR PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS. LATE DELIVERY OF PAYMENTS AND RIGHTS CERTIFICATES

   If, before the offering expires, the subscription agent has received a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying this Prospectus either by hand, mail, telegram or facsimile transmission, specifying the name of the holder of rights and the number of preferred securities subscribed for, stating separately the number of preferred securities subscribed for through the exercise of the basic subscription and the oversubscription privilege and guaranteeing that the properly completed and executed Rights Certificate and payment of the full subscription price for all preferred securities subscribed and oversubscribed for will be delivered to the subscription agent within three business days after the offering expires, that subscription may be accepted, subject to the subscription agent's withholding the certificates for preferred securities until receipt of the properly completed and duly executed Rights Certificate and payment of the appropriate subscription price within that time period. In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder's DTC account to the subscription agent's DTC account, together with payment of the full subscription price. The Notice of Guaranteed Delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of Guaranteed Delivery and payments should be mailed or delivered to the appropriate addresses set forth under "-- Subscription Agent."

TRANSFERABILITY OF RIGHTS

   The rights may not be transferred, except by operation of law in the event of death or dissolution of their holder.

VALIDITY OF SUBSCRIPTIONS

   All questions regarding the validity and form of the exercise of the basic subscription or the oversubscription privilege, including time of receipt and eligibility to participate in the offering, will be determined solely by Merry Land, which determination shall be final and binding. Once made, subscriptions and directions are irrevocable, and no alternative, conditional or contingent subscriptions or directions will be accepted. Merry Land reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which, in the opinion of Merry Land's counsel, would be unlawful. Any irregularities in connection with subscriptions must be cured before the offering expires unless waived by Merry Land in its sole discretion. Neither Merry Land nor the subscription agent shall be under any duty to give notification of defects in subscriptions or incur any liability for failure to give that notification. A subscription will be considered accepted, subject to Merry Land's right to withdraw or terminate the offering only when a properly completed and duly executed Rights Certificate, any other required documents and payment of the full subscription price with respect to that subscription have been received by the subscription agent. Merry Land's interpretations of the terms and conditions of the offering shall be final and binding.

ESCROW ARRANGEMENTS; RETURN OF FUNDS

   Funds received in payment of the subscription price for preferred securities subscribed for will be held in a segregated account by the subscription agent pending completion of this offering. Monies will be held in escrow until this offering is completed or is canceled. If the offering is canceled for any reason, monies will be returned to subscribers without interest or deduction promptly thereafter. If a rights holder exercising the basic subscription or the oversubscription privilege is allocated fewer than the number of preferred securities that holder subscribed for, the excess funds paid by such holder will be returned without interest as soon as practicable after the offering expires.

RIGHTS OF SUBSCRIBERS

   Holders will have no rights as security holders of Merry Land Capital Trust with respect to preferred securities subscribed for until certificates representing those preferred securities are issued to them. Holders will have no right to revoke their subscriptions after delivery to the subscription agent of a completed Rights Certificate and any other required documents.

FOREIGN STOCKHOLDERS

   Rights Certificates will not be mailed to holders whose addresses are outside the United States or who have an army post office or foreign post office address, but will be held by the subscription agent for their account. To exercise rights, those holders must notify the subscription agent by completing an International Holder Subscription Form which will be delivered to those holders in lieu of a Rights Certificate, and sending it by mail or telecopy to the subscription agent at the address and telecopy number specified above.

NO REVOCATION

   ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION OR THE OVERSUBSCRIPTION PRIVILEGE THAT EXERCISE MAY NOT BE REVOKED.

DELIVERY OF PREFERRED SECURITIES

   Certificates representing preferred securities purchased through the exercise of the basic subscription or the oversubscription privilege will be delivered as soon as practicable after the offering expires, the receipt of all required documents and payment in full of the aggregate subscription price due for such preferred securities. In the case of stockholders whose common shares are held through DTC and third-party investors who arrange for delivery and payment through DTC, the appropriate participant account will be credited.

TAX TREATMENT OF RIGHTS DISTRIBUTION

   Based upon discussions with our financial and tax advisors, we do not believe the distribution of the rights to purchase the preferred securities will be taxable to our stockholders. For a discussion of the tax consequences if the rights are determined by the Internal Revenue Service to have value, see "United States Federal Income Taxation -- Tax Treatment of Rights Distribution."

MANAGEMENT PARTICIPATION

   Merry Land's three executive officers and its directors have expressed their non-binding intention to subscribe for preferred units at least in amounts equal to their basic subscription rights, which is an aggregate of 247,762 preferred securities or approximately $2.5 million.

DILUTION

   Stockholders who do not exercise their rights and ultimately convert the preferred securities into our common shares will have their percentage ownership in the company diluted to the extent other holders of preferred securities exercise their conversion rights.


                                THE TRUST

   Merry Land Capital Trust is a statutory business trust formed by Merry Land under Delaware law by filing a certificate of trust with the Delaware Secretary of State. An amended and restated trust agreement was signed on
[                 ], 1999 by Merry Land as depositor, First Union National
Bank, as property trustee, William J. Reif, as Delaware trustee, and by three of our officers as administrative trustees. The trust agreement, indenture and guarantee will each be qualified under the Trust Indenture Act. The trust has a term of 30 years, but may dissolve earlier as provided in the trust agreement.

THE ISSUANCE AND SALE OF THE TRUST SECURITIES

   Merry Land created the trust solely to:
        - issue and sell its preferred securities and common securities, which represent proportionate beneficial ownership interests in the trust and its assets;
        - use the proceeds from the sale of the trust securities to buy junior subordinated debentures from Merry Land; and
        - engage in only those other activities necessary or convenient to accomplish the other purposes.

     Because the trust's only assets will be Merry Land's junior subordinated debentures, Merry Land's payments on those debentures will be the only source of funds to be paid to the owners of the trust securities.

     Merry Land will acquire and own all of the common securities of the trust. The common securities will have an aggregate liquidation amount of at least 3% of the total capital of the trust. The remainder, representing up to 97% of the ownership interests in the trust, will be preferred securities of the trust that may be sold to Merry Land's stockholders. The common securities and the preferred securities will have substantially the same terms, including the same priority of payment, and will receive proportionate payments from the trust in respect of distributions and payments upon liquidation, redemption or otherwise at the same times, with one exception: if Merry Land defaults on the junior subordinated debentures that it issues to the trust and does not cure the default within the time specified in the indenture, Merry Land's rights to receive payments as the holder of the common securities of the trust will be subordinated to the rights of the holders of the preferred securities. See "Description of the Preferred Securities -- Subordination of Trust's Common Securities."

     The trust's business and affairs will be conducted by its trustees, whom Merry Land, as holder of the common securities, will appoint. Under the trust agreement, the trustees for the trust are:
             - First Union National Bank,  as the property trustee;
             - William J. Reif, as the Delaware trustee; and
             - Three of our officers, as individual administrative trustees.

     We refer to all of these trustees collectively as the "issuer trustees." First Union National Bank, as property trustee, will act as sole indenture trustee under the trust agreement for purposes of compliance with the Trust Indenture Act. First Union National Bank also will act as guarantee trustee under our guarantee agreement relating to the preferred securities. See "Guarantee" and "Description of the Junior Subordinated Debentures."

     The property trustee will hold title to the junior subordinated debentures for the benefit of the trust and the holders of the preferred securities and common securities and will have the power to exercise all of the rights, powers and privileges as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made by us in respect of the debentures. The property trustee will make all payments to the holders of the preferred securities and the common securities out of funds from this bank account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities.

     As the holder of the common securities of the trust, Merry Land ordinarily will have the right to appoint, remove or replace the property trustee or the Delaware trustee. However, if Merry Land is in default with respect to the junior subordinated debentures issued to the trust and has not cured that default within the time specified in the indenture, then the holders of a majority in liquidation amount of the trust's outstanding preferred securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees; Merry Land retains that right exclusively as the holder of the common securities. The duties and obligations of each issuer trustee are governed by the trust agreement.

     Under the indenture and the trust agreement, Merry Land promises to pay all fees and expenses related to the trust and the offering of the preferred securities. Merry Land also will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust, except obligations under the preferred securities and the common securities.

     The trust has no separate financial statements. Separate financial statements would not be material to holders of the preferred securities because the trust has no independent operations. It exists solely for the limited functions summarized above.

     The principal executive office of the trust is c/o Merry Land Properties, Inc., 624 Ellis Street Augusta, Georgia 30901, and its telephone number is (706)722-6756.


                  DESCRIPTION OF THE PREFERRED SECURITIES

     Under the terms of the trust agreement, the issuer trustees are authorized to issue preferred securities and common securities on behalf of the trust. We have summarized selected provisions of the preferred securities and the trust agreement below. Because this is a summary, it does not contain all information you should consider. The form of trust agreement has been filed as an exhibit to the registration statement of which this Prospectus forms a part. You should read the form of trust agreement for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act.

GENERAL

     The preferred securities will represent undivided preferred beneficial ownership interests in the assets of the trust. The common securities will represent undivided common beneficial ownership interests in the assets of the trust. The preferred securities of the trust will rank equally, and payments on the preferred securities will be made pro rata, with the common securities of the trust, except that the holders of the preferred securities will be entitled to a preference over holders of the common securities of the trust in the circumstances described below under "-- Subordination of Trust's Common Securities." Holders of preferred securities also will have the other benefits described in the trust agreement.

DISTRIBUTIONS

     Distributions on each preferred security will be payable at the annual
rate of [    ]% of the liquidation preference of $10 per preferred
security. Distributions will be cumulative and will accumulate from the date of original issuance. Distributions will not accrue on unpaid distributions. Except as set forth below, the property trustee will make payments quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to holders of record on the applicable record date, commencing on December 31, 1999. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     The funds of the trust available for distribution to the holders of the preferred securities are limited to payments made under the junior subordinated debentures by Merry Land to the trust. The debentures will be the only assets of the trust. Therefore, if Merry Land does not make interest payments under the debentures, the property trustee will not have funds available to pay distributions on the preferred securities. Merry Land has guaranteed the payment of distributions on the preferred securities on a limited basis, but only if and to the extent the trust has funds legally available for the payment of distributions. See "Guarantee."

     If any date on which distributions are payable on the preferred securities is not a business day, then the distributions will be payable on the next succeeding business day. No additional distributions or other payments will accrue because of the delay in the payment date. For this purpose, a business day is any day that is not a Saturday, a Sunday, a day on which banking institutions in New York City may legally close, or a day on which the corporate trust office of the property trustee or debenture trustee is closed for business.

     The record date for each distribution will be 15 days prior to the distribution date. Distributions on the preferred securities will be payable to the holders as they appear on the register of the trust on the relevant record dates.

DEFERRAL OF DISTRIBUTIONS

     If Merry Land is not in default under the terms of the junior subordinated debentures, Merry Land has the right to defer the payment of interest on the debentures at any time or times for periods of up to 20 consecutive quarters each; however, Merry Land may not defer the payment of interest beyond the stated maturity date of the debentures. Merry Land may exercise this deferral right on multiple occasions during the term of the debentures. If Merry Land defers the payment of interest on the junior subordinated debentures, the quarterly distributions to the holders of the preferred securities will be deferred by the trust for the same period. In the event Merry Land defers the payment of interest on the debentures, the interest rate on the debentures will increase to a rate that will yield the
holders of the debentures an annualized return of [    ]% compounded
quarterly. No interest will accrue on unpaid interest. Whenever there is unpaid deferred interest outstanding, the interest rate will be adjusted quarterly to the rate corresponding to the number of quarters for which interest has been deferred, as follows:

   Quarters of                              Quarters of
Deferred Interest     Adjusted Rate      Deferred Interest     Adjusted Rate
-----------------     -------------      -----------------     -------------
        0              [        ]%              11              [          ]%
        1              [        ]%              12              [          ]%
        2              [        ]%              13              [          ]%
        3              [        ]%              14              [          ]%
        4              [        ]%              15              [          ]%
        5              [        ]%              16              [          ]%
        6              [        ]%              17              [          ]%
        7              [        ]%              18              [          ]%
        8              [        ]%              19              [          ]%
        9              [        ]%              20              [          ]%
       10              [        ]%

     The adjusted interest rate will be effective beginning the calendar day subsequent to the due date of the interest payment. Upon payment of all deferred interest on the debentures, the interest rate thereon will
return to [    ]% per annum, effective on the date all deferred interest is paid. The rate of accrual of distributions on the common and preferred securities will be adjusted to the same extent as any change in the interest rate due on the debentures.

     During any period in which Merry Land elects not to pay interest on the junior subordinated debentures, Merry Land may not, and its subsidiaries may not, take any of the following actions:
        - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Merry Land's capital shares, or
        - make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any of Merry Land's debt that ranks equal to or junior to the junior subordinated debentures, except it may:
        - make or declare any dividend, redemption, liquidation, interest, principal or guarantee payment, if the payment is made by way of securities that rank equal to or junior to the securities on which the payment is being made,
        - make redemptions or purchases of any rights pursuant to a stockholder rights agreement and the declaration of a dividend of the rights or the issuance of preferred shares under the stockholder rights agreement in the future,
        - make any payment under the guarantee relating to the preferred securities of the trust,
        - make purchases of common shares related to the issuance of common shares under any of Merry Land's benefit plans for its directors, officers or employees,
        - make reclassifications of Merry Land's capital shares, or exchanges or conversions of one series or class of Merry Land's capital shares for another series or class of capital shares, and
        - make purchases of fractional interests in Merry Land's capital shares pursuant to the conversion or exchange provisions of the capital shares or the security being converted or exchanged.

     Merry Land has no current intention to exercise its right to defer payments of interest under the junior subordinated debentures.

CONVERSION RIGHTS -- GENERALLY

     The holders of the preferred securities may convert their securities into Merry Land's common shares at any time in the manner described below
at the conversion ratio of [         ] common shares for each preferred
security, subject to adjustment as described under "Conversion Price
Adjustments." This equates to an initial conversion price of $[     ]  per
common share. Merry Land will not issue fractional common shares as a result of conversion, but rather will pay cash in lieu of any fractional share interest.

     A holder of preferred securities who desires to convert preferred securities should contact the property trustee, as conversion agent, to obtain the required form of conversion notice. The holder will surrender the certificates representing the preferred securities to the conversion agent, along with an irrevocable conversion notice. The conversion agent will then exchange the holder's preferred securities for a portion of the junior subordinated debentures and immediately convert those debentures into Merry Land's common shares.

     When Merry Land delivers the fixed number of common shares into which the junior subordinated debentures are convertible, together with any cash payment made in lieu of payment of a fractional share, Merry Land will have no further obligation to pay the principal amount at maturity of the debentures that were converted or to pay any interest that had accrued on those debentures at the time of conversion.

     The trust will not pay accrued distributions on preferred securities that are converted, unless the conversion occurs during the period between the record date for the payment of a distribution and the corresponding distribution payment date. Each conversion will be effective as of the end of the day before the day on which the conversion agent receives the notice of conversion.

     Common shares issued upon conversion of the preferred securities will be validly issued, fully paid and non-assessable.

CONVERSION PRICE ADJUSTMENTS

GENERAL
     Merry Land may reduce the conversion price of the debentures, and thus the conversion price of the preferred securities, at any time, by any amount it selects, and for any period of at least 30 days. Merry Land may exercise this right by giving at least 15 days' notice of the reduction. Merry Land may also, at its option, make other reductions in the conversion price, if its Board of Directors deems those reductions to be advisable to avoid or diminish any income tax to Merry Land's stockholders resulting from any dividend or distribution of shares, or rights to acquire shares, or from any event treated similarly for federal income tax purposes. See "United States Federal Income Taxation -- Adjustment of Conversion Price."

     The conversion price of the preferred securities will be adjusted, without duplication, upon the happening of the following events:
        - the payment of dividends and other distributions payable exclusively in common shares on common shares;
        - the issuance to all holders of common shares of rights or warrants entitling holders of those rights or warrants to subscribe for or purchase common shares for a period not exceeding 45 days at less than the then current market price of the common shares;
        - subdivisions and combinations of common shares;
        - the payment of dividends and other distributions to all holders of common shares consisting of evidences of our indebtedness, securities or capital stock, cash or assets, except for those rights or warrants referred to in the second bullet clause above and dividends and distributions paid exclusively in cash;
        - payment in respect of a tender or exchange offer, other than an odd lot offer, by Merry Land or any of its subsidiaries for common shares at a price per share in excess of 110% of the current market price of a common share on the trading day next succeeding the last date tenders or exchanges may be made pursuant to the tender or exchange offer. In this case, the adjustment is limited, in respect of the excess over current market price, to the amount in excess of 110% of the current market price; and
        - the payment of dividends and other distributions on common shares paid exclusively in cash, excluding any regular quarterly dividend payable solely in cash that may be established by our board of directors in the future.

     The conversion price will not be adjusted in the case of the issuance of any of Merry Land's common shares, or securities convertible into common shares, except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions described in the bullet points above, only one adjustment will be made. It will be the adjustment that has the highest absolute value to the holders of the preferred securities. In addition, no adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion price. If the adjustment is not made because the adjustment does not change the conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

     As used above, "current market price" of a common share for any day means the last reported sale price on that day, or if no sale takes place on that day, the average of the reported closing bid and asked prices on that day, as reported on the Nasdaq SmallCap Market consolidated transactions tape. If our common shares are not listed or admitted to trading on the Nasdaq SmallCap Market on that day, then the current market price will be determined based on the alternative exchanges or systems set forth in the trust agreement.

     MERGER, CONSOLIDATION OR SALE OF MERRY LAND'S ASSETs. If Merry Land is a party to a transaction which results in its common shares being converted into the right to receive, or being exchanged for, securities, cash or other property of a third party, the conversion price may be adjusted as described below. Examples of transactions which may result in an adjustment to the conversion price include:
        - a merger;
        - a consolidation;
        - a sale of all or substantially all of our assets;
        - a recapitalization or reclassification of Merry Land's common shares, except for changes relating to par value or occurring as a result of a subdivision or combination of common shares; or
        - any compulsory share exchange.

     The holders of preferred securities will have no voting rights with respect to any of these transactions.

     TRANSACTIONS AFFECTING ALL OR SUBSTANTIALLY ALL OF MERRY LAND'S
COMMON SHARES -- OVER 50% CONSIDERATION PAID IN STOCK. If all or substantially all of Merry Land's common shares are exchanged for, converted into or acquired for securities, cash or other property in a transaction in which more than 50% of the value of the consideration received by Merry Land's stockholders consists of common stock of another corporation that has been admitted for listing on a national securities exchange or quoted on the Nasdaq National Market, then each preferred security will thereafter be convertible into common stock of the kind received by Merry Land's stockholders in the transaction. For this to be applicable, the common stock received by Merry Land's stockholders must have been admitted for listing or admitted for listing subject to notice of issuance on the exchange or Nasdaq for each of the ten consecutive trading days prior to the record date for the determination of Merry Land's stockholders entitled to receive consideration in the transaction. In addition, one of the following also must be true:
        - Merry Land continues to exist after the transaction closes and the outstanding preferred securities of the trust continue to exist as outstanding preferred securities; or
        - on or before the closing of the transaction, the outstanding preferred securities are converted into or exchanged for shares of convertible preferred stock of an entity succeeding to Merry Land's business or the business of one of Merry Land's subsidiaries, and that convertible preferred stock has powers, preferences and relative rights and limitations substantially similar to those of the preferred securities.

     If the transaction meets the requirements described above, the conversion price of the preferred securities in effect immediately prior to the transaction will be adjusted immediately after the closing of the transaction by multiplying the current conversion price by a fraction. The numerator of the fraction will be the average of the closing prices for the common stock received from the third party in the transaction for the ten consecutive trading days prior to and including the record date for the determination of our stockholders entitled to receive consideration in the transaction, as adjusted by Merry Land in good faith to appropriately reflect any of the events referred to in the six bullet points appearing under "Conversion Price Adjustments -- General." The denominator will be the average of the closing prices for Merry Land's common shares during the ten trading days prior to the record date for the determination of Merry Land's stockholders entitled to receive consideration in the transaction. The term "closing price" means on any day the last reported sale price on that day or in case no sale takes place on that day, the average of the reported closing bid and asked prices, in each case on the Nasdaq SmallCap Market consolidated transactions tape, or if the stock is not listed or admitted to trading on the Nasdaq SmallCap Market, then on the alternative exchanges or systems set forth in the trust agreement.

     If the transaction meets the requirements described above, but:
        - the consideration received by Merry Land's stockholders was paid entirely in common stock of the third party, except for any cash payment for fractional share interests, and
        - all of Merry Land's outstanding common shares were exchanged for, converted into or acquired in the transaction, except for any cash payment for fractional share interests, then the conversion price of the preferred securities will be adjusted by using a different fraction than the one set forth above. In this case, the conversion price will be multiplied by a fraction in which the numerator is one, and the denominator is the number of shares of common stock of the third party received by Merry Land's stockholders for each one of Merry Land's shares that they owned.

     TRANSACTIONS AFFECTING ALL OR SUBSTANTIALLY ALL OF MERRY LAND'S COMMON
SHARES -- OTHER CONSIDERATION.   In all other transactions in which all or
substantially all of Merry Land's common shares are exchanged for, converted into or acquired for securities, cash or other property, then each preferred security will thereafter be convertible into the kind of consideration received by Merry Land's stockholders in the transaction. In this case, the conversion price of the preferred securities will be adjusted immediately after the transaction, but only if the calculation set forth below results in a lower conversion price than the one in effect immediately prior to the closing of the transaction:

     Step One: If the only consideration received by Merry Land's stockholders in the transaction was cash, determine which is greater:
        - the amount of cash received by our stockholders for one common share, and
        - $          , as this number may be adjusted from time to time.

     Alternative Step One: If the consideration received by Merry Land's stockholders in the transaction was not entirely cash, determine which is greater:
        - the average of the closing prices for Merry Land's common shares during the ten trading days prior to the record date for the determination of Merry Land's stockholders entitled to receive consideration in the transaction, and
        - $          , as this number may be adjusted from time to time.

     Step Two: Determine the amount of (a) the redemption price for one preferred security, assuming that the redemption date was on the closing date of the transaction, plus (b) the then-accrued and unpaid distributions on one preferred security.

     Step Three: Multiply the number determined in Step One or Alternative Step One by a fraction. The numerator of the fraction is $10. The denominator of the fraction is the amount determined in Step Two.

     The conversion price of the preferred securities following any transaction described above will be the lower of:
        - the conversion price in effect immediately prior to the closing of the transaction, but after giving effect to any other prior adjustments, and
        - the conversion price resulting from the three-step calculation set forth above.

     The number that is referenced as the second bullet point in each of Step One and Alternative Step One above is an amount equal to 66 2/3% of the reported last sales price of a common share on the Nasdaq SmallCap
Market on       [           ], 1999. That number will be adjusted any time
the conversion price of the preferred securities is adjusted, unless the conversion price adjustment occurs as a result of the above three-step calculation, so that the ratio of this number to the conversion price, after giving effect to the adjustment, will always be the same as the original ratio of the initial number to the initial conversion price.

     If, with respect to any adjustment to the conversion price, reference is made to the record date for the determination of Merry Land's stockholders entitled to receive consideration in the transaction, and no record date exists, then the relevant date will be the date upon which Merry Land's stockholders became entitled to receive the consideration.

     TRANSACTIONS AFFECTING LESS THAN SUBSTANTIALLY ALL OF MERRY LAND'S COMMON SHARES. In all other transactions in which some, but not all or substantially all, of Merry Land's common shares are converted into the right to receive, or are exchanged for, securities, cash or other property of a third party, then each preferred security thereafter will be convertible into the kind and amount of securities, cash or other property received by a shareholder of that number of common shares into which a preferred security was convertible immediately prior to the closing of the transaction.

TAX EVENT EXCHANGE OR REDEMPTION

     If a tax event, as described below, occurs, Merry Land may:
        - redeem the junior subordinated debentures, causing a redemption of the preferred securities;
        - pay additional sums for distribution to the holders of preferred securities; or
        - take no action and thereby allow the preferred securities to be exchanged for junior subordinated debentures.

     If a tax event occurs and is continuing, Merry Land will have the right, upon not less than 30 nor more than 60 days' notice, to redeem all or a portion of the junior subordinated debentures for cash within 90 days following the occurrence of the tax event. Following the redemption, the trust will redeem preferred securities and common securities with an aggregate liquidation preference equal to the aggregate principal amount of the debentures that are being redeemed, at the liquidation preference of the securities, plus accrued and unpaid distributions on those securities to the redemption date. The common securities will be redeemed on a pro rata basis with the preferred securities, except that if an event of default under the trust agreement has occurred and is continuing, the preferred securities will have priority over the common securities in the redemption.

     If a tax event occurs and is continuing, Merry Land will also have the right to elect to pay whatever additional amounts as are necessary in order that the amount of distributions then due and payable by the trust to the holders of the preferred securities and the common securities are not reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject to as a result of a tax event. Merry Land may exercise this right with respect to all or a portion of the outstanding preferred securities.

     If Merry Land does not exercise its redemption right or its right to pay additional sums as described above with respect to any or all of the preferred securities, the property trustee will direct the conversion agent to exchange such preferred securities for junior subordinated debentures.

     A "tax event" occurs if the property trustee, on behalf of the trust, receives an opinion of counsel stating that there is more than an insubstantial risk that after the date of the opinion one of the following will occur:
        - the trust is, or will be within 90 days after the date of the opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;
        - interest payable by Merry Land on the junior subordinated debentures is not, or within 90 days after the date of the opinion will not be, deductible by Merry Land, in whole or in part, for federal income tax purposes; or
        - the trust is, or will be within 90 days after the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     Additionally, in order for any of the above to constitute a tax event, the event must have occurred as a result of any amendment or change in the tax laws or regulations of the United States, tax laws or regulations of any political subdivision or taxing authority in the United States, or any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations, which does not pertain to the use of the proceeds from the issuance of the junior subordinated debentures. The change or amendment also must be effective, or the pronouncement or decision must be announced, on or after the date that the preferred securities are originally issued.

INVESTMENT COMPANY EVENT EXCHANGE

     If an investment company event occurs, as described below, the property trustee will direct the conversion agent to exchange all outstanding preferred securities for junior subordinated debentures. An "investment company event" occurs if the property trustee, on behalf of the trust, receives an opinion of counsel to the effect that, as a result of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended.

     The trust agreement provides that the holders of preferred securities, by purchasing the securities, will be deemed to have agreed to be bound by these provisions and those described in " -- Tax Event Exchange or Redemption" regarding the exchange of preferred securities for junior subordinated debentures.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Merry Land will have the right to terminate the trust at any time and, after satisfaction of the liabilities to creditors of the trust as provided by applicable law, cause the junior subordinated debentures to be distributed to the holders of the preferred securities in liquidation of the trust. Under current United States federal income tax law and its interpretations and assuming, as expected, that the trust is not treated as an association taxable as a corporation for United States federal income tax purposes, a distribution of the debentures will not be a taxable event to the trust and holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a tax event or an investment company event or other circumstances, however, the distribution could be a taxable event to holders of the preferred securities. See "United States Federal Income Taxation -- Redemption of Preferred Securities for Junior Subordinated Debentures or Cash."

     After the liquidation date fixed for any distribution of junior subordinated debentures for preferred securities:
        - the preferred securities will no longer be deemed to be outstanding, and
        - certificates representing the preferred securities will be deemed to represent the junior subordinated debentures having a principal amount equal to the liquidation preference of those preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on those preferred securities until the certificates are presented to the property trustee for transfer or reissuance.

OPTIONAL REDEMPTION

     The preferred securities may not be redeemed by the trust prior to , 2004, except as described below and as provided under " -- Tax Event Exchange or Redemption" above and under " -- Mandatory Redemption" below.

     On and after             , 2004, the preferred securities are subject
to redemption, in whole or in part, at 100% of the liquidation preference of the preferred securities, plus accrued and unpaid distributions, if any, to the date fixed for redemption.

     The trust also may redeem the preferred securities, in whole or in part, at any time, at a redemption price of $10 for preferred security, plus accrued and unpaid distributions, if any, to the date fixed for redemption if the closing price of Merry Land's common shares has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending not more than five trading days prior to the date of mailing of the notice of redemption.

     The trust may not redeem less than all of the outstanding preferred securities unless all accrued and unpaid distributions have been paid in full on all outstanding preferred securities for all quarterly distribution periods terminating on or prior to the redemption date.

MANDATORY REDEMPTION

     The junior subordinated debentures will be redeemed by Merry Land in their entirety upon repayment of the indebtedness represented by the debentures at maturity or as a result of the acceleration of the debentures. The proceeds from Merry Land's repayment will be applied to redeem preferred securities and common securities having an aggregate liquidation preference equal to the aggregate principal amount of debentures so repaid or redeemed at a redemption price equal to the respective liquidation preference of the preferred securities and common securities or, in the case of a redemption of the debentures, at the redemption price paid with respect to the debentures, as described below, together with accrued and unpaid distributions on the preferred securities and common securities to the date of redemption. If the indebtedness under the junior subordinated debentures is accelerated, the preferred securities will be redeemed only when repayment of the junior subordinated debentures actually has been received by the trust.

REDEMPTION PROCEDURES

     Any preferred securities that are redeemed will receive the redemption price from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the preferred securities will be made and the redemption price will be payable on the redemption date only to the extent that the trust has funds on hand available for the payment of the redemption price. See " --Distributions."

     The property trustee will mail to each record holder of preferred securities that are being redeemed an irrevocable notice of any optional or mandatory redemption at least 30 but not more than 60 days prior to the redemption date. If the property trustee gives a notice of redemption, then, by 12:00 noon New York City time on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities.

     Distributions payable on or prior to the redemption date for any preferred securities called for redemption will be paid to the holders of the preferred securities as of the relevant record dates for the related distribution dates. If a notice of redemption has been given and funds deposited as required, all rights of the holders of the preferred securities called for redemption will cease, except the rights to convert and to receive the redemption price, but without interest on the redemption price, and those preferred securities will cease to be outstanding.

     In the event that any redemption date is not a business day, then payment of the redemption price will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). However, if the next business day falls in the next calendar year, the redemption price will be payable on the immediately preceding business day. In the event that payment of the redemption price is improperly withheld or refused and not paid either by the trust or by Merry Land pursuant to its guarantee as described under "Guarantee," then:
        - distributions on the preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the trust for those preferred securities to the date the redemption price is actually paid, and
        - the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law, which includes United States federal securities law, Merry Land may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

     Payment of the redemption price and any distribution or exchange of junior subordinated debentures will be made to the record holders as they appear on the register for the preferred securities on the relevant record date. The record date will be the 15th day prior to the redemption date or liquidation date, as applicable.

     If less than all of the outstanding preferred securities and common securities are to be redeemed on a redemption date, then the aggregate liquidation preference of the preferred securities and common securities to be redeemed shall be allocated pro rata among the preferred securities and the common securities based on the relative liquidation amounts of the two classes. The property trustee will select the particular preferred securities to be redeemed not more than 60 days prior to the redemption date from the outstanding preferred securities not previously called for redemption, by lot or by another method that the property trustee determines is fair and appropriate and which may provide for the selection for redemption of portions (equal to $10 or an integral multiple of $10 in excess thereof) of the liquidation preference of the preferred securities. The property trustee will promptly notify the securities registrar and the conversion agent in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation preference of those securities to be redeemed.

     Unless we default in paying the redemption price, interest will cease to accrue on the junior subordinated debentures being redeemed on and after the redemption date.

SUBORDINATION OF TRUST'S COMMON SECURITIES

     Payment of distributions on, and the redemption price of, the trust's preferred securities and common securities generally shall be made pro rata based on the liquidation amount of the preferred securities and the common securities. If on any distribution date or redemption date an event of default exists under the trust agreement, then:
      - the trust will not pay any distribution on, or redemption price of, any of the trust's common securities, and the trust will not make any other payment on account of the redemption, liquidation or other acquisition of its common securities, unless:
        - all accumulated and unpaid distributions on all of the trust's outstanding preferred securities are paid in cash for all distribution periods ending on or prior to any payment on the common securities; or
        - in the case of a payment of the redemption price, the full amount of the redemption price on all of the trust's outstanding preferred securities then called for redemption shall have been paid or provided for; and
        - all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

     If an event of default occurs under the trust agreement, we (as holder of the trust's common securities) will be deemed to have waived any right to act with respect to the event of default until the effect of all events of default with respect to the preferred securities has been cured, waived or otherwise eliminated. Until any events of default under the trust agreement have been cured, waived or otherwise eliminated, the property trustee is required to act solely on behalf of the holders of the preferred securities and not on Merry Land's behalf as holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Upon any voluntary or involuntary liquidation, termination, dissolution or winding up of the trust, the holders of the preferred securities will be entitled to receive out of the assets of the trust, after all liabilities of the trust to its creditors are satisfied:
        - distributions in an amount equal to the aggregate of the stated liquidation preference of $10 per preferred security, plus accrued and unpaid distributions on the preferred securities to the date of payment; or
        - distributions of junior subordinated debentures on a pro rata basis in exchange for the preferred securities, together with accrued and unpaid interest equal to accrued and unpaid distributions on the preferred securities. The debentures distributed will be in an aggregate principal amount equal to the aggregate stated liquidation preference of, and with an interest rate identical to the distribution rate of, the preferred securities.

     If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its preferred securities will be paid on a pro rata basis.

     As the holder of the trust's common securities, we will be entitled to receive distributions upon any liquidation pro rata with the holders of the preferred securities. However, if an event of default relating to the junior subordinated debentures has occurred and is continuing, the preferred securities will have a priority over the common securities.

     The trust automatically will dissolve upon expiration of its term and will dissolve on the first to occur of:
        - specified events relating to our bankruptcy, dissolution or liquidation;
        - Merry Land's discretionary, written direction to the property trustee to dissolve the trust and distribute the junior subordinated debentures to the holders of the preferred securities and common securities;
        - the redemption, conversion or exchange of all of the trust's preferred securities and common securities;
        - the entry of an order for the dissolution of the trust by a court of competent jurisdiction; and
        - the occurrence of a tax event or investment company event, except in the case of a tax event after which Merry Land elects to pay additional amounts to the holders of the preferred securities,
        as described in      "--Tax Event Exchange or Redemption," and
        Merry Land has not revoked the election or failed to make the required payments.

EVENTS OF DEFAULT; NOTICE

     An event of default under the indenture for the junior subordinated debentures also is an event of default under the trust agreement. This is true regardless of the type of default under the indenture. A waiver of an event of default under the indenture by the property trustee at the direction of or with the consent of the holders of the preferred securities also is valid as a waiver of the corresponding event of default under the trust agreement.

     Within 60 days after the property trustee learns of a trust agreement event of default, the property trustee must give notice of that event of default to the holders of the preferred securities, to the administrative trustees and to us, unless the event of default has been cured or waived. Merry Land and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we each are in compliance with all the conditions and covenants applicable to us under the trust agreement.

     If an event of default exists with respect to the junior subordinated debentures, the preferred securities will have a preference over the common securities on termination of the trust as described under " -- Liquidation Distribution Upon Dissolution" above. The existence of a trust agreement event of default does not entitle the holders of preferred securities to have their preferred securities redeemed.

ENFORCEMENT OF RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a trust agreement event of default exists, the holders of preferred securities may rely on the property trustee, as holder of the junior subordinated debentures, to enforce its rights against us. The property trustee is required to notify each holder of preferred securities whenever the property trustee receives notice of default with respect to the junior subordinated debentures, unless the property trustee determines in good faith that withholding notice is in the best interests of the holders of the preferred securities or the default has been cured or waived. The holders of a majority in aggregate liquidation preference amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debentures. If the property trustee fails to enforce its rights as holder of the junior subordinated debentures after it is requested to do so by a holder of preferred securities, the holder may proceed to enforce his rights directly against Merry Land.

     However, if the trust agreement event of default is attributable to our failure to pay interest or principal on the junior subordinated debentures on the date the interest or principal otherwise is payable, or on the redemption date in the case of redemption, then a holder of preferred securities may institute action directly against us for enforcement of payment to him of the principal of or interest on junior subordinated debentures having a principal amount equal to the aggregate liquidation preference of the holder's preferred securities on or after the respective due date specified in the debentures. In connection with this direct action by a holder, Merry Land will be subrogated to the rights of the holder under the trust agreement to the extent of any payment made by us to the holder in the direct action. The holders of preferred securities will not be able to exercise directly against us any other remedy available to the property trustee unless the property trustee first fails to do so.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

     Any successor to the property trustee, the Delaware trustee or any administrative trustee by merger, conversion or consolidation or which otherwise succeeds to that trustee's corporate trust business will take the place of that trustee under the trust agreement if the successor otherwise is qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The trust may not merge, consolidate, amalgamate or be replaced by transferring or leasing its assets substantially as an entirety except as described below. The trust may, at our request, with the consent of the administrative trustees and without the consent of the property trustee, the Delaware trustee or the holders of the preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state if:
        - the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other successor securities having substantially the same terms as the preferred securities so long as the successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;
        - Merry Land expressly appoints a trustee of the successor entity possessing the same powers and duties that the property trustee has as the holder of the junior subordinated debentures;
        - the successor securities are listed on the same national securities exchange or other organization on which the preferred securities are then listed, if any;
        - the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;
        - the successor entity has a purpose substantially identical to that of the trust;
        - prior to the transaction Merry Land receives an opinion from independent counsel to the trust experienced in such matters to the effect that:
        - the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity, and
        - following the transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and
        - following the transaction, the successor entity will be treated as a grantor trust for United States federal income tax purposes; and
        - Merry Land or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee relating to the preferred securities of the trust.

     Notwithstanding the general provisions described above, the trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the transaction would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     The holders of the preferred securities have only the voting rights described below and under " Guarantee -- Amendments and Assignment," plus any voting rights required by law. No annual meetings for holders of preferred securities are planned.

     Merry Land and the issuer trustees may amend the trust agreement from time to time without the consent of any of the holders of the preferred securities:
        - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to address matters or questions arising under the trust agreement in a way that is consistent with the other provisions of the trust agreement, in each case so long as the amendment does not materially adversely affect the interests of the holders of the trust's securities; or
        - to modify, eliminate or add to any provision of the trust agreement if necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any preferred securities and common securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act; or
        - to maintain the qualification of the trust agreement under the Trust Indenture Act.

     Merry Land and the issuer trustees may amend the trust agreement in other respects with the consent of holders representing not less than a majority of the liquidation amounts of the outstanding preferred securities and common securities acting as a single class. In order to make these amendments, the issuer trustees must first receive an opinion of counsel experienced in these matters to the effect that the amendment or the exercise of any power granted to the issuer trustees in accordance with the amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act.

     Additionally, without the consent of each holder of preferred securities and common securities, no amendment may:
        - change the amount or timing of any distribution on the preferred securities and common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the preferred securities and common securities as of a specified date; or
        - restrict the right of a holder of preferred securities or common securities to sue for the enforcement of any distribution payment.

     If any proposed amendment to the trust agreement provides for, or the issuer trustees otherwise propose to effect, the dissolution, winding-up or termination of the trust in a manner that is not permitted by the trust agreement, then the holders of the then outstanding preferred securities are entitled to vote as a class on the proposed amendment or proposal. The amendment or proposal will not be effective except with the approval of the holders of the majority in aggregate liquidation preference of the preferred securities.

     Any amendment of the trust agreement becomes effective when Merry Land gives notice of the amendment to the holders of the preferred securities and common securities.

     The property trustee is required to notify each holder of preferred securities whenever the property trustee receives notice of a default with respect to the junior subordinated debentures, unless the property trustee determines in good faith that withholding notice is in the best interests of the holders of the preferred securities. The holders of a majority in aggregate liquidation preference amount of preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement. This includes the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debentures. If a default occurs while the junior subordinated debentures are held by the property trustee, the issuer trustees are not permitted to:
        - direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;
        - waive any past default that is waivable under the indenture governing the junior subordinated debentures;
        - exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due and payable; or
        - give a required consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, unless, in each case, they first obtain the approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. In the case of the fourth bullet clause above, when no trust agreement event of default exists, the holders of the preferred securities and the common securities, voting together as a single class, must approve. When the indenture requires the consent of the holders of the junior subordinated debentures, the property trustee cannot give the consent without first obtaining the consent of each holder of the preferred securities. The issuer trustees cannot revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities.

     Any required approval of holders of preferred securities may be given either at a properly convened meeting of holders of preferred securities or by a written consent. The property trustee must notify record holders of preferred securities of any meeting or of any matter upon which written action is requested.

     No vote or consent of the holders of preferred securities is required for the trust to redeem the preferred securities in accordance with the trust agreement. Holders of preferred securities have no right to appoint or remove the issuer trustees.

     Whenever holders of preferred securities are entitled to vote or consent under any of the circumstances described above, neither Merry Land nor the issuer trustees are permitted to vote, and any preferred securities that Merry Land or any of the issuer trustees or any of our affiliates own will be treated as if they were not outstanding for that purpose.

PAYMENT AND PAYING AGENCY

     The paying agent will mail checks to the registered holders at their addresses as shown on its register, and the redemption price or liquidation amount will be paid in immediately available funds when the holder surrenders the preferred security. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and to us. The paying agent can resign upon 30 days' written notice to the property trustee and to us. If the property trustee resigns as paying agent, the administrative trustees will appoint a bank or trust company acceptable to the administrative trustees and to us to act as paying agent.

TRANSFER AGENT, REGISTRAR AND PAYING, CONVERSION AND EXCHANGE AGENT

     The property trustee will act as transfer agent, registrar and paying, conversion and exchange agent for the preferred securities. The preferred securities will be registered in the name of the security holder. The preferred securities may be transferred or exchanged, based on administrative procedures described in the trust agreement, without the payment of any service charge (other than any tax or other governmental charge) by contacting the registrar and transfer agent, First Union National Bank, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28262. The trust will not register transfers of the preferred securities after they are called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee is required to perform only the duties that are specifically set forth in the trust agreement, other than during the continuance of a trust agreement event of default. After a trust agreement event of default, the property trustee is required to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee has no obligation to exercise any of its powers under the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so. If no trust agreement event of default exists and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, then we will have the right to tell the property trustee which action to take unless the matter is one on which holders of preferred securities are entitled to vote. If Merry Land does not give any directions, the property trustee will take whatever action it deems advisable and in the best interests of the holders of the preferred securities and common securities. The property trustee will have no liability except for its own bad faith, negligence or willful misconduct. Merry Land may maintain deposit accounts and conduct other banking and securities transactions and relationships with the property trustee.

EXPENSES OF THE TRUST

     Merry Land will pay all of the costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of any preferred securities or common securities the amounts due to the holders under the terms of those securities.

MISCELLANEOUS

     The administrative trustees are to operate the trust in such a way that:
      - the trust will not be:
        - deemed to be an "investment company" required to be registered under the Investment Company Act; or
        - classified as an association taxable as a corporation or partnership for United States federal income tax purposes; and
      - the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes.

     Merry Land and the administrative trustees are authorized to take any lawful action consistent with the certificate of trust and the trust agreement that Merry Land and the administrative trustees determine in our discretion to be necessary or desirable for these purposes, as long as the action does not materially and adversely affect the interests of the holders of the preferred securities.

     Holders of the preferred securities have no preemptive or similar rights.

     The trust may not borrow money or issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

     The trust agreement and the preferred securities are governed by Delaware law, excluding Sections 3540 and 3561 of Title 12 of the Delaware Code.


                                 GUARANTEE

      Merry Land will execute and deliver a guarantee agreement for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. First Union National Bank will act as guarantee trustee under the guarantee for the purposes of compliance with the Trust Indenture Act, and will hold the guarantee for the benefit of the holders of the preferred securities. We have summarized certain provisions of the guarantee below. Because this is a summary, it does not contain all information you should consider. The form of the guarantee agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part, and you should read the guarantee agreement for provisions that may be important to you.

GENERAL

     Merry Land will promise to make the guarantee payments to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert, other than the defense of payment. The guarantee covers the following payments, to the extent not paid by or on behalf of the trust:
        - any accumulated and unpaid distributions required to be paid on the preferred securities, but only if and to the extent that the trust has funds on hand available for the distributions at that time;
        - the redemption price of any preferred securities called for redemption, if and to the extent that the trust has funds on hand available to pay the redemption price at that time; or
        - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the junior subordinated debentures are distributed to the holders of the preferred securities, the lesser of
        - the liquidation distribution to the extent that the trust has funds on hand available to make the distribution; or
        - the amount of assets of the trust remaining available for distribution to holders of preferred securities.
     Our obligation to make a guarantee payment may be satisfied either by our direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay them.

     The guarantee is an irrevocable guarantee on a subordinated basis of the trust's obligations under the preferred securities, but applies only to the extent that the trust has funds sufficient to make the required payments. If Merry Land does not make interest payments on the junior subordinated debentures held by the trust, the trust will not be able to pay distributions on the preferred securities. The guarantee is a guarantee of payment, not a guarantee of collection. This means that the guaranteed party may institute legal proceedings against Merry Land as the guarantor to enforce its rights under the guarantee without first suing anyone else.

     Merry Land also has agreed to guarantee the obligations of the trust with respect to the common securities to the same extent as its guarantee to holders of the preferred securities. If there is a trust agreement event of default, however, the holders of preferred securities will have priority over the holders of common securities as to distributions and payments on liquidation, redemption or otherwise during the continuance of the default.

     Merry Land's obligations described in this Prospectus under the guarantee agreement, the trust agreement, and the junior subordinated debentures, taken together, constitute Merry Land's full, irrevocable and unconditional guarantee of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities. See "The Trust," "Description of the Preferred Securities" and "Description of the Junior Subordinated Debentures."

 SUBORDINATION OF THE GUARANTEE

     The guarantee is an unsecured obligation and will rank subordinate and junior in right of payment to all of Merry Land's other liabilities. The guarantee will rank equal in right of payment with most senior preferred shares, if any, which Merry Land may issue and with any guarantee of any preferred shares of any of Merry Land's affiliates that Merry Land may enter into.

     The guarantee will be held for the benefit of the holders of the preferred securities. The guarantee does not limit the additional debt that Merry Land may incur.

AMENDMENTS AND ASSIGNMENT

     The guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities, except that no approval is required for changes that do not adversely affect the rights of the holders of the preferred securities. The manner of obtaining approval is the same as described under "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the guarantee agreement will bind Merry Land's successors, assigns, receivers, trustees and representatives.

MERRY LAND'S PROMISES

     Merry Land promises in the guarantee that it will pay all required additional sums to the trust, if the trust holds all of the junior subordinated debentures, a tax event exists and we elect to pay additional amounts with respect to the preferred securities and common securities. This promise is subject to the subordination provisions described above. For a description of a tax event and our right to elect to pay additional amounts, see "Description of the Preferred Securities -- Tax Event Exchange or Redemption."
     Merry Land also promises to be bound by a number of restrictions if:
        - Merry Land actually knows of a debenture event of default or an event that, with notice or time will be a debenture event of default, and Merry Land has not taken reasonable steps to cure that default;
        - Merry Land is in default in paying any of its obligations under the guarantee; or
        - Merry Land has given notice of its election to defer interest payments on the junior subordinated debentures and Merry Land has not rescinded that notice.

     The restrictions that will be in effect in the above instances are the same ones that are described in "Description of the Preferred Securities -- Distributions" that will be in effect if Merry Land elects to defer interest payments.

     Merry Land also promises in the guarantee agreement:
        - for so long as preferred securities are outstanding, Merry
        Land will not convert junior subordinated debentures except pursuant to a notice of conversion delivered to the conversion agent by a holder of preferred securities;
        - to maintain, directly or indirectly, 100% ownership of the common securities, except that successors described in the indenture are permitted to succeed to our ownership of the common securities;
        - not to voluntarily terminate, wind-up or liquidate the trust except in connection with a distribution of the junior subordinated debentures to the holders of the preferred securities in liquidation of the trust or in connection with the mergers, consolidations or amalgamations permitted by the trust agreement;
        - to reserve for issuance the number of common shares that would be required from time to time to be issued upon the conversion of all the junior subordinated debentures then outstanding;
        - to use its reasonable efforts, consistent with the terms of the trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation or a partnership for United States federal income tax purposes; and
        - to deliver common shares upon the conversion of preferred securities by the holders.

     Merry Land also promises to honor all obligations described in the guarantee relating to the conversion or exchange of the preferred securities into or for common shares or junior subordinated debentures.

EVENTS OF DEFAULT

     Merry Land will be in default under the guarantee agreement if it does not make required payments when due or if it fails to perform some other obligation and Merry Land does not cure its failure to perform within 60 days after it receives notice of that failure. The holders of a majority in aggregate liquidation amount of the preferred securities have the right:
        - to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee agreement; and
        - to direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement; and
        - to waive any event of default and its consequences.

     If the guarantee trustee fails to enforce the guarantee, any holder of preferred securities may institute a legal proceeding directly against Merry Land to enforce that holder's rights under the guarantee agreement without first instituting a legal proceeding against the trust, the guarantee trustee or anyone else. In addition, any record holder of preferred securities may proceed directly against Merry Land to obtain payment of the guaranteed amounts described under " -- General" above without first waiting for the guarantee trustee to enforce the guarantee and without instituting any legal proceedings against the trust, the guarantee trustee or anyone else.

     As guarantor, Merry Land is required to file annually with the guarantee trustee a certificate stating whether or not Merry Land is in compliance with all the conditions and covenants applicable to Merry Land under the guarantee agreement.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee promises to perform only the duties that are specifically set forth in the guarantee agreement, unless Merry Land is in default in performing the guarantee. When Merry Land is in default under the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate upon:
        - full payment of the redemption price of the preferred securities,
        - full payment of the amounts payable upon liquidation of the trust,
        - a distribution of common shares to the holders of preferred securities upon conversion of their preferred securities, or
        - the distribution of junior subordinated debentures to the holders of the preferred securities in exchange for all of the preferred securities.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if any holder of the preferred securities must ever restore payment of any sums paid under the preferred securities or the guarantee.

GOVERNING LAW

     The guarantee agreement is governed by the laws of Georgia.


             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     Merry Land will issue the junior subordinated debentures under a Junior Convertible Subordinated Indenture between Merry Land and First Union National Bank, as debenture trustee. We have summarized selected provisions of the junior subordinated debentures and the indenture below. Because this is a summary, it does not contain all information you should consider. The form of indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part. You should read the form of indenture for provisions that may be important to you.

GENERAL

     The junior subordinated debentures are unsecured and rank junior and subordinate in right of payment to all of Merry Land's senior debt, as described below. The debentures are limited in aggregate principal amount to approximately $8,939,175, which equals the sum of the aggregate stated liquidation preference of the preferred securities and the capital contributed by us in exchange for the common securities. The indenture does not limit Merry Land from incurring or issuing additional debt. See " -- Subordination." Concurrently with the issuance of the preferred securities, the trust will invest the proceeds of the sale of those securities and the consideration paid by Merry Land for the common securities in the junior subordinated debentures.

     The junior subordinated debentures are not subject to any sinking fund provision. The entire principal amount of the debentures matures, and becomes due and payable, together with any accrued and unpaid interest on
the debentures, on [           ], 2029.

DEFINITION OF SENIOR DEBT

     For purposes of the junior subordinated debentures, "senior debt" means the obligation for the payment of the principal of and premium, if any, and interest, if any, on the following types of Merry Land's debt:
        - all of Merry Land's obligations for borrowed money;
        - all of Merry Land's obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;
        - all of Merry Land's reimbursement obligations with respect to letters of credit, bankers' acceptances or similar facilities issued for Merry Land's account;
        - all of Merry Land's obligations issued or assumed as the deferred purchase price of property or services, except trade accounts payable or accrued liabilities arising in the ordinary course of business;
        - all of Merry Land's capital lease obligations; and
        - all obligations of another person or entity of the nature set forth above that Merry Land has guaranteed or for which Merry Land is responsible or liable, directly or indirectly, as obligor or in any other capacity.

     Nevertheless, if the documents that create or evidence any of the foregoing kinds of debt specifically state that the particular obligation is not superior in right of payment to the junior subordinated debentures or to other of our debt that ranks equally with or subordinate to the debentures, then that debt will not be senior debt. Senior debt can be contingent indebtedness, and it includes both existing indebtedness and indebtedness that Merry Land may incur in the future.

     However, in no event will the following types of debt ever be considered to be senior debt:
        - any of our debt which is without recourse to us when it is incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code;
        - any debt Merry Land owes to its subsidiaries;
        - any debt Merry Land owes to any of its employees;
        - any liability for taxes;
        - any debt or other monetary obligations to trade creditors or assumed by Merry Land or any of its subsidiaries in the ordinary course of business in connection with obtaining goods, materials or services; and
        - the junior subordinated debentures issued to the trust.

INTEREST

     The junior subordinated debentures bear interest at the annual rate of
[    ]% per annum, payable quarterly in arrears on March 31, June 30,
September 30 and December 31 of each year, commencing on December 31, 1999, to the holders of record at the close of business on the last business day before the interest payment date. Merry Land anticipates that each debenture will be held in the name of the property trustee in trust for the benefit of the holders of the preferred securities and the common securities, unless and until the trust is liquidated. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     If any date on which interest is payable is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. No additional interest or other payment will accrue because of this delay in the payment date. Accrued interest that is not paid on the applicable interest payment date will not bear additional interest. However, the interest rate on the principal amount of the debentures will increase to a rate that will yield the
holders of the debentures an annualized return of [    ]% compounded
quarterly.  See "Description of the Preferred Securities--Deferral of
Distributions."   The term "interest" includes quarterly interest payments
and additional sums described in "Description of the Preferred Securities -- Tax Event Exchange or Redemption," as applicable.

PAYMENT AND PAYING AGENTS

     Principal and any interest on debentures will be payable, the transfer of the debentures will be registerable, and the debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount at the corporate office of the debenture trustee or at the office of any paying agent or paying agents as we may designate. However, at Merry Land's option, payment of any interest may be made:
        - by check mailed to the holder at the address appearing in the securities register, or
        - by wire transfer to an account maintained by the holder as specified in the securities register, provided that proper transfer instructions have been received by the record date.

     Payment of any interest on junior subordinated debentures will be made to the registered holder of the debentures at the close of business on the record date for such interest, except in the case of defaulted interest. The record date for the interest payable on any interest payment date will be 15 days prior to the relevant interest payment date. Merry Land may at any time designate additional paying agents or rescind the designation of any paying agent.

     If Merry Land has deposited any monies with the debenture trustee or any paying agent, or if Merry Land holds any monies in trust, for payments due and payable on the junior subordinated debentures and those funds remain unclaimed after two years, then we may request that those funds be returned to Merry Land or Merry Land may cease holding them in trust. In that case, the holder of the debenture may seek payment of the unpaid amount only from us in the capacity of a general unsecured creditor.

OPTION TO DEFER PAYMENT OF INTEREST

     If Merry Land is not in default under the indenture, Merry Land has the right to defer the payment of interest, including any liquidated damages, on the junior subordinated debentures at any time or times for periods of up to 20 consecutive quarters each. Merry Land may not, however, defer the payment of interest beyond the stated maturity date of the debentures. Merry Land may exercise this deferral right on multiple occasions during the term of the junior subordinated debentures. At the end of any interest deferral period, Merry Land must pay all interest then accrued and unpaid. During an interest deferral period, the holders of the debentures, or the holders of preferred securities while the preferred securities are outstanding, will continue to be required to accrue interest income for United States federal income tax purposes. See "United States Federal Income Taxation -- Interest Income and Original Issue Discount."

     Merry Land is restricted during any interest deferral period from taking certain actions. These restrictions are described in "Description of the Preferred Securities -- Deferral of Distributions."

     If Merry Land intends to defer interest as described above, Merry Land will give the property trustee, the administrative trustees and the debenture trustee notice of our election to defer interest at least one business day before the earlier of:
        - the record date for distributions on the preferred securities, or if no preferred securities are outstanding, the record date for the date interest on the junior subordinated debentures would have been payable except for the election to defer interest; and
        - the date the property trustee is required to give notice of the record date to the Nasdaq SmallCap Market or other applicable self-regulatory organization or to holders of the preferred securities, or if no preferred securities are outstanding, the date the debenture trustee is required to give notice of the record date to the Nasdaq SmallCap Market or other applicable self-regulatory organization or to holders of the junior subordinated debentures.

     The debenture trustee and the property trustee will notify the holders of the junior subordinated debentures and the preferred securities, respectively, of Merry Land's election to defer interest payments.

MANDATORY REDEMPTION

     Merry Land will redeem the junior subordinated debentures in their entirety upon repayment of the indebtedness represented by the debentures at maturity or as a result of acceleration upon the occurrence of an indenture event of default. The redemption price will equal 100% of the principal amount of the debentures, together with any accrued and unpaid interest on the debentures. The redemption payment will be made prior to 12:00 noon, New York City time, on the date of the repayment or acceleration or at any other time on any earlier date that Merry Land and the holders of the debentures may agree. The debentures are not entitled to the benefit of any sinking fund or, except as set forth above or as a result of acceleration, any other provision for mandatory prepayment.

OPTIONAL REDEMPTION

     On and after [            ], 2004, Merry Land will have the right, at
any time and from time to time, to redeem all or any part of the junior subordinated debentures, upon notice given as provided below.

     Merry Land also may redeem the junior subordinated debentures, in whole or in part, at any time, at a redemption price of $10, plus accrued and unpaid interest, if any, to the date fixed for redemption if the closing price of Merry Land's common shares has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending not more than five trading days prior to the date of mailing of the notice of redemption.

     For so long as the trust holds all the outstanding junior subordinated debentures, the proceeds of any redemption will be used by the trust to redeem preferred securities and common securities in accordance with their terms. Merry Land may not redeem the debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding debentures. Merry Land may not, in any case, redeem the junior subordinated debentures unless all accrued and unpaid interest has been paid in full on all outstanding debentures through the last interest payment date prior to and including the date of redemption.

     Merry Land also will have the right to redeem the junior subordinated debentures following the occurrence of a tax event, as described in "Description of the Preferred Securities -- Tax Event Exchange or
Redemption," at a redemption price equal to the principal amount of the debentures, plus any accrued and unpaid interest.

REDEMPTION PROCEDURES

     Notice of a redemption of the junior subordinated debentures and the procedures for the redemption will be as provided with respect to the preferred securities under "Description of the Preferred Securities -- Redemption Procedures." Merry Land will mail notice of a redemption at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless Merry Land fails to pay the redemption price, interest will cease to accrue on the debentures called for redemption on and after the redemption date.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Merry Land has the right to terminate the trust at any time and cause the junior subordinated debentures to be distributed to the holders of the preferred securities after all liabilities to creditors of the trust are satisfied as provided by applicable law.

CONVERSION OF THE JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures are convertible at the option of the holders into Merry Land's common shares at any time prior to redemption
or maturity at the rate of [         ] common shares for each $10 in
principal amount of the debentures, subject to the conversion price adjustments described under "Description of the Preferred Securities -- Conversion Price Adjustments." This equates to an initial conversion price
of $[    ]per common share. For so long as the preferred securities are outstanding, the trust is prevented from converting the junior subordinated debentures except pursuant to a notice of conversion delivered to the conversion agent by a holder of preferred securities. Upon surrender of preferred securities to the conversion agent for conversion, the trust will distribute the commensurate principal amount of the debentures to the conversion agent on behalf of the holder of the preferred security converted. The conversion agent will convert those debentures into common shares on behalf of the holder. Merry Land's delivery through the conversion agent to the holders of the debentures of the fixed number of common shares into which the debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will satisfy Merry Land's obligation to pay the principal amount of the debentures, and the accrued and unpaid interest attributable to the period from the last date to which interest has been paid or provided for.

MODIFICATION OF INDENTURE

     Merry Land and the debenture trustee may amend the indenture from time to time without the consent of any of the holders of the junior subordinated debentures:
        - to cure ambiguities, defects or inconsistencies, if such action does not materially adversely affect the interest of the holders of the junior subordinated debentures or the holders of the preferred securities as long as they remain outstanding; or
        - to qualify or maintain the qualification of the indenture under the Trust Indenture Act.

     Merry Land and the debenture trustee may amend the indenture in other respects with the consent of holders representing not less than a majority in principal amount of the outstanding junior subordinated debentures. However, without the consent of each holder of the junior subordinated debentures so affected, no amendment may:
        - change the stated maturity of the junior subordinated debentures;
        - reduce the principal amount of the junior subordinated debentures;
        - reduce the rate or extend the time of payment of interest on the junior subordinated debentures, other than deferrals of the payments of interest as described above under " -- Option to Defer Payment of Interest";
        - impair any right to institute suit for the enforcement of any payment on the junior subordinated debentures;
        - change the subordination provisions of the indenture;
        - change any right to convert any junior subordinated debentures in a manner adverse to the holders; or
        - reduce the percentage of principal amount of the junior subordinated debentures that is required to consent to any modification of the indenture.

     In addition, for so long as any of the preferred securities remain outstanding and any indebtedness remains outstanding under the junior subordinated debentures, none of the following actions may occur without the prior consent of the holders of at least a majority in aggregate liquidation preference of the preferred securities then outstanding:
        - no modification of the indenture may be made that adversely effects the holders of the preferred securities in any material respect;
        - no termination of the indenture may occur; or
        - no waiver of any debenture event of default or waiver of any covenant under the indenture may be effective.

     Finally, where a consent under the indenture would require the consent of each holder of junior subordinated debentures, the property trustee will not give this consent without the prior consent of each holder of the preferred securities.

DEBENTURE EVENTS OF DEFAULT

     Each of the following is an event of default with respect to the junior subordinated debentures:
        - Merry Land's failure for 30 days to pay any interest on the junior subordinated debentures when due, except in the case of permitted deferrals of interest as described under " -- Option to Defer Payment of Interest;"
        - Merry Land's failure to pay any principal of the junior subordinated debentures when due, whether at maturity, upon redemption by declaration, or at any other time;
        - Merry Land's failure to deliver common shares upon an election by a holder of junior subordinated debentures to convert the debentures;
        - Merry Land's continued failure for 90 days to observe or perform any other promise Merry Land made in the indenture after written notice of the default is given as provided in the indenture; or
        - certain events of bankruptcy, insolvency or reorganization relating to Merry Land.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or exercising any trust or power conferred on the trustee consistent with the indenture. The debenture trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures then outstanding may declare the principal due and payable immediately upon an event of default described above. If the debenture trustee or the holders of the junior subordinated debentures fail to make the declaration, the holders of at least 25% in aggregate liquidation preference of the preferred securities then outstanding will have that right. The holders of a majority in aggregate outstanding principal amount of the debentures may annul and rescind this declaration if the default (other than the non-payment of the principal of the debentures that has become due solely by acceleration) has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. If the holders of the debentures fail to annul and rescind the declaration, the holders of a majority in aggregate liquidation preference of the preferred securities then outstanding will have that right.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures affected may, on behalf of the holders of all the debentures, waive any past default, except:
        - a default in the payment of principal or interest, unless
        Merry Land has cured the default and deposited with the debenture trustee an amount sufficient to pay all matured installments of interest and principal due otherwise than by acceleration; or
        - a default under a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debenture.
     If the holders of the junior subordinated debentures fail to waive the default, the holders of a majority in aggregate liquidation preference of the preferred securities will have that right. Merry Land is required to file annually with the debenture trustee a certificate as to whether or not Merry Land is in compliance with all the conditions and covenants applicable to us under the indenture.

     If a debenture event of default exists, the property trustee has the right to declare the principal of and the interest on the debentures and any other amounts payable under the indenture to be immediately due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

ENFORCEMENT OF RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a debenture event of default exists and the event is attributable to our failure to pay interest or principal on the junior subordinated debentures on the date interest or principal is due, a holder of preferred securities may institute a direct action for payment after the due date. Merry Land may not amend the indenture to remove the foregoing right to bring a direct action unless Merry Land has received the prior written consent of the holders of all of the preferred securities. Merry Land's payment to a holder of preferred securities in connection with a direct action will not affect its obligation to pay the principal of or interest on the junior subordinated debentures held by the trust or the property trustee. Merry Land will be subrogated to the rights of the holder of the preferred securities with respect to payments on the preferred securities to the extent of any payments made by Merry Land to the holder in any direct action.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     Merry Land may not merge, consolidate, transfer or lease its assets substantially as an entirety to any entity, and no entity may merge, consolidate or transfer or lease its assets substantially as an entirety to Merry Land, unless:
        - in case Merry Land consolidates with or merges into another entity or transfer our assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia and the successor expressly assumes our obligations under the junior subordinated debentures;
        - immediately after giving effect to the transaction, no debenture event of default, and no event that with notice or time would be a debenture event of default, will exist;
        - in the case of the junior subordinated debentures, the transaction is permitted under the trust agreement and guarantee relating to the preferred securities, and does not give rise to any breach or violation of the trust agreement or the guarantee; and
        - other conditions as prescribed in the indenture are met.

The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving Merry Land that may adversely affect those holders.

SATISFACTION AND DISCHARGE

     The indenture will cease to be effective, with limited exceptions, and Merry Land will have satisfied and discharged the indenture, if sufficient funds are deposited in trust to pay all junior subordinated debentures not previously delivered to the debenture trustee for cancellation. Merry Land may make this deposit with respect to the debentures when they are due and payable or when they have been properly called for redemption or tendered for conversion.

SUBORDINATION

     All junior subordinated debentures issued under the indenture will be subordinate and junior in right of payment to all our senior debt. Upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding, the holders of our senior debt first will be entitled to receive payment of the senior debt in full before the property trustee, on behalf of the holders of the junior subordinated debentures, will be entitled to receive or retain any payment on the debentures.

     If the maturity of the junior subordinated debentures is accelerated, the holders of all senior debt outstanding at the time of the acceleration first will be entitled to receive payment of all amounts due on the senior debt, including any amounts due upon its acceleration, in full before the holders of debentures will be entitled to receive or retain any payment on the debentures.

     No payments may be made on account of the junior subordinated debentures if a default in paying any senior debt exists or if an event of default with respect to any senior debt resulting in the acceleration of the maturity of the senior debt exists or if any judicial proceeding is pending with respect to any default.

GOVERNING LAW

     The indenture and the junior subordinated debentures are governed by the laws of Georgia.

INFORMATION CONCERNING THE JUNIOR SUBORDINATED DEBENTURE TRUSTEE

     The debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debentures, unless offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

     Merry Land irrevocably guarantees payment of distributions and other amounts due on the preferred securities to the extent that the trust has funds available for the payment of the distributions and as set forth under "Guarantee." Taken together, our obligations under the junior subordinated debentures, the indenture, the trust agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities.

     If and to the extent that Merry Land does not make payments on the junior subordinated debentures, the trust will not make distributions or pay other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Merry Land's obligations under the guarantee are subordinate and junior in right of payment to all of its other liabilities and rank pari passu with most senior preferred shares, if any, Merry Land may issue and with any guarantee Merry Land may enter into within respect of any preferred shares of any of Merry Land's affiliates.

SUFFICIENCY OF PAYMENTS

     As long as all payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the preferred securities. This is primarily because:
        - the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and related common securities;
        - the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;
        - Merry Land has promised to pay any and all costs, expenses and liabilities of the trust other than the trust's obligations under its preferred and common securities; and
        - the trust agreement provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

     Merry Land has the right to set-off any payment it is otherwise required to make under the indenture if and to the extent Merry Land has already made, or is concurrently making, a payment under the guarantee agreement.

ENFORCEMENT OF RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     If the guarantee trustee fails to enforce the guarantee agreement, a holder of a preferred security may institute a legal proceeding directly against us to enforce the holder's rights under the guarantee agreement without first instituting a legal proceeding against the guarantee trustee, the trust or anyone else.

     In the event of a payment default under, or acceleration of, Merry Land's senior debt, the subordination provisions of the indenture provide that no payments may be made with respect to the junior subordinated debentures until the senior debt has been paid in full or any payment default under the senior debt has been cured or waived. For a definition of Merry Land's senior debt, see "Description of the Junior Subordinated Debentures -- Definition of Senior Debt." Merry Land's failure to make required payments on the junior subordinated debentures would constitute a trust agreement event of default.

LIMITED PURPOSE OF THE TRUST

     The trust's preferred securities evidence undivided beneficial ownership interests in the assets of the trust, and the trust exists for the sole purpose of issuing its preferred securities and common securities, investing the proceeds in junior subordinated debentures and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a preferred security and a holder of a debenture is that a holder of a debenture is entitled to receive from Merry Land the principal amount of and interest accrued on junior subordinated debentures held, while a holder of preferred securities is entitled to receive distributions from the trust, or from Merry Land, under the guarantee agreement, if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON LIQUIDATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the junior subordinated debentures, the holders of the preferred securities will be entitled to receive the liquidation distribution in cash, out of the assets of the trust. See "Description of the Preferred Securities -- Liquidation Distribution upon Dissolution." If Merry Land becomes subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be one of our subordinated creditors. The property trustee would be subordinated in right of payment to all of our senior debt, but it would be entitled to receive payment in full of principal and interest before our stockholders receive payments or distributions. Merry Land is the guarantor under the guarantee agreement and pursuant to the indenture has agreed to pay all costs, expenses and liabilities of the trust, other than the trust's obligations to the holders of its preferred and common securities. Accordingly, in the event of Merry Land's liquidation or bankruptcy, the positions of a holder of preferred securities and of a holder of junior subordinated debentures are expected to be substantially the same relative to Merry Land's other creditors and to Merry Land's stockholders.


                 DESCRIPTION OF MERRY LAND'S CAPITAL STOCK

     Merry Land's Articles of Incorporation provide that it may issue up to 5,000,000 common shares and 2,000,000 preferred shares. As of August 31, 1999, we had a total of 2,601,300 common shares outstanding. No preferred shares are outstanding. The following description of our capital shares is intended to be a summary and does not describe all of the provisions of our articles of incorporation or regulations. For a more thorough understanding of the terms of our capital shares, you should refer to our articles of incorporation and regulations, which are filed with the Securities and Exchange Commission and included as exhibits to the registration statement of which this Prospectus is a part. See "Available Information" below.

COMMON SHARES

     Merry Land's outstanding common shares are listed on the Nasdaq SmallCap Market. The holders of the common shares are entitled to one vote per share on each matter on which the stockholders vote. Subject to the preferences of any outstanding preferred shares, the holders of the common shares are entitled to receive ratably any dividends declared by the Board of Directors. If Merry Land liquidates, is dissolved or its business is wound up, the holders of the common shares are entitled to share ratably in all assets remaining after payment of all liabilities and any liquidation preference of any outstanding preferred shares. All outstanding common shares are fully paid and non-assessable, and all common shares issued upon conversion of junior subordinated debentures will be fully paid and non-assessable when issued.

     The transfer agent and registrar for our common shares is First Union National Bank, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28262.

PREFERRED SHARES

     Merry Land's Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares in one or more series and may designate the dividend rates, dividend payment dates, redemption rates, redemption prices, liquidation prices, sinking fund requirements, conversion rights, restrictions on the issuance of shares of the same series or of any other class or series and the like. The Board of Directors also has the authority to amend the terms of the preferred shares to fix the voting rights of the entire class at any time that there are no preferred shares outstanding. Accordingly, without shareholder approval, Merry Land can issue preferred shares with conversion, voting and other rights which might discourage or prevent a takeover or other change in control. Merry Land has no current plans to issue any preferred shares.

GEORGIA BUSINESS COMBINATIONS RESTRICTIONS

      Merry Land is subject to Georgia law's restrictions on business combinations with interested stockholders. This act prohibits Merry Land from engaging in specified business transactions, including mergers, asset sales, loans, liquidation and the like, with a beneficial owner of 10% or more of Merry Land's outstanding common shares during the five-year period following the date the person became the owner of the 10% interest unless:
        - prior to that date, the specified transaction or the person's acquisition of shares was approved by our directors,
        - in the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder became the beneficial owner of at least 90% of the corporation's outstanding voting stock at the time the transaction commenced, excluding shares owned by directors and officers of the corporation, subsidiaries of the corporation, and certain employee stock plans of the corporation; or
        - subsequent to becoming an interested stockholder, such stockholder acquired additional shares resulting in the interested stockholder being the beneficial owner of at least 90% of the outstanding voting stock of the corporation, excluding shares owned by directors and officers of the corporation, subsidiaries of the corporation, and certain employee stock plans of the corporation.

     Furthermore, Georgia law provides that a business combination must be either:
        - unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval; or
        - recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested stockholders unless, among other conditions, the Georgia corporation's common shareholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.


                   UNITED STATES FEDERAL INCOME TAXATION

     The following discussion summarizes certain of the material United States federal income tax consequences of the distribution and exercise of rights and the purchase, ownership, disposition and conversion of the preferred securities and junior subordinated debentures. Unless otherwise stated, this summary deals with only preferred securities held as capital assets by holders who purchase the preferred securities upon original issuance. This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign taxpayers (except to the extent discussed under the heading "United States Alien Holders") or persons that will hold the preferred securities as a position in a straddle, as part of a synthetic security or hedge, as part of a conversion transaction or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the United States dollar. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. The following discussion constitutes the opinion of Hull, Towill, Norman, Barrett & Salley, P.C., tax counsel for Merry Land and the trust. This summary is based on the Internal Revenue Code of 1986, legislative history, Treasury regulations, and administrative and judicial interpretations thereof, as of the date of this Prospectus, all of which are subject to change, possibly on a retroactive basis. The authorities on which this discussion is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the distribution and exercise of rights and the purchase, ownership, disposition and conversion of the preferred securities and junior subordinated debentures may differ from the treatment described below.

     We cannot assure you that the IRS will not challenge the positions discussed below with respect to the tax consequences associated with the rights, preferred securities or junior subordinated debentures.

     YOU SHOULD CONSULT YOUR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT AND EXERCISE OF THE RIGHTS AND THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES AND JUNIOR SUBORDINATED DEBENTURES IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAX TREATMENT OF RIGHTS DISTRIBUTION

     Based upon discussions with our financial and tax advisors, we do not believe the distribution of rights to purchase preferred securities will be taxable to our stockholders. However, the distribution of the rights to purchase the preferred securities is a dividend by Merry Land to its stockholders. Stockholders may be required to include the value of the rights received in their taxable income for federal tax purposes. Because we believe the preferred securities are priced at their fair market value and because the rights to purchase the preferred securities are not transferable, we do not believe the rights themselves have any inherent value. Accordingly, we will not treat the distribution as a taxable dividend. We can give no assurance that the Internal Revenue Service will not assign a value to each right and attempt to impose a corresponding income tax on our stockholders.

     A stockholder's tax basis of a right is its fair market value, which we assume to be zero. If the rights are determined to have value, the stockholder's basis will be treated as follows:
        - If the rights are exercised, the basis in the rights will be added to the stockholder's basis in the preferred securities.
        - If the rights lapse without being exercised, the stockholder will generally be able to recognize a loss in the amount of the basis in the rights (which would be in the same amount as the amount of dividend income recognized by the stockholder).

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

     Based in part upon certain factual assumptions and upon certain factual representations made by us, which Hull, Towill, Norman, Barrett & Salley, P.C. has relied upon and assumed to be true, correct and complete, the junior subordinated debentures will be classified for United States federal income tax purposes as our indebtedness under current law. By accepting the preferred securities, each holder agrees to treat the junior subordinated debentures as indebtedness and the preferred securities as evidence of the holder's indirect beneficial ownership interest in the corresponding debentures. Because the junior subordinated debentures are treated as indebtedness and the preferred securities are treated as an indirect interest in the debentures, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the debentures.

     We are aware of several recent actions by the IRS concerning obligations that are similar to the junior subordinated debentures. First, in a case involving Enron Corporation now pending before the United States Tax Court, the IRS initially sought to disallow the deduction for interest expense on obligations that are similar to, although different in a number of respects from, the junior subordinated debentures. Those obligations were issued in 1993 and 1994 to partnerships which, in turn, issued "monthly income preferred securities" to investors. In a stipulation filed on December 28, 1998 in the United States Tax Court, the IRS conceded that Enron was entitled to deduct its interest expense on the obligations. Although the IRS apparently has conceded the interest deductibility issue in the Enron case, we cannot assure you that the IRS will not challenge the interest deductions of other taxpayers (such as Merry Land) that engage in similar arrangements.

     The IRS also recently issued a technical advice memorandum (PLR 1999-10-046) that addresses whether obligations that are similar to, although different in a number of respects from, the junior subordinated debentures constituted debt or equity for federal income tax purposes. The IRS concluded that the instruments constituted debt. A technical advice memorandum is not binding on the IRS, but it does provide some indication of the views of the IRS National Office on the issues addressed in the memorandum.

     A successful IRS challenge to the classification of the junior subordinated debentures as debt would prevent us from deducting the interest paid or accrued on the debentures for United States federal income tax purposes and would be a "tax event" that results in the exchange of the debentures for preferred securities or, in certain limited circumstances, the redemption of the debentures by Merry Land and the distribution of the resulting cash in redemption of the preferred securities (see "--Redemption of Preferred Securities for Junior Subordinated Debentures or Cash" below), or a payment of additional amounts to holders of the preferred securities. Additionally, if the interest on the junior subordinated debentures is not deductible, it could adversely affect Merry Land's ability to make payments on the junior subordinated debentures. The remainder of this discussion assumes that the junior subordinated debentures will be classified as our indebtedness for United States federal income tax purposes.

CLASSIFICATION OF THE TRUST

     The trust will be classified as a grantor trust with respect to United States holders and will not be classified as an association taxable as a corporation or partnership for United States federal income tax purposes. Accordingly, for United States federal income tax purposes, each United States holder of preferred securities generally will be considered the owner of an undivided interest in the junior subordinated debentures held by the trust, and each holder of preferred securities will be required to include in the holder's gross income any interest with respect to the holder's allocable share of those junior subordinated debentures. In effect, the preferred securities are ignored for federal income tax purposes, and each United States holder is treated as owning an allocable share of the junior subordinated debentures held by the trust. The trust may not be classified as grantor trust with respect to foreign holders, and the trust could incur an income tax on the income attributable to foreign holders, especially if Merry Land elects to defer payment of quarterly distributions. The existence of a significant percentage of foreign holders could possibly trigger a "tax event" that results in the exchange of the junior subordinated debentures for preferred securities or, in certain limited circumstances, the redemption of the junior subordinated debentures by Merry Land and the distribution of the resulting cash in redemption of the preferred securities or a payment of additional amounts
to holders of the preferred securities.   See "Description of the Preferred
Securities--Tax Event Exchange or Redemption."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Under the indenture, Merry Land has the option to defer the payment of interest on the junior subordinated debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral so long as the deferral does not extend beyond the stated maturity of the debentures. Merry Land's option to defer the payment of interest on the junior subordinated debentures will cause the debentures to have original issue discount.

     Regardless of a holder's regular method of accounting, a holder will recognize interest income (in the form of original issue discount) as it accrues daily on an economic accrual basis instead of on the dates the holder actually received the cash payments. The amount of original issue discount that will be recognized in any quarter (other than during a period in which Merry Land exercises its option to defer interest payments on the junior subordinated debentures) will equal approximately the amount of income that accrues on the junior subordinated debentures in that quarter at the stated interest rate. A holder will include interest (in the form of original issue discount) in the holder's gross income regardless of whether the holder receives cash with respect to the period to which the income is attributable. Thus, if Merry Land exercises the option to extend any interest payment period, each holder will be required to include original issue discount in gross income even though the holder will not receive any cash payments from the trust during that period.

     The application of the original issue discount rules also may cause certain United States federal income tax consequences when the holder sells the preferred securities. See " -- Sale of Preferred Securities."

DEDUCTIBILITY OF INTEREST BY MERRY LAND

     Interest accrued on the junior subordinated debentures will generally be deductible by Merry Land for United States federal income tax purposes, except to the extent construction period interest may be capitalized.

     Merry Land has reviewed the following federal income tax provisions in determining whether all or a portion of the interest or original issue discount deductions on the junior subordinated debentures is deductible:
        - Section 163(l) of the Internal Revenue Code disallows interest deductions on certain convertible debt instruments. According to its legislative history, this section does not apply where the conversion price of the debt instrument is significantly higher than the market price of the stock on the date of the debt issuance. The junior subordinated debentures are issued with a conversion price that is significantly higher than the market price of our common shares on the date the junior subordinated debentures are issued. Thus, Section 163(l) should not adversely affect our interest or original issue discount deduction with respect to the junior subordinated debentures.
        - Section 279 of the Internal Revenue Code disallows interest deductions on certain subordinated convertible debt. This section does not apply to the junior subordinated debentures because:
        - Merry Land will use the proceeds from the junior subordinated debentures to repay bank revolving credit debt and other obligations that are not subject to Section 279;
        - Merry Land incurred the revolving credit debt and other obligations to achieve certain business objectives (rather than the avoidance of taxes); and
        - at the time Merry Land incurred the revolving credit debt and other obligations, Merry Land did not contemplate that it would refinance the debt and other obligations with the proceeds from the junior subordinated debentures.

     A successful IRS challenge to the deductibility of interest paid or accrued on the junior subordinated debentures could be a "tax event" that results in the exchange of the junior subordinated debentures for preferred securities or, in certain limited circumstances, the redemption of the junior subordinated debentures by Merry Land and the distribution of the resulting cash in redemption of the preferred securities (see "Redemption of Preferred Securities for Junior Subordinated Debentures or Cash"), or a payment of additional amounts to holders of the preferred securities. Additionally, if the interest on the junior subordinated debentures is not deductible, it could adversely affect Merry Land's ability to make payments on the junior subordinated debentures.

REDEMPTION OF PREFERRED SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES OR CASH

     Under some circumstances, the junior subordinated debentures may be distributed to the holders of the preferred securities in exchange for their preferred securities. Upon the distribution, a holder will receive directly a proportional share of the junior subordinated debentures previously held indirectly through the trust. Assuming the treatment of the trust as a grantor trust is respected, a holder will not be taxed on the distribution of the junior subordinated debentures. In that case, a holder's holding period and aggregate tax basis in its junior subordinated debentures will be equal to the holding period and aggregate tax basis in the preferred securities before the distribution. If, however, the trust is treated as an association taxable as a corporation, the distribution likely would constitute a taxable event to the trust and holders of the preferred securities.

     Under certain circumstances, the junior subordinated debentures may be redeemed by Merry Land for cash and the proceeds of such redemption
distributed to holders in redemption of their preferred securities.   See
"Description of The Preferred Securities -- Tax Event Exchange or Redemption"). Under current law, such a redemption would constitute a taxable disposition of the redeemed preferred securities, and a holder would recognize gain or loss in the same manner as if it sold such redeemed preferred securities for cash. See " -- Sale of Preferred Securities."

SALE OF PREFERRED SECURITIES

     A holder of preferred securities that sells preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities sold. The tax basis of a preferred security will be increased by the amount of any interest (in the form of original issue discount) that is included in income, and will be decreased by the amount of any payment Merry Land made on the junior subordinated debentures. In general, the gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale. Long-term capital gain of an individual United States holder is subject to a maximum United States federal income tax rate of 20% for capital assets held for more than one year. Capital gain on the disposition of assets held for not more than one year is taxed at the rates applicable for ordinary income (i.e., up to 39.6% for individuals for United States federal income tax purposes).

     The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures (for example, if Merry Land exercised its option to defer interest payments on the debentures). A holder that disposes of its preferred securities before the record date for the payment of distributions will not receive payment of distributions for the period before the sale. The holder, however, will be required to include accrued original issue discount on the junior subordinated debentures through the date of the sale as ordinary income for United States federal income tax purposes. This accrued but unpaid original issue discount will increase the holder's adjusted tax basis in the preferred securities. This increase in the adjusted tax basis in the preferred securities will increase the amount of any capital loss or reduce the amount of any capital gain that the holder may have otherwise realized on the sale. In general, an individual U.S. taxpayer may use capital losses to offset capital gains plus up to $3,000 ($1,500 for married individuals filing separate returns) of ordinary income for United States federal income tax purposes.

CONVERSION OF PREFERRED SECURITIES INTO COMMON SHARES

     A holder of preferred securities may at any time elect to convert the preferred securities into Merry Land's common shares. Upon exercising this election, the holder will exchange the preferred securities that are converted for a portion of the corresponding junior subordinated debentures held by the trust, and the junior subordinated debentures will be converted into common shares. Assuming the treatment of the trust as a grantor trust is respected, a holder of preferred securities will not recognize income, gain or loss upon the exchange of the preferred securities for the corresponding amount of junior subordinated debentures, and then converted into common shares. A holder of preferred securities will recognize gain, however, upon the receipt of cash in lieu of a fractional common share equal to the small amount of cash received less the holder's tax basis in the fractional share. The holder's tax basis in the common shares received upon conversion will be equal to such holder's tax basis in the preferred securities delivered to the conversion agent for exchange, which will include any accrued but unpaid original issue discount, less the basis allocated to any fractional share for which cash is received. The holder's holding period in the common shares received upon conversion begins on the date the holder acquired the preferred securities.

ADJUSTMENT OF CONVERSION PRICE

     A holder of preferred securities may at any time elect to convert the preferred securities into Merry Land's common shares at an established conversion ratio. This conversion ratio is subject to an adjustment in certain events. See "Description of the Preferred Securities -- Conversion Price Adjustments." Under some circumstances, an increase in the conversion ratio (i.e., a reduction in the conversion price) for the junior subordinated debentures will be treated as a deemed distribution from Merry Land. The deemed distribution would be treated as dividend income to holders of the preferred securities to the extent of Merry Land's current or accumulated earnings and profits. The holders of the preferred securities would be required to include this deemed distribution in gross income but would not receive any cash. Dividend income is taxed at the rates applicable for ordinary income (i.e., up to 39.6% for an individual for United States federal income tax purposes). A holder's tax basis in the preferred securities will be increased by the amount of the deemed dividend.

NON-UNITED STATES HOLDERS

     The taxation of non-United States holders is very complex. Non-United States stockholders should consult their tax advisors regarding the tax consequences of the receipt and exercise of the rights and the ownership, disposition or conversion of preferred securities or junior subordinated debentures.

INFORMATION REPORTING TO HOLDERS

     Income on the preferred securities will be reported to non-corporate holders on Form 1099-OID. These forms will be mailed to holders of record of the preferred securities prior to January 31 following each calendar year.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, preferred securities may be subject to a backup withholding tax of 31% if the holder:
        - failed to provide its social security or taxpayer identification number to its broker;
        - provided its broker with an incorrect social security or tax identification number;
        - failed to provide its broker with a certified statement that its social security or tax identification number is correct and that it is not subject to backup withholding; or
        - improperly reported interest and dividends on its tax return.

     Any withheld amounts will generally be allowed as a credit against the holder's United States federal income tax, provided the required information is timely filed with the Internal Revenue Service.

POSSIBLE TAX LEGISLATION

     Legislation has been introduced in the United States Congress in the past that would, if enacted, deny an interest deduction to issuers of instruments such as the junior subordinated debentures. The proposed legislation has not been enacted as of the date of this Prospectus. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the junior subordinated debentures and could be a "tax event" and result in the exchange of the junior subordinated debentures for preferred securities or, in certain circumstances, the redemption of the junior subordinated debentures by Merry Land and the distribution of the resulting cash in redemption of the preferred securities, or a payment of additional amounts to holders of the preferred securities. See "Description of the Preferred Securities -- Tax Event Exchange or Redemption."

     The Clinton Administration has recommended legislative changes this year that would defer the deduction for accrued stated interest and original issue discount on convertible debt (such as the junior subordinated debentures) until actual payment. This proposal, if enacted, could apply to the junior subordinated debentures. This could be a "tax event" and result in the exchange of the junior subordinated debentures for preferred securities or the redemption of the junior subordinated debentures by Merry Land and the distribution of the resulting cash in redemption of the preferred securities (see " -- Redemption of Preferred Securities For Junior Subordinated Debentures or Cash" above), or a payment of additional amounts to holders of the preferred securities.

                      ENGAGEMENT OF FINANCIAL ADVISOR

     We engaged Wachovia Securities, Inc. to act as our exclusive financial advisor with respect to this transaction. Under this engagement, Wachovia Securities, Inc. assisted us in analyzing alternatives, helped us consider various structures for the securities to be offered to our shareholders, advised us on the timing and approach for this transaction, and assisted us in executing this transaction. For these services, we have agreed to pay Wachovia Securities, Inc. total fees of $100,000.


                               LEGAL MATTERS

     Certain legal matters in connection with the offering will be passed upon for us by Hull, Towill, Norman, Barrett & Salley, P.C. , Augusta, Georgia. Legal matters in connection with the validity of the preferred securities under Delaware law will be passed upon for the trust by Young Conaway Stargett and Taylor LLP, special Delaware counsel to us and the trust.


                                  EXPERTS

     The financial statements and schedule included in this Prospectus, to the extent and for the periods indicated in their reports thereto, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.


                           AVAILABLE INFORMATION

     We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning us can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement on Form S-11 (together with amendments and exhibits thereto, the "Registration Statement") filed by the Registrants with the Commission under the Securities Act. The Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Registrant and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                      INDEX TO FINANCIAL INFORMATION
               MERRY LAND PROPERTIES, INC. AND SUBSIDIARIES


     Historical Financial Statements from Form 10-Q For the Quarter Ended June 30, 1999

          Cover Page..................................................F-2
          Consolidated Balance Sheets as of June 30, 1999
          (Unaudited) and December 31, 1998...........................F-3
          Consolidated Statements of Income for the Three and Six Months
             ended June 30, 1999 and 1998 (Unaudited).................F-4
          Consolidated Statement of Cash Flows for the Six Months ended
             June 30, 1999 and 1998 (Unaudited).......................F-5
          Notes to Consolidated Financial Statements..................F-6

     Historical Financial Statements from Form 10-K For the Year Ended December 31, 1998

          Cover Page...................................................F-11
          Report of Independent Public Accountants.....................F-12
          Consolidated Balance Sheets as of December 31, 1998,
          1997 and 1996................................................F-13
          Consolidated Statements of Income for the Years
             ended December 31, 1998, 1997, and 1996...................F-14
          Consolidated Statements of Stockholders' Equity for the
             Years ended December 31, 1998, 1997, and 1996.............F-15
          Consolidated Statements of Cash Flows for the Years ended
             December 31, 1998, 1997, and 1996.........................F-16
          Notes to Consolidated Financial Statements...................F-17
          Report of Independent Public Accountants on Schedule.........F-23
          Schedule XI - Real Estate and Accumulated Depreciation
             as of December 31, 1998...................................F-24


     Pro Forma Financial Statements (Unaudited)

          Consolidated Statements of Income for the Six Months
             ended June 30, 1999.......................................F-26
          Consolidated Statements of Income for the Year
             Ended December 31, 1998.................................. F-27
          Notes and Assumptions to Consolidated Statements of Income...F-28
          Consolidated Balance Sheet as of June 30, 1999...............F-29
          Notes and Assumptions to Consolidated Balance Sheet..........F-31

     Properties Acquired From the Equity Residential Properties Trust
     Limited Liability Companies.......................................F-32

          Report of Independent Public Accountants.....................F-33
          Combined Statements of the Excess of Revenues over Certain
             Operating Expenses for the Years Ended December 31, 1996, 1997, and 1998 and the Six Months Ended June 30, 1999
             (Unaudited)...............................................F-34
          Notes to Combined Statements of Excess Revenues..............F-35

                        MERRY LAND PROPERTIES, INC.

              HISTORICAL FINANCIAL STATEMENTS FROM FORM 10-Q
                   FOR THE QUARTER ENDED JUNE 30, 1999.

               MERRY LAND PROPERTIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS

                                                     Unaudited
                                                      June 30,   December 31,
                                                          1999          1998
                                                     ---------   -----------
ASSETS
  Real estate assets, at cost:
    Land held for mining, development, and
    investment                                     $ 5,802,298   $ 7,255,130
    Apartments                                      41,188,653    40,765,214
    Commercial rental property                       2,627,652     2,622,024
    Furniture and equipment                          1,890,555     1,836,144
    Development in progress                          2,483,516             -
                                                   -----------   -----------
        Total cost                                  53,992,674    52,478,512
    Accumulated depreciation and depletion         (12,184,117)  (11,496,904)
                                                   -----------   -----------
                                                    41,808,557    40,981,608

CASH AND CASH EQUIVALENTS                            4,065,482     3,995,365

RESTRICTED CASH                                        360,367             -
OTHER ASSETS
  Notes receivable                                   1,222,686     1,342,246
  Other receivable                                     265,200     1,434,512
  Deferred tax asset                                 5,649,625     6,909,857
  Deferred loan costs                                  574,819             -
  Other                                                142,659        79,620
                                                   -----------   -----------
                                                     7,854,989     9,766,235
                                                   -----------   -----------
TOTAL ASSETS                                       $54,089,395   $54,743,208
                                                   ===========   ===========
NOTES PAYABLE
  Line of credit                                   $        -    $         -
  Senior debt                                               -     18,317,429
  Subordinated debt                                         -     20,000,000
  Mortgage loans                                   41,241,000              -
                                                   ----------    -----------
                                                   41,241,000     38,317,429
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
  Accrued interest                                          -        444,553
  Accrued income taxes                              (478,183)        123,846
  Accrued property taxes                              237,213        309,936
  Accrued dividends payable                                 -         81,111
  Deferred revenue                                    182,373        771,627
  Other                                               703,571        477,967
                                                   ----------    -----------
                                                      644,974      2,209,040

PREFERRED STOCK                                             -      5,000,000

STOCKHOLDERS' EQUITY
  Common stock, at $1 stated value                  2,595,300      2,597,633
  Capital surplus                                  10,277,229      9,121,985
  Unamortized compensation                         (1,776,848)    (1,854,291)
  Cumulative undistributed net earnings (deficit)   1,107,740       (648,588)
                                                  -----------    -----------
                                                   12,203,421      9,216,739
                                                  -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $54,089,395    $54,743,208
                                                  ===========    ===========

The accompanying notes are an integral part of these consolidated balance sheets.

               MERRY LAND PROPERTIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME
                                (Unaudited)


                           Three Months ended June 30,           Six Months ended June 30,
                           ---------------------------           -------------------------
                                           (Accounting                         (Accounting
                                          Predecessor)                        Predecessor)
INCOME                      1999                 1998            1999                1998
                            ----          -----------            ----         -----------
 Rental income        $2,062,043           $2,021,545      $4,070,347          $4,006,277
 Royalty income          526,047              469,692         938,830             860,581
 Interest income          76,410               27,711         144,974              56,073
 Management fees         231,844                    -         432,606                   -
 Development fees        428,766                    -       1,014,516                   -
 Long term  loss               -                    -         (29,512)                  -
                      ----------           ----------      ----------          ----------
                       3,325,110            2,518,948       6,571,761           4,922,931
EXPENSES
 Rental expense          812,660              763,288       1,577,353           1,519,236
 Interest expense        843,299                    -       1,684,328                   -
 Depreciation            359,776              390,620         718,144             781,240
 General and
 administrative expense  652,945               30,120       1,171,347              60,240
                       ---------           ----------      ----------          ----------
                       2,668,680            1,184,028       5,151,172           2,360,716

INCOME BEFORE TAXES AND
EXTRAORDINARY ITEM       656,430            1,334,920       1,420,589           2,562,215
 Income taxes             66,512                    -         386,230                   -
                       ---------           ----------      ----------          ----------
INCOME BEFORE            589,918            1,334,920       1,034,359           2,562,215
EXTRAORDINARY ITEM
 Extraordinary gain -
 discount on repayment
 of debt, net of income
 tax provision
 of $441,746             721,969                    -         721,969                   -
                       ---------           ----------      ----------          ----------
NET INCOME             1,311,887            1,334,920       1,756,328           2,562,215
 Discount on redemption
 of preferred stock    1,163,715                    -       1,163,715                   -

NET INCOME - COMMON   $2,475,602           $1,334,920      $2,920,043          $2,562,215
                      ==========           ==========      ==========          ==========

WEIGHTED AVERAGE COMMON
SHARES
 Basic                 2,181,070            2,136,900       2,181,070           2,067,100
  Diluted              2,264,523            2,207,850       2,246,043           2,103,650

EARNINGS PER COMMON
SHARE
  Basic               $     1.14           $      .62      $     1.34          $     1.24
                      ==========           ==========      ==========          ==========
  Diluted             $     1.09           $      .60      $     1.30          $     1.22
                      ==========           ==========      ==========          ==========

     The accompanying notes are an integral part of these consolidated statements.

               MERRY LAND PROPERTIES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)


                                                      Six Months ended June 30,
                                                      -------------------------
                                                      1999                1998
                                                      ----                ----
                                                                   (Accounting
CASH FLOWS FROM OPERATING ACTIVITIES                              Predecessor)
 Net income                                    $ 1,756,328         $ 2,562,215
 Adjustments to reconcile net income to net
 cash provided by
   by operating activities:
 Discount on repayment of debt, net of taxes     (721,969)                   -
 Depreciation expense                             718,144              781,240
 Deferred tax expense                             818,486                    -
 Decrease in property taxes payable               (72,723)            (122,313)
 Decrease in income taxes payable                (602,029)                   -
 Decrease in deferred revenue                    (609,954)             220,464
 Decrease in accrued interest                    (444,553)                   -
 Other                                            853,157              (10,858)
                                               ----------          -----------
   Net cash provided by operating activities    1,694,887            3,430,748

CASH FLOWS FROM INVESTING ACTIVITIES
 Payments received on notes receivable            119,560               30,468
 Purchase of real property                       (826,342)                   -
 Investment in real estate assets                (718,751)            (680,398)
 Other                                            124,581                    -
                                               ----------          -----------
   Net cash used in investing activities       (1,300,952)            (649,930)

 CASH FLOWS FROM FINANCING ACTIVITIES
 Contributions from Merry Land &
 Investment Co., Inc.                                   -              680,398
 Distributions to Merry Land &
 Investment Co., Inc.                                   -           (3,461,216)
 Repayment of senior debt                     (18,317,429)                   -
 Repayment of subordinated debt               (18,836,285)                   -
 Redemption of preferred stock                 (3,836,285)                   -
 Proceeds from mortgage loans                  41,241,000                    -
 Loan costs                                      (574,819)                   -
                                              -----------          -----------
   Net cash used in financing activities         (323,818)          (2,780,818)

 NET INCREASE IN CASH                              70,117                    -

 CASH AT BEGINNING OF PERIOD                    3,995,365                    -
                                              -----------          -----------
 CASH AT END OF PERIOD                         $4,065,482           $        -

 Interest paid                                 $1,935,548           $        -
 Income taxes paid                             $  169,773           $        -

The accompanying notes are an integral part of these consolidated statements.

               MERRY LAND PROPERTIES, INC.  AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Organization

     Merry Land Properties, Inc. was formed on September 3, 1998, as a corporate subsidiary of Merry Land & Investment Company, Inc. in connection with a transaction in which Merry Land & Investment Company was merged into Equity Residential Properties Trust on October 19, 1998. On October 15, 1998, the common stock of Merry Land Properties was spun off to the common stockholders of Merry Land & Investment Company on the basis of one share of Merry Land Properties stock for every twenty shares of Merry Land & Investment Company.

NOTE 2.  BASIS OF PRESENTATION

     The financial statements for Merry Land Properties include its wholly-owned subsidiaries and five limited liability companies. These limited liability companies are also wholly-owned by Merry Land Properties and its subsidiaries and were formed in connection with the $41,241,000 mortgage loans financing in June, 1999. Each limited liability company is a separate legal entity and its assets and liabilities are neither available to pay the debts of Merry Land Properties nor constitute obligations of Merry Land Properties.

     The financial statements for periods prior to the spin off include only those assets and liabilities contributed by Merry Land & Investment Company. These financial statements have been prepared using Merry Land & Investment Company's historical basis of the assets and liabilities and the historical results of operations and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission applicable for subsidiaries which have been spun off. These rules stipulate that statements shall be prepared as if the entity had existed prior to the existence of the new company. Such statements are not those of a real entity, but describe a hypothetical "accounting predecessor" to Merry Land Properties.

     Management has estimated common and corporate level expenses which would have been incurred on behalf of the accounting predecessor by Merry Land & Investment Company and has allocated such expenses based on its best estimate of the time and effort that would have been expended. Property management costs have been estimated and allocated on a per unit basis. The assets contributed to Merry Land Properties by Merry Land & Investment Company were not encumbered by mortgage debt at any time prior to the spin off and the financial statements for the accounting predecessor for periods prior to the spin off do not include any debt or related interest expense.

     Merry Land & Investment Company was qualified to be taxed as a real estate investment trust and was not subject to federal income taxation on distributed income. Accordingly, no provision for income tax is included in the accompanying financial statements for periods prior to the spin off.

     Amounts shown for periods and dates prior to the spin off assume lower levels of general and administrative expenses than have actually been incurred after the spin off and exclude any debt, interest expense or income taxes. Accordingly, comparisons of periods subsequent to the spin off with periods prior to the spin off may be difficult and misleading.

     The consolidated financial statements for the six month periods ended June 30, 1999 and June 30, 1998, reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.

NOTE 3.  EARNINGS PER SHARE AND SHARE INFORMATION

     Basic earnings per common share is computed on the basis of the weighted average number of shares outstanding during each period excluding the unvested shares issued to employees under the company's Management Incentive Plan. Diluted earnings per share is computed giving effect to dilutive stock equivalents resulting from outstanding options and restricted stock using the treasury stock method.

     For periods prior to the spin off, earnings per share have been computed giving effect to the distribution ratio of one share of Merry Land Properties for every twenty common shares of Merry Land & Investment Company. Accordingly, weighted average common shares outstanding for the accounting predecessor have been assumed to be 1/20 of the shares outstanding of Merry Land & Investment Company for the periods prior to the spin off. For the periods prior to the spin off, dilutive earnings per share are calculated giving effect to dilutive options of Merry Land & Investment Company using the same ratio.

     A reconciliation of the average outstanding shares used in the two calculations is as follows:

                                                        Six months ending
                                               ---------------------------------
                                               June 30, 1999       June 30, 1998
                                               -------------       -------------
Weighted average shares outstanding-basic          2,181,070           2,067,100
Dilutive potential common shares                      64,973              36,550
Weighted average shares outstanding-diluted        2,246,043           2,103,650

NOTE 4.  NOTES RECEIVABLE

    At June 30, 1999 and December 31, 1998, notes receivable consisted of the following:

                                                        Note Balances at
                                                       -----------------
                                           Original    June 30, December 31,
Note                         Rate    Due     Amount       1999         1998
----                         ----    ---   --------    -------  -----------
Augusta Partners           10.00%  10/99    695,000          -      573,566
Brothersville               6.00%  11/12    675,000    546,464      636,512
Brothersville              10.00%   9/02    327,600     44,099       74,717
New Zion                    7.00%  11/12     60,000     56,208       57,451
ESOP                 LIBOR + 2.5%   3/04    575,915    575,915            -
                                         ----------  ---------   ----------
                                         $2,333,515 $1,222,686   $1,342,246

    During February, the company received $542,734 from Augusta Partners in total satisfaction of its note receivable, generating a loss of $29,512. During the first quarter of 1999, the company loaned $575,915 to the Merry Land Employee Stock Ownership Plan. The loan bears interest at LIBOR plus 250 basis points and matures on March 31, 2004. The loan is secured by 127,771 shares of the company's common stock which were purchased by the ESOP.

NOTE 5.  DEBT

     At June 30, 1999, debt consisted of the following:

                                                                  Note Balances at
                                                            -------------------------
                                                            June 30,      December 30,
                                                               1999              1999
                              Maturity       Interest       -------       -----------
DEBT                              date           rate       Balance         Balance
----                          --------       --------       -------       -----------
Line of credit           June 24, 2001  LIBOR + 1.25%   $         -       $         -
Senior debt           October 15, 1999   LIBOR + 2.5%             -        18,317,429
Subordinated debt     October 15, 2013             8%             -        20,000,000
Mortgage Loan -
Greentree,L.L.C.          July 1, 2009          7.73%     6,719,000                 -
Mortgage Loan -
Marsh Cove,L.L.C.         July 1, 2009          7.73%     8,160,000                 -
Mortgage Loan -
Quarterdeck,L.L.C.        July 1, 2009          7.73%     9,964,000                 -
Mortgage Loan -
Waters Edge, L.L.C.       July 1, 2009          7.73%     7,198,000                 -
Mortgage Loan - West
Wind Landing, L.L.C.      July 1, 2009          7.73%     9,200,000                 -
                                                        -----------       -----------
  Total                                                 $41,241,000       $38,317,429

     On June 24, 1999, the company closed $41,241,000 in mortgage financing. The five nonrecourse loans are secured by five apartment communities in Charleston and Savannah. At the time of the closing, the company transferred the apartment communities to five newly created limited liability companies, which are wholly-owned by the company and its subsidiaries. The proceeds of the financing were used to retire all of the company's debt and preferred stock obligations to Equity Residential Properties Trust, including the Senior debt and Subordinated debt.

NOTE 6.  INCOME TAXES

     The company is a taxable "C" corporation. It is assumed that the accounting predecessor distributed sufficient taxable income to stockholders in the form of dividends to qualify as a REIT, and so no income taxes were provided for in periods prior to the spin off.

     The components of the income tax provision for the six months ended June 30, 1999 are as follows:

Current federal tax     $(364,039)
Current state tax         (68,218)
Deferred federal tax      689,115
Deferred state tax        129,372
Income tax expense      $ 386,230

     The reconciliation of income tax computed at the U.S. federal statutory rate to income tax expense for the six months ended June 30, 1999 is as follows:

                                                                       % of
                                                                     Pretax
                                                           Amount    Income
                                                           ------    ------
Income tax expense at statutory rate                    $ 483,000    34.0%
Increases (reductions) in taxes resulting from:
 State and local income taxes, net of federal income
 tax benefit                                               56,255     4.0%
 Dividends not deductible                                  73,390     5.2%
 Non-taxable clay lease income                           (226,415)  (16.0)%
                                                        ---------   -----
                                                        $ 386,230    27.2%

                 MERRY LAND PROPERTIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


NOTE 7.  SEGMENT INFORMATION

     The company has four reportable segments: Apartment Communities, Commercial Properties, Land and Third Party Services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                                                            THIRD
                                                            PARTY
Three months ending   APARTMENTS  COMMERCIAL       LAND  SERVICES  CORPORATE  CONSOLIDATED
                      ----------  ----------       ----  --------  ---------  ------------
June 30, 1999
Real estate rental    $1,991,985  $   46,939  $  23,119  $      -  $       -  $  2,062,043
Real estate expense      710,660      74,989     27,011         -          -       812,660
Depreciation and
amortization             276,451       9,052      1,406         -     72,867       359,776
Income from real      ----------  ----------  ---------  --------  ---------  ------------
estate                 1,004,874     (37,102)    (5,298)        -    (72,867)      889,607
Other income                   -           -    526,047   660,610     76,410     1,263,067
Segment income         1,004,874     (37,102)   520,749   660,610      3,543     2,152,674
Interest expense               -           -          -         -   (843,299)     (843,299)
General and
administrative                 -           -          -  (345,229)  (307,716)     (652,945)
Income before taxes and
extraordinary item     1,004,874     (37,102)   520,749   315,381 (1,147,472)      656,430
                      ----------  ----------  ---------  --------  ---------  ------------
Income tax                    -            -          -         -    (66,512)      (66,512)
Income before
extraordinary item    $1,004,874   $ (37,102) $ 520,749  $315,381$(1,213,984)  $   589,918
                      ----------   ---------  ---------  --------  ---------  ------------
Extraordinary item            -            -          -         -    721,969       721,969
Net income            $1,004,874   $ (37,102) $ 520,749  $315,381 $ (492,015)  $ 1,311,887
                      ==========   =========  =========  ======== ==========   ===========
Capital investments   $  207,356   $       -  $ 162,859  $      - $  232,799   $   603,014
Total real estate
assets               $30,534,847  $2,307,014 $8,285,814  $      - $  680,882   $41,808,557

                                                            THIRD
Accounting Predecessor                                      PARTY
Three months ending   APARTMENTS  COMMERCIAL       LAND  SERVICES  CORPORATE  CONSOLIDATED
June 30, 1998         ----------  ----------       ----  --------  ---------  ------------
Real estate rental
revenue              $ 1,899,167  $  105,283   $ 17,095  $      -  $       -   $ 2,021,545
Real estate expense      689,723      57,433     16,132         -          -       763,288
Depreciation and
amortization             297,007      93,613          -         -          -       390,620
                     -----------  ----------   --------  --------  ---------   -----------
Income from real
estate                   912,437     (45,763)       963         -          -       867,637
Other income                   -           -    469,692         -     27,711       497,403
                     -----------  ----------   --------  --------  ---------   -----------
Segment income           912,437     (45,763)   470,655         -     27,711     1,365,040
Interest expense              -            -          -         -          -             -
Insurance expense             -            -          -         -          -             -
General and
administrative                -            -          -         -    (30,120)      (30,120)
                     ----------   ----------   --------  --------  ---------   -----------
Income before taxes     912,437      (45,763)   470,655         -     (2,409)    1,334,920
                     ----------   ----------   --------  --------  ---------   -----------
Income tax                    -            -          -         -          -             -
Net income           $  912,437   $  (45,763) $ 470,655  $      -  $  (2,409)  $ 1,334,920
                     ==========   ==========  =========  ========  =========   ===========
Capital investments  $   81,252   $   48,046  $  94,566  $      -  $  91,028   $   314,892
Total real estate
assets              $31,025,122   $4,032,528 $6,560,889  $      -  $  76,918   $41,695,457

                                                            Third
                                                            Party
Six months ending    APARTMENTS   COMMERCIAL       LAND  SERVICES  Corporate  Consolidated
June 30, 1999        ----------   ----------       ----  --------  ---------  ------------
Real estate rental
revenue             $ 3,938,971   $   84,967   $ 46,409  $      -  $       -   $ 4,070,347
Real estate expense   1,397,337      126,763     53,253         -          -     1,577,353
Depreciation and
amortization            552,901       18,104      1,406         -    145,733       718,144
                    -----------   ----------   --------  --------  ---------   -----------
Income from real
estate                1,988,733      (59,900)    (8,250)        -   (145,733)    1,774,850
Other income                  -            -    938,830 1,447,122    115,462     2,501,414
                    -----------   ----------   --------  --------  ---------   -----------
Segment income        1,988,733      (59,900)   930,580 1,447,122    (30,271)    4,276,264
Interest expense              -            -          -         - (1,684,328)   (1,684,328)
General/and
administrative                -            -          -  (466,121)  (705,226)   (1,171,347)
                    -----------   ----------   --------  --------  ---------   -----------
Income before taxes
and extraordinary
items                 1,988,733      (59,900)   930,580   981,001 (2,419,825)    1,420,589
                    ===========   ==========   ========  ========  =========   ===========

Income tax                    -            -          -         -   (386,230)     (386,230)
Income before
extraordinary item  $ 1,988,733   $  (59,900)  $930,580  $981,001$(2,806,055)  $ 1,034,359
                    -----------   ----------   --------  -------- ----------   -----------
Extraordinary item            -            -          -         -    721,969       721,969
Net income          $ 1,988,733   $  (59,900)  $930,580  $981,001$(2,084,086)  $ 1,756,328
                    ===========   ==========   ========  ======== ==========   ===========
Capital investments $   267,726   $        -   $208,838  $      - $  242,187   $   718,751
Total real estate
assets              $30,534,847   $2,307,014 $8,285,814  $      - $  680,882   $41,808,557

                                                            Third
Accounting Predecessor                                      Party
Six  months ending   APARTMENTS   COMMERCIAL       LAND  SERVICES  Corporate  Consolidated
June 30, 1998        ----------   ----------       ----  --------  ---------  ------------
Real estate
rental revenue      $ 3,761,464   $  208,378   $ 36,435  $      - $        -   $ 4,006,277
Real estate expense   1,353,260      125,097     40,879         -          -     1,519,236
Depreciation and
amortization            594,012      187,228          -         -          -       781,240
                    -----------   ----------   --------  -------- ----------   -----------
Income from real
estate                1,814,192     (103,947)    (4,444)        -          -     1,705,801
Other income                  -            -    860,581         -     56,073       916,654
                    -----------   ----------   --------  -------- ----------   -----------
Segment income        1,814,192     (103,947)   856,137         -     56,073     2,622,455
Interest expense              -            -          -         -          -             -
Insurance expense             -            -          -         -          -
General and
administrative                -            -          -         -    (60,240)      (60,240)
Income before taxes   1,814,192     (103,947)   856,137         -     (4,167)    2,562,215
                    -----------   ----------   --------  -------- ----------   -----------
Income tax                    -            -          -         -          -             -
Net income          $ 1,814,192   $ (103,947) $ 856,137  $      - $   (4,167)  $ 2,562,215
                    ===========   ==========  =========  ======== ==========   ===========
Capital investments $   171,258   $  202,521  $ 169,528  $      - $  137,091   $   680,398
Total real estate
assets              $31,025,122   $4,032,528 $6,560,889  $      - $  876,918   $42,495,457

                        MERRY LAND PROPERTIES, INC.

              HISTORICAL FINANCIAL STATEMENTS FROM FORM 10-K
               FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Merry Land Properties, Inc:

   We have audited the accompanying consolidated balance sheets of Merry Land Properties, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merry Land Properties, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ ARTHUR ANDERSEN LLP
-----------------------
    Arthur Andersen LLP

Atlanta, Georgia
January 27, 1999

                MERRY LAND PROPERTIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS

                                                                (Accounting
                                                               Predecessor)
                                December 31, 1998         December 31, 1997
                                -----------------         -----------------
ASSETS
  Real estate assets, at cost:
    Land held for mining,
    development, and sale             $ 7,255,130              $ 6,391,361
    Apartments                         40,765,214               40,377,348
    Commercial rental property          2,622,024                5,220,096
    Furniture and equipment             1,836,144                1,684,030
        Total cost                     52,478,512               53,672,835
    Accumulated depreciation and
    depletion                         (11,496,904)             (11,076,536)
                                      -----------              -----------
                                       40,981,608               42,596,299

CASH AND CASH EQIVALENTS                3,995,365                        -

OTHER ASSETS
  Notes receivable                      1,342,246                1,411,727
  Other receivable                      1,434,512                        -
  Deferred tax asset                    6,909,857                        -
  Other                                    79,620                        -
                                      -----------              -----------
                                        9,766,235                1,411,727
                                      -----------              -----------
TOTAL ASSETS                          $54,743,208              $44,008,026
                                      ===========              ===========
NOTES PAYABLE
  Senior debt                         $18,317,429              $         -
  Subordinated debt                    20,000,000                        -
                                      -----------              -----------
                                       38,317,429                        -
ACCOUNTS PAYABLE AND ACCRUED
LIABILITIES
  Accrued interest                        444,553                        -
  Accrued income taxes                    123,846                        -
  Accrued property taxes                  309,936                  244,627
  Accrued dividends payable                81,111                        -
  Deferred revenue                        771,627                  330,696
  Other                                   477,967                   53,443
                                       ----------              -----------
                                        2,209,040                  628,766

PREFERRED STOCK                         5,000,000                        -

STOCKHOLDERS' EQUITY
  Investment by Merry Land &
  Investment Company, Inc.                      -               43,379,260
  Common stock, at $1 stated value,
   2,597,633 shares issued and
   outstanding                          2,597,633                        -
  Capital surplus                       9,121,985                        -
  Unamortized compensation             (1,854,291)                       -
  Cumulative undistributed net
   earnings (deficit)                    (648,588)                       -
                                       ----------              -----------
                                        9,216,739               43,379,260
                                       ----------              -----------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                  $54,743,208              $44,008,026
                                      ===========              ===========


 The accompanying notes are an integral part of these consolidated balance sheets.  Specific reference is made to Note 2 where the basis of presentation for these statements is described and the lack of comparability between periods is discussed.

               MERRY LAND PROPERTIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME

                                               Years Ended December 31
                                            ----------------------------
                                            1998        1997        1996
                                            ----        ----        ----
INCOME
 Rental income                       $ 8,120,569  $7,774,310  $7,522,965
 Royalty income                        1,693,489   1,401,363     368,644
 Interest income                         136,644      83,816      70,257
 Management fees                         148,958           -           -
 Development fees                        515,016           -           -
                                     -----------  ----------  ----------
                                      10,614,676   9,259,489   7,961,866
EXPENSES
 Rental expense                        3,449,045   3,022,300   2,912,349
 Interest expense                        694,462           -           -
 Depreciation                          1,556,457   1,507,721   1,356,831
 Insurance                                42,066           -           -
 General and administrative expense      611,335     120,480     108,432
 Impairment charge                     1,666,463           -           -
                                      ----------  ----------  ----------
                                       8,019,828   4,650,501   4,377,612

INCOME BEFORE TAXES                    2,594,848   4,608,988   3,584,254

Income tax benefit                       462,597           -           -
                                      ----------  ----------  ----------
NET INCOME                            $3,057,445  $4,608,988  $3,584,254
                                      ==========  ==========  ==========
WEIGHTED AVERAGE COMMON SHARES
  Basic                                2,113,393   1,923,000   1,796,000
  Diluted                              2,129,479   1,946,000   1,834,000

EARNINGS PER COMMON SHARE
  Basic                                $    1.45  $     2.40  $     2.00
  Diluted                              $    1.44  $     2.37  $     1.95


     The accompanying notes are an integral part of these consolidated statements. Specific reference is made to Note 2 where the basis of presentation for these statements is described and the lack of comparability between periods is discussed.

               MERRY LAND PROPERTIES, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                          Common Stock                                    Cumulative                Total
                      Investment      -------------------     Capital   Unamortized       Undistributed      Stockholders'
                       By Parent      Shares       Amount     Surplus  Compensation  Net Earnings (Deficit)        Equity
                      ----------      ------       ------     -------  ------------  ----------------------  ------------
BALANCE, DECEMBER
31, 1995             $42,864,836           -     $      -   $       -  $          -  $                    -   $42,864,836
Net income             3,584,254           -            -           -             -                       -     3,584,254
Net distributions     (4,501,631)          -            -           -             -                       -    (4,501,631)
                      ----------     -------     --------   ---------  ------------  ----------------------   -----------
BALANCE, DECEMBER
31, 1996              41,947,459           -            -           -             -                       -    41,947,459
Net income             4,608,987           -            -           -             -                       -     4,608,987
Net distributions     (3,177,186)          -            -           -             -                       -    (3,177,186)
                      ----------    --------    ---------   ---------  ------------  ----------------------   -----------

BALANCE, DECEMBER
31, 1997              43,379,260           -            -           -             -                       -    43,379,260
Net income prior
to spin off-Note 1     3,706,033           -            -           -             -                       -     3,706,033
Net distributions
prior to spin off
- Note 1              (3,911,647)          -            -           -             -                       -    (3,911,647)

Initial
capitalization
resulting from the
spin off-Note 1      (43,173,646)  2,151,315    2,151,315    5,152,926            -                       -   (35,869,405)
Capital contribution
in connection with
spin off-Note 1                -           -            -    2,400,000            -                       -     2,400,000
Issuance of
restricted stock grants        -     446,318      446,318    1,569,059   (2,015,377)                      -
  -
Amortization of
stock grants                   -           -            -            -      161,086                       -       161,086
Net income (loss)
subsequent to spin off         -           -            -            -            -                (648,588)     (648,588)
                     -----------  ----------   ----------   ----------  -----------               ---------   -----------
BALANCE, DECEMBER
31, 1998             $         -   2,597,633   $2,597,633   $9,121,985  ($1,854,291)              ($648,588)  $ 9,216,739
                     ===========  ==========   ==========   ==========  ===========              ===========  ===========


 The accompanying notes are an integral part of these consolidated statements. Specific reference is made to Note 2 where the basis of presentation for these statements is described and the lack of comparability between periods is discussed.

                 MERRY LAND PROPERTIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Years Ended December 31
                                             ----------------------------------
                                             1998           1997           1996
                                             ----           ----           ----
 CASH FLOWS FROM OPERATING
ACTIVITIES:
Net income                            $ 3,057,445    $ 4,608,987    $ 3,584,254
Adjustments to reconcile net
income to net cash provided
  by operating activities:
  Depreciation expense                  1,556,457      1,507,721      1,356,831
 Impairment charge                      1,666,463              -              -
 Deferred tax benefit                    (586,443)             -              -
 Increase in property taxes payable        65,309          1,385         12,653
 Increase in income taxes payable         123,846              -              -
 Increase in deferred credits             440,931        330,696              -
 Increase in accrued interest             444,553              -              -
 Other                                    268,930        (40,000)       (70,010)
                                       ----------    -----------     ----------
 Net cash provided by operating
 activities                             7,037,491      6,408,789      4,883,728

CASH FLOWS FROM INVESTING ACTIVITIES:
 Payments received on notes receivable     69,481       (685,416)        25,050
 Investment in real estate assets      (1,599,960)    (2,546,187)      (407,147)
                                       ----------    -----------     ----------
 Net cash used in investing activities (1,530,479)    (3,231,603)      (382,097)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Contributions from Merry Land &
 Investment Company, Inc.               1,554,584      2,546,187        407,147
 Other capital contributions            2,400,000              -              -
 Distributions to Merry Land &
 Investment Company, Inc.              (5,466,231)    (5,723,373)    (4,908,778)
                                       ----------    -----------     ----------
 Net cash used in financing
 activities                            (1,511,647)    (3,177,186)    (4,501,631)

NET INCREASE (DECREASE) IN CASH         3,995,365              -              -

CASH AT BEGINNING OF PERIOD                     -              -              -
                                      $ 3,995,365     $        -     $        -
                                      ===========     ==========     ==========
Interest paid                         $   168,798     $        -     $        -
Income taxes paid                     $         -     $        -     $        -
Non cash transactions:
 Deferred tax asset from initial
 contribution                         $ 6,323,414     $        -     $        -
 Issuance of debt in initial
 capitalization                       $38,317,429     $        -     $        -
 Issuance of preferred stock in
 initial contribution                 $ 5,000,000     $        -     $        -


 The accompanying notes are an integral part of these consolidated statements. Specific reference is made in Note 2 where the basis of presentation for these statements is described and the lack of comparability between periods is discussed.

                 MERRY LAND PROPERTIES, INC.  AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  ORGANIZATION

     Merry Land Properties, Inc. was formed on September 3, 1998, as a corporate subsidiary of Merry Land & Investment Company, Inc. in connection with a transaction in which Merry Land & Investment Company was merged into Equity Residential Properties Trust on October 19, 1998. On October 15, 1998, prior to the merger, Merry Land & Investment Company contributed five apartment communities, four apartment development sites, five commercial properties, six commercial sites, 4,800 acres of undeveloped land, and other assets to Merry Land Properties in exchange for 2,151,315 shares of common stock, $5,000,000 of preferred stock, $18,317,429 of senior debt and $20,000,000 of subordinated debt. On October 15, 1998, the common stock of Merry Land Properties was spun off to the common stockholders of Merry Land & Investment Company on the basis of one share of Merry Land Properties stock for every twenty shares of Merry Land & Investment Company. When the merger transaction was completed Merry Land Properties began operating as an independent public company and the senior debt, subordinated debt and preferred stock were acquired by Equity Residential. Also, in conjunction with the merger, Equity Residential made an additional capital contribution of $2,400,000 to Merry Land Properties.

NOTE 2. BASIS OF PRESENTATION

     The financial statements for periods prior to the spin off include only those assets and liabilities contributed by Merry Land & Investment Company as described above. These financial statements have been prepared using Merry Land & Investment Company's historical basis of the assets and liabilities and the historical results of operations and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission applicable for subsidiaries which have been spun off. These rules stipulate that statements shall be prepared as if the entity had existed prior to the existence of the new company. Such statements are not those of a real entity, but describe a hypothetical "accounting predecessor" to Merry Land Properties.

     Management has estimated common and corporate level expenses which would have been incurred on behalf of the accounting predecessor by Merry Land & Investment Company and has allocated such expenses based on its best estimate of the time and effort that would have been expended. Property management costs have been estimated and allocated on a per unit basis. The assets contributed to Merry Land Properties by Merry Land & Investment Company were not encumbered by mortgage debt at any time prior to the spin off and the financial statements for the accounting predecessor for periods prior to the spin off do not include any debt or related interest expense.

     Merry Land & Investment Company was qualified to be taxed as a real estate investment trust and was not subject to federal income taxation on distributed income. Accordingly, no provision for income tax is included in the accompanying financial statements for periods prior to the spin off.

     Amounts shown for periods and dates prior to the spin off assume lower levels of general and administrative expenses than have actually been incurred after the spin off and exclude any debt, interest expense or income taxes. Accordingly, comparisons of periods subsequent to the spin off with periods prior to the spin off may be difficult and misleading.

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries. Any significant intercompany transactions and accounts have been eliminated in consolidation.

RECOGNITION OF INCOME

    The company leases its apartment properties generally for terms of one year or less. Rental income is recognized when earned. Commercial properties are leased under operating leases. Rental income is recognized on a straight-line basis over the terms of the respective leases. The company recognizes mineral royalty income both as clay and sand is mined and also on a straight-line basis over the life of the related agreements depending on the terms of the underlying leases. Property management and development consulting fee income are recognized when earned.

REAL ESTATE ASSETS AND DEPRECIATION

     Real estate assets are carried at depreciated cost except when it is determined that the asset's carrying value may not be recoverable.
Depreciation of buildings and equipment is computed on the straight-line method for financial reporting purposes using the following estimated useful lives:

          Apartments                       40-50  years
          Land improvements                   15  years
          Commercial rental buildings      40-50  years
          Furniture, fixtures, equipment
          and carpet                        5-15  years
          Operating equipment                3-5  years

     Straight-line and accelerated methods are used for income tax reporting purposes. Expenditures that extend the lives of assets are capitalized; other repairs and maintenance are expensed.

     SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In October 1998 in conjunction with formulation of a new business plan for the company's commercial properties the company recorded an impairment charge of approximately $1.7 million related to the likely disposal of several commercial properties in Augusta, Georgia. This charge reduces the company's carrying value in the properties to the estimated fair value, less selling costs.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, all investments purchased with an original maturity of three months or less are considered to be cash equivalents.

INCOME TAXES

     In conjunction with the spin off the company, a taxable "C" corporation, began accounting for income taxes under SFAS 109 "Accounting for Income Taxes." Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the tax rates and regulations that may be in effect when the differences are expected to reverse.

EARNINGS PER SHARE AND SHARE INFORMATION

     Basic earnings per common share is computed on the basis of the weighted average number of shares outstanding during each period excluding the unvested shares issued to employees under the company's Management Incentive Plan. Diluted earnings per share is computed giving effect to dilutive stock equivalents resulting from outstanding options and restricted stock using the treasury stock method.

     For periods prior to the spin off, earnings per share have been computed giving effect to the distribution ratio of one share of Merry Land Properties for every twenty common shares of Merry Land & Investment Company. Accordingly, weighted average common shares outstanding for the accounting predecessor have been assumed to be 1/20 of the shares outstanding of Merry Land & Investment Company for the periods prior to the spin off. For the periods prior to the spin off, dilutive earnings per share are calculated giving effect to dilutive options of Merry Land & Investment Company using the same ratio.

     A reconciliation of the average outstanding shares used in the two calculations is as follows:

                                                   1998        1997      1996
                                                   ----        ----      ----
Weighted average shares outstanding-basic     2,113,393   1,923,000 1,796,000
Dilutive potential common shares                 16,086      23,000    38,000
                                              ---------   --------- ---------
Weighted average shares outstanding-diluted   2,129,479   1,946,000 1,834,000

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect both the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

NOTE 4.  NOTES RECEIVABLE

   At December 31, 1998 and 1997, notes receivable consisted of the following:

                                       Original               Note Balances
NOTE                 RATE    DUE         AMOUNT           1998            1997
----                 ----    ---       --------           ----            ----
Augusta  Partners  10.00%  10/99    $   695,000     $   573,566    $   588,573
Brothersville       6.00%  11/12        675,000         636,512        672,791
Brothersville      10.00%  09/02        327,600          74,717         90,363
New Zion            7.00%  11/12         60,000          57,451         60,000
                                     ----------      ----------     ----------
                                     $1,757,600      $1,342,246     $1,411,727

NOTE 5.  DEBT

    As of December 31, 1998, debt consisted of the following:

   Debt                    Maturity date      Interest rate          BALANCE
   ----                    -------------      -------------          -------
   Senior debt  (a)      October 19, 1999          (a)           $18,317,429
   Subordinated debt (b) October 19, 2013          (b)            20,000,000
                                                                 -----------
   Total                                                         $38,317,429

(a) Senior debt. Borrowings of up to $25,000,000 are available under the senior debt agreement, therefore, an additional $6,682,571 is available for future draws. The senior debt bears interest, payable quarterly, at the company's option either LIBOR plus 250 basis points or prime plus 200 basis points. At December 31, 1998, the interest rate was 7.6%.

(b) Subordinated debt. The subordinated debt has a fifteen-year term, maturing on October 19, 2013. Interest is payable quarterly and accrues at the following rates:

   Until Oct. 19, 2003          8.00%  Oct. 20, 2008-Oct. 19, 2009   9.75%
   Oct. 20, 2003-Oct. 19, 2004  8.25%  Oct. 20, 2009-Oct. 19, 2010  10.50%
   Oct. 20, 2004-Oct. 19, 2005  8.50%  Oct. 20, 2010-Oct. 19, 2011  11.50%
   Oct. 20, 2005-Oct. 19, 2006  8.75%  Oct. 20, 2011-Oct. 19, 2012  12.75%
   Oct. 20, 2006-Oct. 19, 2007  9.00%  Oct. 20, 2012-Oct. 19, 2013  14.25%
   Oct. 20, 2007-Oct. 19, 2008  9.25%

   The senior debt and subordinated debt agreements contain covenants restricting the amount of debt which can be incurred by the company.

NOTE 6.  MANAGEMENT INCENTIVE PLAN

    In October 1998, the stockholders of Merry Land Properties approved the 1998 Management Incentive Plan. In October 1998, fifteen employees, including the company's three executive officers, received restricted stock grants for a total of 446,318 shares of the company's common stock. The common stock received under the restricted stock grants vest in fifteen equal annual installments beginning on the date granted and are forfeitable in the event the employee terminates service prior to vesting. At December 31, 1998, there were an additional 53,682 common shares available for grant.

NOTE 7.  EMPLOYEE STOCK OWNERSHIP PLAN

    In October 1998, Merry Land Properties adopted and assumed Merry Land & Investment Company's Employee Stock Ownership Plan. All costs and expenses resulting from the assumption of sponsorship of the ESOP by the company and certain allocations to accounts of the ESOP participants will be shared by the company and Equity Residential Properties Trust based on the ratio of employees' allocations on October 19, 1998.

    Under the plan the company makes annual contributions to a trust for the benefit of eligible employees in the form of either cash or common shares of the company. The amount of the annual contribution is made at the discretion of the Board of Directors.

NOTE 8.  PREFERRED STOCK

    On October 15, 1998, the company issued $5,000,000 of Preferred Stock (5,000 shares with a liquidation preference of $1,000 per share). The preferred stock agreement contains covenants restricting the amount of debt which can be incurred by the company. The Preferred Stock must be redeemed no later than October 19, 2013 and has a dividend rate as follows:

   Until Oct. 19, 2003          8.00%  Oct. 20, 2008-Oct. 19, 2009   9.75%
   Oct. 20, 2003-Oct. 19, 2004  8.25%  Oct. 20, 2009-Oct. 19, 2010  10.50%
   Oct. 20, 2004-Oct. 19, 2005  8.50%  Oct. 20, 2010-Oct. 19, 2011  11.50%
   Oct. 20, 2005-Oct. 19, 2006  8.75%  Oct. 20, 2011-Oct. 19, 2012  12.75%
   Oct. 20, 2006-Oct. 19, 2007  9.00%  Oct. 20, 2012-Oct. 19, 2013  14.25%
   Oct. 20, 2007-Oct. 19, 2008  9.25%

    For the period from October 15, 1998 to December 31, 1998, the company accrued preferred stock dividends of $81,111, which were paid in January 1999.

NOTE 9.  COMMON DIVIDENDS

   The company did not pay any dividends to common stockholders in 1998.

NOTE 10. INCOME TAXES

   As discussed in Note 1, the company is a taxable "C" corporation. It is assumed that the accounting predecessor distributed sufficient taxable income to stockholders in the form of dividends to qualify as a REIT, and so no income taxes were provided for in periods prior to the spin off.

    The components of the income tax provision (benefit) are as follows:

                                     Jan 1, 1998 to
                                       Dec 31, 1998
                                     --------------
Current federal tax                        $104,271
Current state tax                            19,575
Deferred federal tax                       (493,749)
Deferred state tax                          (92,694)
                                          ---------
                                          $(462,597)

    The reconciliation of income tax computed at the U.S. federal statutory rate to income tax expense for the full year of 1998 is as follows:

                                                                          % of
                                                                        pretax
                                                             $Amount    income
                                                             -------    ------
Income tax expense at statutory rate                         $882,248   34.0%
Increases (reductions) in taxes resulting from:
  Benefit from non taxable income under REIT status      ($1,261,051)  (48.6)%
  State and local income taxes, net of federal income
  tax benefit                                               ($48,258)   (1.9)%
  Royalty income not taxable                                ($64,964)   (2.5)%
  Dividends not deductible                                    $27,578    1.1%
  Other                                                        $1,850    0.1%
                                                          -----------  -----
                                                           ($462,597)  (17.8)%

    Significant components of the company's net deferred income taxes are as follows:


Deferred tax asset:                                           DEC. 31, 1998
------------------                                            -------------
Excess of tax basis of assets over book basis of assets          $6,956,003
Other                                                               (46,146)
Total deferred tax asset                                         $6,909,857

    SFAS 109 requires a valuation allowance be provided to reduce the amount of the deferred tax assets if, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that no valuation allowance at December 31, 1998 is required.

NOTE 11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

   Management estimates that the carrying value of cash and cash equivalents, notes receivable and notes payable approximate their fair values when compared to instruments of similar type, maturity and terms.

NOTE 12.  SEGMENT INFORMATION

   The company has four reportable segments: Apartment Communities, Commercial Properties, Land and Third Party Services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                                                       THIRD
                                                       PARTY
DECEMBER 31,     APARTMENTS  COMMERCIAL     LAND    SERVICES   CORPORATE   CONSOLIDATED
1998             ----------  ----------     ----    --------   ---------   ------------
Real estate
rental revenue  $ 7,638,710  $  411,885 $ 69,973    $      -   $       -    $ 8,120,568
Real estate
expense           3,125,712     248,774   74,559           -           -      3,449,045
Depreciation and
amortization      1,171,433     321,659        -           -      63,365      1,556,457
Impairment
charge                    -   1,666,463        -           -           -      1,666,463
                 ----------  ---------- --------   ---------   ---------    -----------
Income from
real estate       3,341,565 (1,825,011)   (4,586)          -     (63,365)     1,448,603
Other income              -          - 1,693,489     663,974     136,644      2,494,107
Segment income    3,341,565 (1,825,011)1,688,903     663,974      73,279      3,942,710
                 ----------  --------- ---------   ---------   ---------    -----------
Interest
expense                   -          -         -           -    (694,462)      (694,462)
Insurance
expense                   -          -         -           -     (42,066)       (42,066)
General and
administrative            -          -         -    (194,619)   (416,715)      (611,334)
Income before
taxes             3,341,565  (1,825,011)1,688,903    469,355  (1,079,964)     2,594,848
                 ----------  ---------- ---------   --------   ---------    -----------
Income tax
benefit                   -           -         -          -    (462,597)      (462,597)
Net income       $3,341,565$(1,825,011)$1,688,903   $469,355   $(617,367)   $ 3,057,445
                 ========== ========== ==========   ========   =========    ===========
Capital
investments      $  387,865 $  205,175 $  834,244   $      -   $ 172,676    $ 1,599,960
                 ========== ========== ==========   ========   =========    ===========
Total real
estate assets   $30,664,309 $2,319,489 $7,225,605   $      -   $ 772,205    $40,981,608
                =========== ========== ==========   ========   =========    ===========


DECEMBER 31,
1997

Real estate
rental revenue  $ 7,355,313 $  338,209 $   80,788   $      -   $       -    $ 7,774,310
Real estate
expense           2,749,001    212,883     60,416          -           -      3,022,300
Depreciation
and amortization  1,176,016    331,705          -          -           -      1,507,721
                ----------- ---------- ----------   --------   ---------    -----------
Income from
real estate       3,430,296   (206,379)    20,372          -           -      3,244,289
Other income              -          -  1,401,363          -      83,816      1,485,179
Segment income    3,430,296   (206,379) 1,421,735          -      83,816      4,729,468
                ----------- ---------- ----------   --------   ---------    -----------
General and
administrative            -          -          -          -    (120,480)      (120,480)
Net income       $3,430,296 $ (206,379)$1,421,735  $       -   $ (36,664)   $ 4,608,988
                =========== ========== ==========  =========   =========    ===========
Capital
investments      $  750,683 $  175,417 $1,085,211  $       -   $ 534,876    $ 2,546,187
                =========== ========== ==========  =========   =========    ===========
Total real
estate assets   $31,447,876 $3,884,674 $6,391,361  $       -   $ 872,388    $42,596,299
                =========== ========== ==========  =========   =========    ===========

DECEMBER 31,
1996
Real estate
rental revenue  $ 7,145,051 $  304,109 $   73,805  $       -   $       -    $ 7,522,965
Real estate
expense           2,657,449    198,225     56,675          -           -      2,912,349
Depreciation
and amortization  1,114,207    242,624          -          -           -      1,356,831
                ----------- ---------- ----------  ---------   ---------    -----------
Income from
real estate       3,373,395   (136,740)    17,130          -           -      3,253,785
Other income              -          -    368,644          -      70,257        438,901
Segment income    3,373,395   (136,740)   385,774          -      70,257      3,692,686
                ----------- ---------- ----------  ---------   ---------    -----------
General and
administrative            -          -          -          -    (108,432)      (108,432)
Net income      $ 3,373,395 $ (136,740) $ 385,774  $       -   $ (38,175)   $ 3,584,254
                =========== ==========  =========  =========   =========    ===========
Capital
investments     $   408,565 $  461,808  $(674,409) $       -   $ 211,183    $   407,147
                =========== ==========  =========  =========   =========    ===========
Total real
estate assets   $31,873,208 $3,816,834 $5,306,150  $       -   $ 561,641    $41,557,833
                =========== ========== ==========  =========   =========    ===========

To Merry Land Properties, Inc.:


    We have audited in accordance with generally accepted auditing standards, the consolidated financial statements included in this Registration Statement and have issued our report thereon dated January 27, 1999. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in Item 14 is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


/s/ ARTHUR ANDERSEN LLP
-----------------------
    Arthur Andersen LLP


Atlanta, Georgia
January 27, 1999

ITEM 14 - SCHEDULE XI -- REAL ESTATE AND ACCUMULATED DEPRECIATION FOR
THE YEAR
ENDING DECEMBER 31, 1998:

                                   Cost Capitalized
                                      Subsequent           Gross Amount at Which
          Initial Cost to Company   to Acquisition      Carried at December 31, 1998
          -----------------------  ----------------     ----------------------------
                       Buildings &              Carrying           Buildings &             Accumulated    Date of     Date   Deprec.
Residential      Land Improvements  Improvements    Cost     Land Improvements  Total(a)  Depreciation Construction  Acquired   Life
-----------      ---- ------------  ------------    ----     ---- ------------  --------  ------------ ------------  --------   ----
Greentree    $325,000  $ 6,001,731  $ 1,148,959  $     - $325,806 $  7,149,884 $7,475,690  $ 2,293,979    1983        1986  5-50 yr.
Marsh Cove    329,786    6,649,280    1,222,098        -  345,467    7,855,697  8,201,164    2,423,086    1983        1986  5-50 yr.
Quarterdeck   580,000    8,216,250      912,636        -  600,402    9,108,484  9,708,886    2,178,557    1986        1989  5-50 yr.
Waters
Edge          448,000    6,490,069    1,092,185        -  450,864    7,579,390  8,030,254    2,017,841    1985        1988  5-50 yr.
West Wind
Landing       960,000    5,597,500      791,720        -  960,000    6,389,220  7,349,220    1,187,441    1985        1993  5-50 yr.
            ---------  -----------  -----------  ------- -------- ------------ ----------  -----------
Total
Apartments  2,642,786   32,954,830    5,167,598       - 2,682,539   38,082,675 40,765,214   10,100,904

COMMERCIAL    356,000    1,612,486      653,538       -   370,920    2,251,104  2,622,024    302,535     various    various 5-50 yr.
----------
LAND        5,716,070           --    1,539,060       - 7,255,130           --  7,255,130       29,526   various       --   5-50 yr.
----       ----------  -----------   ---------- ------- ---------  ----------- ----------  -----------
Total      $8,714,856  $34,567,316   $7,360,196 $    -$10,308,589  $40,333,779$50,642,368  $10,432,965
           ==========  ===========   ========== ====== ==========  =========== ==========  ===========



Note: (a) Reconciliations of total real estate carrying value and accumulated depreciation for the years ending December 31, 1998, 1997 and 1996 are as follows:

                                             Real Estate Cost                         Accumulated Depreciation
                                ---------------------------------------            -----------------------------
                                1998             1997              1996            1998         1997        1996
                                ----             ----              ----            ----         ----        ----
Balance at beginning of
period                   $50,603,514      $49,677,413       $48,248,064     $10,264,894  $ 8,981,301  $7,721,600
Additions--acquisition
and improvements           2,842,102          926,101         1,429,349       1,304,855    1,283,593   1,259,701
Deductions--impairment
charge                     2,803,247               --                --       1,136,784           --          --
                         -----------      -----------       -----------     -----------  -----------  ----------
Balance at end of period $50,642,369      $50,603,514       $49,677,413     $10,432,965  $10,264,894  $8,981,301

                          MERRY LAND PROPERTIES, INC.
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME


          The unaudited consolidated statements of income are presented as if Merry Land Properties, Inc. ("the Company") acquired Hammocks at Long Point Apartments, Huntington Apartments, Magnolia Villas Apartments, Summit Place Apartments, Windsor Place Apartments and Woodcrest Apartments ("the Properties") as of the beginning of each period presented. In management's opinion, all adjustments necessary to present fairly the effects of the property acquisitions and securities issuances have been made.

         The unaudited pro forma consolidated statements of income are not necessarily indicative of what the actual results of operations of the Company would have been assuming the Company had acquired the Properties as of the beginning of each period presented, nor do they purport to represent the results of operations for future periods.

                          MERRY LAND PROPERTIES, INC.
                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

                                                            Pro Forma
                                      Combined Results    Adjustments--
                            Company     of Acquired       Acquisition of       Company
                           Historical    Properties         Properties        Pro Forma
                           ---------- ----------------    -------------       ----------
INCOME:
  Rental income           $4,070,347    $4,820,162(a)                        $ 8,890,509
  Royalty income             938,830             0                               938,830
  Interest income            144,974             0            $(36,605)(f)       108,369
  Management income          432,606             0            (192,807)(g)       239,799
  Development  fees        1,014,516             0                   0         1,014,516
  Long term loss             (29,512)            0                   0           (29,512)
                          ----------    ----------           ---------       -----------
                           6,571,761     4,820,162            (229,412)       11,162,511
                          ----------    ----------           ---------       -----------
EXPENSES:
  Rental expense           1,577,353     1,665,487(a)                0         3,242,840
  Interest expense         1,684,328             0           2,022,460(c)      3,754,118
                                                                47,330(d)
  Depreciation               718,144             0             570,593(b)      1,288,737
  Amortization                     0             0              13,142(e)         13,142
  General and administrative
  expenses                 1,171,347             0                   0         1,171,347
                          ----------    ----------           ---------       -----------
                           5,151,172     1,665,487           2,653,525         9,470,184
                          ----------    ----------           ---------       -----------
INCOME BEFORE MINORITY
INTEREST, TAXES, AND
EXTRAORDINARY ITEM         1,420,589     3,154,675          (2,882,937)        1,692,327

INCOME TAX PROVISION         386,230             0             103,260(h)        489,490
                          ----------    ----------          ----------       -----------
INCOME BEFORE
EXTRAORDINARY ITEM         1,034,359     3,154,675          (2,986,197)        1,202,837

EXTRAORDINARY GAIN--DISCOUNT
ON REPAYMENT OF DEBT, net of
income tax provision of
$441,746                     721,969             0                   0           721,969
                          ----------    ----------          ----------       -----------
NET INCOME                 1,756,328     3,154,675          (2,986,197)        1,924,806

DISCOUNT ON REDEMPTION OF
PREFERRED STOCK            1,163,715             0                   0         1,163,715
                          ----------    ----------          ----------       -----------
NET INCOME--COMMON        $2,920,043    $3,154,675         $(2,986,197)      $ 3,088,521
                          ==========    ==========         ===========       ===========
WEIGHTED AVERAGE COMMON
SHARES:
  Basic                    2,181,070                                           2,181,070
                           =========                                           =========
  Diluted                  2,264,523                                           2,264,523
                           =========                                           =========
EARNINGS PER SHARE:
  Basic                   $     1.34                                         $      1.42
                          ==========                                         ===========
  Diluted                 $     1.30                                         $      1.36
                          ==========                                         ===========

                          MERRY LAND PROPERTIES, INC.
                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)



                                                               Pro Forma
                                         Combined Results     Adjustments--
                         Company           of Acquired        Acquisition         Company
                        Historical         Properties          Properties        Pro Forma
                        ----------       ----------------     -----------        ---------
INCOME:
 Rental income         $ 8,120,569           $9,121,974(a)                     $17,242,543
 Royalty income          1,693,489                    0                          1,693,489
 Interest income           136,644                    0       $  (73,211)(f)        63,433
 Management income         148,958                    0          (75,088)(g)        73,870
 Development fees          515,016                    0                0           515,016
                       -----------           ----------       ----------       -----------
                        10,614,676            9,121,974         (148,299)       19,588,351

EXPENSES:
 Rental expense          3,449,045            3,485,783(a)                       6,934,828
 Interest expense          694,462                    0        4,044,920(c)      4,841,307
                                                                 101,925(d)
 Depreciation            1,556,457                    0        1,141,187(b)      2,697,644
 Amortization                    0                    0           26,283(e)         26,283
 Insurance                  42,066                    0                0            42,066
 General and
 administrative expenses   611,335                    0                0           611,335
 Impairment charge       1,666,463                    0                0         1,666,463
                       -----------           ----------       ----------       -----------
                         8,019,828            3,485,783        5,314,315        16,819,926
                       -----------           ----------       ----------       -----------
INCOME BEFORE TAXES      2,594,848            5,636,191       (5,462,614)        2,768,425

INCOME TAX BENEFIT
(PROVISION)                462,597                    0          (65,959)(h)       396,638
                       -----------           ----------       ----------       -----------
NET INCOME             $ 3,057,445           $5,636,191      $(5,528,573)      $ 3,165,063

WEIGHTED AVERAGE
COMMON SHARES:
 Basic                   2,113,393                                               2,113,393
                       ===========                                             ===========
 Diluted                 2,129,479                                               2,129,479
                       ===========                                             ===========
EARNINGS PER SHARE:
 Basic                 $      1.45                                             $      1.50
                       ===========                                             ===========
 Diluted               $      1.44                                             $      1.49
                       ===========                                             ===========


        The accompanying notes are an integral part of this statement.

                        MERRY LAND PROPERTIES, INC.
               NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA
                     CONSOLIDATED STATEMENTS OF INCOME

   (a)Reflects rental revenue, other property revenues, and property operating and maintenance expenses (exclusive of depreciation expense) for the Properties. All of the Properties were operational for both periods presented.

   (b)Reflects depreciation expense for the Properties during the periods presented based on the depreciable lives used by the Company for similar Properties.

   (c)Reflects interest expense during the periods presented associated with the mortgage debt issued to fund the acquisitions of the Properties. The weighted average interest rate for the mortgages was 7.98% for both periods presented.

   (d)Reflects interest expense during the periods presented associated with borrowings under the Company's line of credit facility which was utilized to acquire the Properties. The Company's borrowings bear interest at LIBOR plus 1.25%. The weighted average rates used for the periods ended December 31, 1998 and June 30, 1999 were 6.80% and 6.31%, respectively.

   (e)Reflects the amortization of the deferred loan costs associated with the acquisitions of the Properties based on the lives of the loans.

   (f)Reflects the reduction in interest income during the periods presented associated with the cash used to fund the acquisitions of the Properties. The weighted average interest rate was 5% for both periods.

   (g)Reflects the reduction in management income during the periods presented associated with the management fees earned relating to the Properties acquired.

   (h)Reflects the income tax impact of operations of the Properties acquired and other pro forma adjustments computed at an estimated effective rate of 38%.

                        MERRY LAND PROPERTIES, INC.
                            UNAUDITED PRO FORMA
                        CONSOLIDATED BALANCE SHEET
                               JUNE 30, 1999

     The unaudited pro forma consolidated balance sheet is presented as if all of the acquisitions of the Properties had been consummated as of June 30, 1999.

     The unaudited pro forma consolidated balance sheet is not necessarily indicative of what the actual position would have been at June 30, 1999, nor does it purport to represent the future financial position of the company.

                        MERRY LAND PROPERTIES, INC.
                   PRO FORMA CONSOLIDATED BALANCE SHEET
                               JUNE 30, 1999
                                (UNAUDITED)

                                                    Pro Forma
                                                   Adjustments--
                                   Company         Acquisition          Company
                                  Historical      of Properties        Pro Forma
                                  ----------      -------------        ---------
ASSETS:
Real estate assets, at cost:
Land held for mining,
development, and sale           $  5,802,298                         $ 5,802,298
Apartment                         41,188,653       $53,528,659(a)     94,717,312
Commercial rental property         2,627,652                 0         2,627,652
Furniture and equipment            1,890,555                 0         1,890,555
Development in progress            2,483,516                 0         2,483,516
                                ------------       -----------       -----------
Total cost                        53,992,674        53,528,659(a)    107,521,333
Accumulated depreciation and
depletion                        (12,184,117)                0       (12,184,117)
                                ------------       -----------       -----------
                                  41,808,557        53,528,659(a)     95,337,216
                                ------------       -----------       -----------
CASH AND CASH EQUIVALENTS          4,065,482        (2,283,572)(a)     1,781,910

RESTRICTED CASH                      360,367           819,358(a)      1,179,725
OTHER ASSETS:
Notes receivable                   1,222,686                 0         1,222,686
Other receivables                    265,200                 0           265,200
Deferred tax asset                 5,649,625                 0         5,649,625
Deferred loan costs                  574,819           262,833(a)        837,652
Other                                142,659           158,028(a)        300,687
                                ------------       -----------       -----------
                                   7,854,989           420,861         8,275,850
Total assets
                                 $54,089,395       $52,485,306      $106,574,701
                                ============       ===========      ============
NOTES PAYABLE:
Senior debt                      $         0       $         0      $          0
Line of credit                             0         1,500,000(a)      1,500,000
Subordinated debt                          0                 0                 0
Mortgage debt                     41,241,000        50,683,000(a)     91,924,000
                                 -----------       -----------      ------------
                                  41,241,000        52,183,000        93,424,000
                                 -----------       -----------      ------------
ACCOUNTS PAYABLE AND ACCRUED
LIABILITIES:
Accrued interest                           0                 0                 0
Accrued income taxes               (478,183)                 0          (478,183)
Accrued property taxes               237,213           258,079(a)        495,292
Accrued dividends payable                  0                 0                 0
Deferred revenue                     182,373                 0           182,373
                                     703,571            44,227(a)        747,798
                                 -----------       -----------      ------------
                                     644,974           302,306           947,280
STOCKHOLDERS' EQUITY:
Common stock, at $1 stated
value, 2,597,633 shares issued
and outstanding                    2,595,300                 0         2,595,300
Capital surplus                   10,277,229                 0        10,277,229
Unamortized compensation          (1,776,848)                0        (1,776,848)
Cumulative undistributed net
earnings                           1,107,740                 0         1,107,740
                                 -----------       -----------      ------------
                                  12,203,421                 0        12,203,421
                                 -----------       -----------      ------------
Total liabilities and
stockholders' equity             $54,089,395       $52,485,306      $106,574,701
                                 ===========       ===========      ============

    The accompanying notes are an integral part of this balance sheet.

                        MERRY LAND PROPERTIES, INC.
               NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA
                        CONSOLIDATED BALANCE SHEET
                               JUNE 30, 1999

(a) Reflects the acquisitions of the Properties, which took place after June 30, 1999, the related application of the earnest money deposits to the purchase price, issuance of mortgage debt, borrowings under the credit facility and the assumption of security deposits, accrued property taxes, and other liabilities.

                 COMBINED STATEMENTS OF EXCESS OF REVENUES
                     OVER SPECIFIC OPERATING EXPENSES
           FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Merry Land Properties, Inc.:

     We have audited the accompanying combined statements of excess of revenues over specific operating expenses of the PROPERTIES ACQUIRED FROM THE EQUITY RESIDENTIAL PROPERTIES TRUST LIMITED LIABILITY COMPANIES for the years ended December 31, 1996, 1997, and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of excess of revenues over specific operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of excess of revenues over specific operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 2, the financial statements exclude certain expenses that would not be comparable with those resulting from the operations of the property after acquisition by Merry Land Properties, Inc. The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the properties' revenues and expenses.

     In our opinion, the combined statements of excess of revenues over specific operating expenses referred to above present fairly, in all material respects, the excess of revenues over specific operating expenses (exclusive of expenses described in Note 2) of the Properties Acquired from the Equity Residential Properties Trust Limited Liability Companies for the years ended December 31, 1996, 1997, and 1998 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP
-----------------------
    Arthur Andersen LLP


Atlanta, Georgia
August 27, 1999

                 COMBINED STATEMENTS OF EXCESS OF REVENUES
                     OVER SPECIFIC OPERATING EXPENSES
           FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998
                  AND THE SIX MONTHS ENDED JUNE 30, 1999

                                    1996       1997       1998        1999
                                    ----       ----       ----        ----
                                                               (Unaudited)
REVENUES:
  Rents (Note 1)              $5,371,850 $6,417,773 $8,670,730  $4,570,227
  Other income                   297,801    415,909    451,244     249,935
                              ---------- ---------- ----------  ----------
       Total revenues          5,669,651  6,833,682  9,121,974   4,820,162

SPECIFIC OPERATING EXPENSES
(Note 2):
  Operating                    1,967,490  2,288,552  2,591,636   1,196,759
  General and administrative     122,223    208,931    232,526      98,972
  Real property taxes            417,432    440,204    661,621     369,756
                              ---------- ---------- ----------  ----------
       Total specific
       operating expenses      2,507,145  2,937,687  3,485,783   1,665,487

EXCESS OF REVENUES OVER
SPECIFIC OPERATING EXPENSES   $3,162,506 $3,895,995 $5,636,191  $3,154,675
                              ========== ========== ==========  ==========

     The accompanying notes are an integral part of these statements.

            NOTES TO COMBINED STATEMENTS OF EXCESS OF REVENUES
                     OVER SPECIFIC OPERATING EXPENSES
           FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998
                  AND THE SIX MONTHS ENDED JUNE 30, 1999

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF TRANSACTION

     In six separate transactions on August 23, 1999, Merry Land Properties, Inc. and a wholly owned subsidiary (collectively, the "Company") acquired all of the membership interests in six limited liability companies, each of which own one of the acquired apartment communities. Each of the six acquired communities had been owned by one of six Delaware limited liability companies whose members were the Company and ERP Operating Partnership, a subsidiary of Equity Residential Properties Trust. ERP Operating Partnership held substantially all of the capital accounts of each limited liability company, having contributed the apartment communities to the limited liability companies. The Company held a 50% profits interest, after payment of a preferred return to ERP Operating Partnership, in each Delaware limited liability company. The Company also had an option to purchase the Delaware limited liability company interests owned by ERP Operating Partnership. The acquisition cost of the properties listed below for each property represents the option price paid directly or indirectly to ERP Operating Partnership for indirect ownership interests in the properties.

DESCRIPTION OF PROPERTIES

     Below are descriptions of the properties acquired:

                                                          Date    Acquisition
Name of Apartments     Market Location            Units  Built       Cost
------------------     ---------------            -----  -----    -----------
Hammocks at Long Point Savannah, Georgia           308    1997    $20,621,789
Huntington             Savannah, Georgia           147    1986      5,752,204
Magnolia Villa         Savannah, Georgia           144    1986      5,001,066
Summit Place           Charleston, South Carolina  226    1985      6,939,825
Windsor Place          Charleston, South Carolina  224    1984      9,753,695
Woodcrest              Augusta, Georgia            248    1982      5,991,757


RENTAL INCOME

     Rents from leases are accounted for ratably over the term of each lease, which is generally for a period of 12 months or less.

2.  BASIS OF ACCOUNTING

     The accompanying combined statements of excess of revenues over specific operating expenses are presented on the accrual basis of accounting. The statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses not comparable to the operations of the properties after acquisition by the Company, such as depreciation, interest, and management fees.

                                 PART II
                INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate (other than the Commission Registration Fee and the National Association of Securities Dealers, Inc. (the "NASD" Filing Fee)) of the fees and expenses, all of which are payable by the company, in connection with the registration and sale of the securities being registered hereunder:


Commission Registration Fee...................
OTC Bulletin Board............................
Initial Trustees' Fees........................
Blue Sky Fees and Expenses....................
Legal Fees and Expenses.......................
Wachovia Securities, Inc. Fees................    100,000
Accounting Fees and Expenses..................     10,000
Printing Expenses.............................     30,000
Miscellaneous.................................
     Total

ITEM 32.  SALES TO SPECIAL PARTIES

None.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES

     On October 15, 1998, in a private transaction, the company issued to Merry Land & Investment Company, Inc. (the company's parent corporation at the time) 2,151,315 shares of common stock, 5,000 shares of Series A Redeemable Cumulative Preferred Stock ($1,000 liquidation preference per share), $18,317,429 of senior debt, and $20,000,000 of subordinated debt. The securities were issued in exchange for five apartment communities, four apartment development sites, five commercial properties, six commercial sites, approximately 4,800 acres of undeveloped land, and other assets, all received from Merry Land & Investment Company, Inc. The securities were issued in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933. Following the issuance of securities on October 15, 1998, the common stock of Merry Land Properties was spun off to the common stockholders of Merry Land & Investment Company, Inc.

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The company provides officers and directors liability insurance coverage. In addition, the Georgia Business Corporation Code ("GBCC") permits a Georgia corporation to include in its articles of incorporation and Merry Land's articles contain a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) any appropriation, in violation of his duties, of any business opportunity of the corporation;
(b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director for unlawful distributions to stockholders when the director did not prudently perform his duties in good faith in the best interests of the corporation; or (d) any transaction, whether or not involving action in the director's official capacity, from which the directors derived a personal benefit that is determined by the corporation (or, if necessary, by the courts) to be improper. Pursuant to Merry Land's Articles, Merry Land shall indemnify its directors and officers, whether serving Merry Land or at its request any other entity, to the full extent required or permitted by the GBCC now if force, including the advance of expenses to the full extent permitted by law. This indemnification and advancement of expenses shall continue to a person who has ceased to be a director or officer, unless otherwise provided when a director's or officer's term is terminated.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

Not Applicable.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) The following financial statements are filed as a part of the registration statement in the prospectus:

      Historical Financial Statements from Form 10-Q for the Quarter Ended
          June 30, 1999

          Consolidated Balance Sheets as of June 30, 1999 (Unaudited) and December 31, 1998

          Consolidated Statements of Income for the Three and Six Months ended June 30, 1999 and 1998 (Unaudited)

          Consolidated Statement of Cash Flows for the Six Months ended

          June 30, 1999 and 1998 (Unaudited)

      Historical Financial Statements from Form 10-K for the Year Ended
          December 31, 1998

          Report of Independent Public Accountants

          Consolidated Balance Sheets as of December 31, 1998, 1997 and
          1996

          Consolidated Statements of Income for the Years ended December 31, 1998, 1997, and 1996

          Consolidated Statements of Stockholders' Equity for the Years ended December 31, 1998, 1997, and 1996

          Consolidated Statements of Cash Flows for the Years ended December 31, 1998, 1997, and 1996

          Notes to Consolidated Financial Statements

          Report of Independent Public Accountants on Schedule

          Schedule XI - Real Estate and Accumulated Depreciation as of December 31, 1998

      Pro Forma Financial Statements (Unaudited)

          Consolidated Statements of Income for the Six Months ended June
          30, 1999

          Consolidated Statements of Income for the Year Ended December 31,
          1998

          Notes and Assumptions to Consolidated Statements of Income

          Consolidated Balance Sheet as of June 30, 1999

          Notes and Assumptions to Consolidated Balance Sheet

     Properties Acquired From the Equity Residential Properties Trust Limited Liability Companies

          Report of Independent Public Accountants

          Combined Statements of the Excess of Revenues over Certain
          Operating

          Expenses for the Years Ended December 31, 1996, 1997, and 1998 and the Six Months Ended June 30, 1999 (Unaudited)

          Notes to Combined Statements of Excess Revenues

   (b) The following exhibits are included as part of this registration statement:

        (3)  ARTICLES OF INCORPORATION AND BY-LAWS

             3.1 Articles of Incorporation, as amended by Articles of Amendment to Articles of Incorporation re Series A Redeemable Cumulative Preferred Stock (incorporated herein by reference to Exhibit 3(i) to Merry Land's Annual Report on Form 10-K filed March 31, 1999, file number 000-29778).

             3.2 Bylaws, as amended on January 28, 1999 (incorporated herein by reference to Exhibit 3(ii) to Merry Land's Annual Report on Form 10-K filed March 31, 1999, file number 000-29778).

        (4)  INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS, INCLUDING
             INDENTURES:

             4.1  Form of Common Stock Certificate.+

             4.2  Form of Preferred Security.+

             4.3  Certificate of Trust of Merry Land Capital Trust.*

             4.4 Form of Amended and Restated Trust Agreement of Merry Land Capital Trust.*

             4.5 Form of Junior Convertible Subordinated Trust Indenture between Merry Land Properties, Inc. and First Union National Bank as Indenture Trustee.*

             4.6 Form of Junior Convertible Subordinated Debenture (included as Sections __ and __ to Exhibit 4.5).*

             4.7  Form of Guarantee Agreement between Merry Land
                  Properties, Inc. as Guarantor and First Union National Bank as Guarantee Trustee, regarding the Preferred Securities of Merry Land Capital Trust.*

             4.8  The following instruments each dated August 23, 1999:

                  (a) Deed to Secure Debt and Security Agreement for ML Hammocks at Long Point, L.L.C.*; and
                  (b)  Promissory Note for ML Hammocks at Long Point,
                       L.L.C.*

                  The Company has additional long-term debt that does not exceed ten (10%) percent of the total assets of Merry Land and its subsidiaries on a consolidated basis. Merry Land agrees to furnish a copy of any such instrument to the Commission upon request.

        (5)  OPINION REGARDING LEGALITY

             5.1 Opinion of Hull, Towill, Norman, Barrett & Salley, P.C. with respect to the legality of the securities being registered.+

             5.2 Opinion of Young Conaway Stargatt and Taylor, LLP, special Delaware Counsel, as to the validity of the issuance of the Preferred Securities being issued by Merry Land Capital Trust.+

        (8)  OPINION REGARDING TAX MATTERS

             8.1 Opinion of Hull, Towill, Norman, Barrett & Salley, P.C. with respect to tax matters.+

        (10) MATERIAL CONTRACTS

             10.1 The Company's Development Agreement with ERP Operating
                  Limited Partnership dated October 19, 1998 (incorporated herein by reference to Exhibit 10.1 to Merry Land's Annual Report on Form 10-K filed March 31, 1999, file number 000-29778.

             10.2 The Company's 1998 Management Incentive Plan
                  (incorporated herein by reference to Appendix F to Exhibit 10.1 of the Company's Registration Statement on Form 10 filed September 4, 1998).

             10.3 Directors Stock Compensation Plan (incorporated herein by reference as Exhibit 4.3 to the Company's Registration Statement on Form S-8 filed April 19, 1999, registration number 333-76521.

        (12) STATEMENTS REGARDING COMPUTATION OF RATIOS

             12.1 Ratio of Earnings to Fixed Charges and Preferred
                  Dividends*

        (21) SUBSIDIARIES OF MERRY LAND PROPERTIES, INC.*

        (23) CONSENTS OF EXPERTS AND COUNSEL:

             23.1 Consent of Arthur Andersen LLP.*

             23.2 Consent of Hull, Towill, Norman, Barrett & Salley, P.C.
                  (contained in their opinion set forth in Exhibit 5.1 and 8.1).+

             23.3 Consent of Young Conaway Stargett and Taylor, LLP
                  (contained in their opinion set forth in Exhibit 5.2).+

        (24) POWER OF ATTORNEY:

             24.1 Power of Attorney (included on signature pages of this
                  Registration Statement).

        (25) STATEMENT OF ELIGIBILITY OF TRUSTEE:

             25.1 Form T-1 Statement of Eligibility under the Trust
                  Indenture Act of 1939, as amended, of First Union National Bank, as Trustee under the Trust Agreement with respect to the Preferred Securities.*

             25.2 Form T-1 Statement of Eligibility under the Trust
                  Indenture Act of 1939, as amended, of First Union National Bank, as Trustee under the Trust Agreement with respect to the Trust Indenture and Guarantee Agreement.*

         (99) FORM OF RIGHTS CERTIFICATE.+

*  Filed herewith.

+  To be filed by Amendment

                                SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Augusta, State of Georgia, on October 21, 1999.


  MERRY LAND PROPERTIES, INC.

  By:  /s/ W. Tennent Houston
  ---------------------------
       W.  Tennent Houston
Chairman of the Board, Chief Executive Officer


                             POWER OF ATTORNEY

   Each person whose signature appears below hereby authorizes and appoints
W. Tennent Houston and Michael N. Thompson or any of them, as his attorney-in-fact, with full power of substitution and resubstitution, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-11, and to perform any acts necessary to be done in order to file such amendment with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          NAME                           TITLE                   DATE
    ---------------                 ---------------         ---------------
/s/ W. Tennent Houston
______________________________  Chairman of the Board,     October 21, 1999
W.  Tennent Houston             Chief Executive Officer

/s/ Michael N. Thompson
______________________________  Director, President and    October 21, 1999
Michael N.  Thompson            Chief Operating Officer

/s/ Dorrie E. Green
______________________________  Vice President, Chief
Dorrie E.  Green                Financial Officer,
                                Treasurer and Secretary    October 21, 1999

/s/ David W. Cobb
______________________________  Director                   October 21, 1999
David W. Cobb

/s/ Boone A. Knox
______________________________  Director                   October 21, 1999
Boone A. Knox

/s/ Stewart R. Speed
______________________________  Director                   October 21, 1999
Stewart R.  Speed



   Pursuant to the requirements of the Securities Act of 1933, Merry Land Capital Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Augusta, State of Georgia on October 21, 1999.

  MERRY LAND PROPERTIES, INC.

  By: /s/ W. Tennent Houston
  ---------------------------
       W.  Tennent Houston
Chairman of the Board, Chief Executive Officer

                               EXHIBIT 12.1
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS



                      June 30,              Years Ended December 31
                      --------      ------------------------------------
                          1999      1998    1997    1996    1995    1994
                          ----      ----    ----    ----    ----    ----
Fixed Charges:
Interest on Debt        $1,684     $ 694   $   -   $   -   $   -   $   -
Amortization of debt
discount and expense         -         -       -       -       -       -
                        ------     -----   -----   -----   -----   -----
 Total                  $1,684     $ 694   $   -   $   -   $   -   $   -
                        ======     =====   =====   =====   =====   =====
Preferred Dividends:
 Amount Declared        $    -     $   -   $   -   $   -   $   -   $   -
                        ======     =====   =====   =====   =====   =====
 Gross up to pretax on
 37.97% effective
 tax rate               $    -     $   -   $   -   $   -   $   -   $   -
                        ======     =====   =====   =====   =====   =====
Earnings:
 Net Income             $1,756    $3,057  $4,609  $3,584  $3,554  $3,959
 Add:
 Discount on repayment of
 debt, net of taxes       (722)        -       -       -       -       -
 Provision for
 income taxes              386      (462)      -       -       -       -
 Fixed charges           1,684       694       -       -       -       -
                        ------    ------  ------  ------  ------  ------
                        $3,104    $3,289  $4,609  $3,584  $3,554  $3,959

Ratio of Earnings to
Fixed Charges:             1.8       4.7     N/A     N/A     N/A     N/A
Ratio of Earnings to Fixed
Charges and Preferred
Dividends                  1.8       4.7     N/A     N/A     N/A     N/A

     All periods presented prior to October 16, 1998 represent certain assets and liabilities of Old Merry Land which were spun off to form Merry Land. These statements were prepared in accordance with rules and regulations of the Securities and Exchange Commission applicable to subsidiaries which have been spun off and according, no debt or interest expense has been allocated to Merry Land for these periods. Thus, Merry Land does not have any fixed charges for these periods and disclosure of the ration of earnings to fixed charges is not applicable.

                                EXHIBIT 21
                      SUBSIDIARIES OF THE REGISTRANT

1. Merry Land Property Management, Inc., a Georgia corporation
2. ML South Augusta, Inc., a Georgia corporation
3. ML Apartments I, Inc.
4. ML Apartments II, Inc.
5. ML Apartments III, Inc.
6. ML Apartments IV, Inc.
7. Greentree LLC
8  Marsh Cove LLC
9. West Wind LLC
10.Quarterdeck Apartments LLC
11.Waters Edge Apartments LLC
12.ML Hammocks at Long Point, L.L.C.
13.ML Summit Place, L.L.C.
14.ML Windsor Place, L.L.C.
15.ML Woodcrest (Augusta), L.L.C.
16.ML Huntington, L.L.C.
17.  ML Magnolia Villa, L.L.C.

                              EXHIBIT 23.1
                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTS

     As independent public accountants, we hereby consent to the inclusion in this registration statement of our reports dated January 27, 1999 on the consolidated financial statements and schedule of Merry Land Properties, Inc. and of our report dated August 27, 1999 on the combined statements of excess of revenues over specific operating expenses of the Properties Acquired from the Equity Residential Properties Trust Limited Liability Companies, and to all references to our Firm included in this registration statement.


/s/ ARTHUR ANDERSEN LLP
-----------------------
    Arthur Andersen LLP


Atlanta, Georgia
October 21, 1999